Exhibit 10.2

Execution Version

OFFICE LEASE (NET)

BETWEEN

BETSY ROSS PROPERTY, LLC,

a Delaware limited liability company,

AS LANDLORD,

AND

SHOCKWAVE MEDICAL, INC.,

a Delaware corporation,

AS TENANT,

FOR

GREAT AMERICA TECH CENTER

i

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the “Lease Summary”) is hereby incorporated into and made a part of the attached Office Lease (Net) (this Lease Summary and the Office Lease (Net) to be known collectively as the “Lease”). In the event of a conflict between the terms of this Lease Summary and the Office Lease (Net), the terms of the Office Lease (Net) shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease (Net).

1.	Date:	December 13, 2019.

2.	Landlord:	BETSY ROSS PROPERTY, LLC, a Delaware limited liability company

3.	Address of Landlord:	c/o Alhouse Deaton

230 South California Avenue, Suite 212
Palo Alto, CA 94306
Attention: Mya Smith
Phone: 650-857-1793
Email: myasmith@alhousedeaton.com

4.	Tenant:	SHOCKWAVE MEDICAL, INC., a Delaware corporation

5.	Address of Tenant:	5403 Betsy Ross Drive,
Santa Clara, California 95054
Attention: General Counsel
Email: legal@shockwavemedical.com

6.	Guarantor(s):	None.

7.	Phase 1:

The building located at 5353 Betsy Ross Drive, Santa Clara, California, as shown on Exhibit B-1 (the “5353 Building”) comprised of Fifty Thousand Two Hundred (50,200) rentable square feet. The 5353 Building includes two floors (each, a “Floor”): (a) the first (1st) floor is comprised of Twenty-Four Thousand One Hundred Thirty-Five (24,135) rentable square feet (the “5353 First Floor”); and the second (2nd) floor is comprised of Twenty-Six Thousand Sixty-Five (26,065) rentable square feet (the “5353 Second Floor”).

8.	Phase 2:

The building located at 5403 Betsy Ross Drive, Santa Clara, California, as shown on Exhibit B-2 (the “5403 Building”, collectively with the 5353 Building, the “Buildings” and each, a “Building”) and which the parties agree contains thirty-five thousand (35,000) rentable square feet subject to remeasurement set forth in Section 2.31.3. Notwithstanding the foregoing, until the Phase 2 Commencement Date, all references to the “Building” or “Buildings” shall mean solely the 5353 Building.

9.	Premises:	Until the Phase 2 Commencement Date, the Premises shall mean Phase 1. From and after the Phase 2 Commencement Date, the Premises shall mean collectively Phase 1 and Phase 2.

10.	Property:

The Buildings are located on the real property described on Exhibit C (the “Property”). The Buildings are part of the three (3) building project known as “Great America Tech Center” (the “Project”) The parties agree that the Project contains 120,200 rentable square feet as of the date hereof.

Lease Summary Page 1

11.	Term:

	(a) Initial Lease Term:	Approximately ninety-six (96) complete calendar months from Phase 1 Commencement Date.

	(b) Phase1 Commencement Date:	December 13, 2019

	(c) Phase2 Commencement Date:	September 1, 2022 (except as provided in Section 30.35 below in the event of certain terminations of the Sublease).

	(d) Expiration Date:	December 12, 2027

	(e) Option Term:	One (1) term of sixty (60) months

	(f) Option Term Notice Period	No earlier than twenty-seven (27) months nor later than eighteen (18) months prior to the Expiration Date.

12.	Base Rent:

Rent Period	Months of Initial Lease Term	Monthly Base Rent per Rentable Square Foot of the Premises
12/13/19 - 8/31/20	1-9	$2.25
9/1/20 – 8/31/21	10-21	$2.32
9/1/21 – 8/31/22	22-33	$2.39
9/1/22 – 8/31/23	34-45	$2.46
9/1/23 – 8/31/24	46-57	$2.54
9/1/24 – 8/31/25	58-69	$2.62
9/1/25 – 8/31/26	70-81	$2.70
9/1/26 – 12/12/27	82-96	$2.78

Notwithstanding the foregoing, during the applicable Abatement Period (as defined below) for each Floor of Phase 1, the Base Rent attributable to such Floor shall be abated (the “Abated Base Rent”). If Landlord terminates this Leases as a result of a Default by Tenant beyond applicable notice and cure periods, then, without limiting any other rights and remedies of Landlord, (1) any remaining portion of the Abatement Period as of the date of such Lease termination shall automatically be extinguished and (2) the then unamortized Abated Base Rent to the date of such termination (amortized over the initial 96 months of the Initial Lease Term), shall immediately become due and payable. For the purposes of this Lease, the “Abatement Period” applicable to the 5353 First Floor shall be the first nineteen (19) months after the Phase 1 Commencement Date and the “Abatement Period” applicable to the 5353 Second Floor shall be the first four (4) months after the Phase 1 Commencement Date.

Lease Summary Page 2

13.	Additional Rent:

Tenant’s Proportionate Share of Project Operating Costs:

Prior to the Phase 2 Commencement Date, Tenant’s Proportionate Share of Project Operating Costs shall be the quotient of the rentable square footage of the 5353 Building divided by the total rentable square footage of the Project. From and after the Phase 2 Commencement Date, Tenant’s Proportionate Share of Project Operating Costs shall be the quotient of the rentable square footage of both the 5353 Building and the 5403 Building divided by the total rentable square footage of the Project.

14.	Construction:

	(a) Allowance:	The Allowance is calculated based on the rentable square footage of the two Floors of Phase 1 and Phase 2 and is as follows:

Phase 1: Twenty-Five Dollars ($25.00) per rentable square foot for the 5353 First Floor (the “5353 First Floor Allowance”) and Thirty Dollars ($30.00) per rentable square foot for the 5353 Second Floor (the “5353 Second Floor Allowance”).

Phase 2: Twelve and 50/100 Dollars ($12.50) per rentable square foot for Phase 2 (the “5403 Allowance”).

(b) Landlord Supervision Fee:

Three percent (3%) of the Total Construction Costs with respect to the first One Million Dollars ($1,000,000) of Total Construction Costs, and one and five-tenths percent (1.5%) of the Total Construction Costs with respect to the Total Construction Costs in excess of One Million Dollars ($1,000,000), which Landlord Supervision Fee shall be deducted from the Allowance.

15.	Initial Payments:

(a) LC Amount:

$1,000,000.00 prior to the Phase 2 Commencement Date, and an additional $500,000.00 on the Phase 2 Commencement Date (for a total of $1,500,000.00 on the Phase 2 Commencement Date). The LC Amount shall be subject to reduction as set forth in Addendum 1.

	(b) Prepaid Rent:	$112,950

16.	Permitted Use:

General office, research and development, light manufacturing, machine shop and lab uses (including, but not limited to, surgical equipment, electronic and wet labs) and other ancillary uses directly related thereto permitted under applicable zoning.

17.	Parking:	Non-reserved Parking Spaces: Four (4) non-reserved parking spaces per 1,000 rentable square feet of each Phase upon the applicable Commencement Date for such Phase.

Lease Summary Page 3

18.	Brokers:

	(a) Tenant’s Broker:	Transwestern

19.	Addenda and Exhibits:	The addenda and exhibits listed below are incorporated by reference in this Lease.

Addendum #1— Letter of Credit
Exhibit A	Intentionally Omitted
Exhibit B	Site Plan of Project
Exhibit C	Legal Description
Exhibit D	Term Certification
Exhibit E	Construction
Exhibit E-1	Tenant Improvement Work
Exhibit E-2	Construction Rules and Regulations
Exhibit F	Building Services
Exhibit G	Rules and Regulations
Exhibit H	Parking Agreement
Exhibit I	Environmental Disclosures
Exhibit J	Example Permitted Materials Index
Exhibit J-1	Example Hazardous Materials Procedures
Exhibit K	Form of Subordination, Non-Disturbance And Attornment Agreement

Lease Summary Page 4

Landlord and Tenant hereby agree to the foregoing terms of this Lease Summary.

LANDLORD:	BETSY ROSS PROPERTY, LLC,
a Delaware limited liability company

	By:	/s/ Shaoyuan Wang

	Printed Name:	Shaoyuan Wang

	Title:	President

	Date:	December 13, 2019

TENANT:	SHOCKWAVE MEDICAL, INC.,
a Delaware corporation

	By:	s/ Douglas E. Godshall

	Printed Name:	Douglas E. Godshall

	Title:	CEO

	Date:	December 13, 2019

	Taxpayer ID No.	27 - 0494101

Lease Summary Page 5

OFFICE LEASE (NET)

THIS OFFICE LEASE (NET) (the “Lease”) is made effective as of December 13, 2019 by and between BETSY ROSS PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and SHOCKWAVE MEDICAL, INC., a Delaware corporation (“Tenant”), with reference to the following facts and circumstances:

A.Landlord is the owner of the Project, as defined herein.

B.The Premises covered by this Lease are defined on the Lease Summary and are comprised of Phase 1 located in the 5353 Building and Phase 2 located in the 5403 Building, as such terms are defined on the Lease Summary.

C.The parties desire to enter into this Lease, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing facts and circumstances, the mutual covenants and promises contained herein and after good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties do hereby agree to the following:

ARTICLE 1

LEASE OF PREMISES

In consideration of the Rent and the provisions of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises. In addition, Tenant shall have the non-exclusive right (unless otherwise provided herein) in common with Landlord, other tenants, subtenants, and invitees to use the Common Areas.

ARTICLE 2

DEFINITIONS

Except as otherwise defined in this Lease, capitalized terms shall have the meanings set forth on the Lease Summary. As used in this Lease, the following terms shall have the following definitions:

2.1Additional Rent. All amounts, costs and expenses that Tenant assumes, agrees or is otherwise obligated to pay to Landlord under this Lease other than Base Rent.

2.2Affiliate. An entity that is controlled by, controls, or is under common control with a party. “Control” shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in any entity.

2.3Bankruptcy Code. Title 11 of the United States Code, as amended from time to time.

2.4Base Rent. As set forth on the Lease Summary.

2.5Building Services. As set forth in Exhibit F.

2.6Building Systems. Any plant, machinery, transformers, duct work, cable, wires, and other equipment and facilities, and any systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, any Telecommunications System serving each Building and any other mechanical, electrical, electronic, computer or other systems or equipment that serves each Building in whole or in part.

2.7Business Days. Days other than Saturdays, Sundays and Holidays. If any item must be accomplished or delivered hereunder on a day that is not a Business Day, it shall be timely to accomplish or deliver the same on the next following Business Day.

2.8Business Hours. Not applicable.

2.9Claims. Actions, causes of action, charges, claims, contribution costs, damages, demands, expenses (including, without limitation, attorneys’ fees and fees and costs of consultants and other professionals), fines, liabilities, liens, losses, obligations, penalties, proceedings, response costs, or suits. All references in this Lease to Landlord’s “attorneys’ fees” shall mean and refer to all of Landlord’s fees and costs for attorneys, including in-house attorneys.

2.10Commencement Date. Each of Phase 1 Commencement Date and Phase 2 Commencement Date set forth on the Lease Summary with respect to Phase 1 and Phase 2, as applicable.

2.11Common Areas. The unrestricted parking areas, driveways and walkways, terraces and landscaped areas in and around each Building, and other public or common areas in the Project designated as such by Landlord.

2.12Environmental Laws. All Laws regulating or controlling Hazardous Materials, including, without limitation, the Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health and Safety Code Sections 25300-25395.15, the California Safe Drinking Water and Toxic Enforcement Act (Proposition 65) California Health and Safety Code Section 25249.5 et seq. and the Hazardous Waste Control Law, California Health and Safety Code Sections 25100-25250.25, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq.; the Hazardous Material Transportation Act, 49 U.S.C. 1801 et seq.; and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq.

2.13Expiration Date. As set forth on the Lease Summary, unless otherwise sooner terminated in accordance with the provisions of this Lease.

2.14Force Majeure. Strikes, labor disputes, lockouts, inability to obtain labor, materials, equipment, or reasonable substitutes therefor, acts of God, governmental restrictions, regulations, or controls, judicial orders, enemy or hostile government actions, civil commotion, war, terrorism (foreign or domestic), fire, accident, explosion, falling objects or other casualty, or other causes beyond the reasonable control of the party obligated to perform hereunder.

2.15Intentionally deleted.

2.16Hazardous Materials. Any hazardous waste or hazardous substance as defined in any Laws applicable to the Project, including, without limitation, the Environmental Laws. “Hazardous Materials” shall also include asbestos or asbestos-containing materials, radon gas, petroleum or petroleum fractions, urea formaldehyde foam insulation, transformers containing levels of polychlorinated biphenyls greater than 50 parts per million, medical waste, biological materials (including without limitation blood and blood products), electromagnetic fields, mold and chemicals known to cause cancer or reproductive toxicity, whether or not defined as a hazardous waste or hazardous substance in any statute, ordinance, rule or regulation.

2.17Holidays. All federally observed holidays, including New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veteran’s Day, Thanksgiving Day and Christmas Day.

2.18Insurance. All costs incurred by Landlord for insurance with respect to the Project, including but not limited to the insurance required under Section 18.1 below.

2.19Interest Rate. The average prime loan rate published by the board of governors of the Federal Reserve System of the United States, as the same may change from time to time, plus three percent (3%) per annum, but not in excess of the maximum rate, if any, allowed by Law for the transaction on which interest is being calculated.

2.20Landlord Related Parties. Landlord, Landlord’s Affiliates, and the members, principals, beneficiaries, partners, trustees, shareholders, directors, officers, employees, mortgagees, investment managers, property managers, brokers, contractors, attorneys, and agents of Landlord and Landlord’s Affiliates, and the successors of such parties.

2.21Law or Laws. All federal, state, county and local governmental and municipal laws, statutes, ordinances, rules, regulations, requirements, codes, decrees, orders, and decisions by courts and cases, when the decisions are considered binding precedent in the State, and decisions of federal courts applying the Law of the State; including but not limited to The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), the California Building Standards Law, Health and Safety Code Sections 18901-18949.1, Title 24 of the California Code of Regulations, and all seismic retrofit or other earthquake protection requirements, and any regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time.

2.22Lease Year. Each twelve (12) month period or portion thereof during the Term, commencing with the Phase 1 Commencement Date, without regard to calendar years; provided, however, if the Phase 1 Commencement Date is not the first day of the month, then the first (1st) Lease Year shall commence on the first day of the first calendar month after the Phase 1 Commencement Date and be deemed to include the partial month at the beginning of the Term.

2.23Mortgagee. The lessor under any present and future ground or underlying lease of the Property and the holder of any mortgage, deed to secure debt or trust deed now or hereafter in force against the Property or any Building.

2.24Operating Costs. All costs reasonably incurred by Landlord or its agents in the ownership, management, maintenance, repair, replacement, improvement, alteration and operation of the Project, which may include, without limitation, any or all of the following: (a) utilities; (b) supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project; (c) landscaping;(d) parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, re-striping, and cleaning; (e) intentionally omitted; (f) fees, charges and other costs, including, without limitation, reasonable consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Project; (g) compensation (including, without limitation, employment taxes and fringe benefits) of all persons who perform duties in connection with the operation, maintenance, repair, or overhaul of the Project, and equipment, improvements, and facilities located within the Project; (h) operation and maintenance of a room for delivery and distribution of mail to tenants of the Project as required by the U. S. Postal Service, along with any space Landlord provides for non-exclusive use by tenants, such as conference centers, exercise facilities and other project amenities (including, without limitation, an amount equal to the fair market rental value of the space used for such purposes); (i) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (j) operation, repair and maintenance, but not replacement, of the Common Areas, the maintenance and repair, but not replacement, of the non-structural elements of each Building’s roof (including the roof membrane), and the maintenance, but not repair and replacement, of each Building’s structure; (k) janitorial service, alarm and security service, trash removal for the Common Areas; (1) intentionally omitted; (m) maintenance and replacement of curbs and walkways; (n) intentionally omitted; (o) intentionally omitted; (p) management of the Project, whether by Landlord or an independent contractor (including, without limitation, an amount equal to the fair market value of any manager’s office; provided, that if such manager’s office is located off-site, the fair market value of such office shall be equitably allocated among all buildings managed by such office); (q) rental expenses for (or a reasonable depreciation allowance on) personal property used in maintenance, operation or repair of the Project; (r) licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments that may affect Operating Costs; (s) intentionally omitted; (t) the costs incurred in connection with the implementation and operation of any transportation system management program or similar program; (u) any non-capital costs, expenditures, or charges required by any governmental or quasi-governmental authority; and (v) amortization of capital expenses (including, without limitation, financing costs) (A) that are intended as a labor saving device or to effect other economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required under any Law, or (C) that are in Landlord’s opinion necessary to maintain the Project, or any portion thereof, in good condition and repair; provided that such cost shall be amortized (including interest on the unamortized cost) over its useful life as reasonably determined by Landlord in accordance with accounting practices generally consistent with generally accepted accounting principles consistently applied (“GAAP”) and/or conforming to sound real estate management principles to the extent inconsistent with GAAP. Notwithstanding anything to the contrary in this Lease, “Project Operating Costs” shall not include all or any portion of the following:

2.24.1Costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space;

2.24.2Utilities or services sold to Tenant or others for which Landlord is entitled to reimbursement (other than through any operating cost reimbursement provision similar to the provisions set forth in this Lease);

2.24.3Costs of alterations to the Project that are considered capital expenditures, capital improvements or replacements of such capital improvements under sound real estate management principles, except to the extent amortized as set forth in subsection (v) above;

2.24.4Depreciation and amortization, except on materials, small tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation and amortization would otherwise have been included in the charge for such third party services, all as determined in accordance with sound real estate management principles;

2.24.5Costs attributable to services, improvements or other benefits that are not provided by Landlord to Tenant, but which are provided to other tenants of the Project;

2.24.6Overhead or any profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the cost of such services that could be obtained from equally qualified third parties on a competitive basis or at market rates;

2.24.7Except as otherwise specifically provided in subsection (v) above, interest on debt or amortization on any mortgages, other charges, costs and expenses payable under any mortgage, if any, and costs for financing and refinancing the Project;

2.24.8Ground rents;

2.24.9Compensation and employee benefits paid to clerks, attendants or other persons in any commercial concession operated by Landlord;

2.24.10Rentals and other related expenses incurred in leasing equipment, the cost of which would otherwise be excluded capital expenses hereunder, except equipment used (a) in performing repairs and replacements and/or in providing janitorial or similar services and which is not affixed to the Project, or (b) in case of emergency;

2.24.11Electrical power, or any other utility or service for which Tenant directly contracts with and pays an electrical service company, utility company or other service provider;

2.24.12Marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project and costs arising from the violation by Landlord or any other occupant of the Project of the terms and conditions of any lease (including this Lease) or other agreement;

2.24.13Costs covered by insurance maintained or required to be maintained by Landlord under this Lease;

2.24.14Costs covered by warranties;

2.24.15Any service provided directly to and paid directly by any tenant, including Tenant;

2.24.16Wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project;

2.24.17Penalties or fines occasioned by the violation of any Law by Landlord, any other occupant of the Project, or their respective agents, employees or contractors;

2.24.18Costs of structural repairs and replacements (including structural roof repairs and replacements) to the Project or any part thereof, except as specifically permitted in Section 2.24(j), above;

2.24.19Costs incurred in connection with the presence of any Hazardous Material;

2.24.20Except for Landlord’s commercially reasonable deductible amounts (which shall not exceed $25,000 (other than with respect to the earthquake deductible)), costs occasioned by casualties or condemnation, except that any commercially reasonable deductible in connection with an earthquake shall be amortized over the remainder of the useful life of the items repaired or reconstructed with such deductible and only the amortized portion of such deductible applicable to a given calendar year shall be included within Operating Costs for such calendar year;

2.24.21Costs to correct any currently existing construction defect in the Premises or the Project (whether latent or patent), or costs to comply with any Law first applicable to the Project prior to the Phase 1 Commencement Date;

2.24.22Increases in insurance costs caused by the activities of any occupant of the Project; and 2.24.23Expense reserves.

2.25Permitted Use. As set forth on the Lease Summary.

2.26Permitted Transfer. “Permitted Transfer” shall mean an assignment or subletting of all or a portion of the Premises to (1) an Affiliate of Tenant, (2) any corporation or other business entity that succeeds to the business of Tenant as a result of a merger, consolidation or other business reorganization, or (3) any corporation or other business entity which acquires all or substantially all of the assets or ownership interests of Tenant, where (with respect to any party set forth in subsections (1) through (3)), (a) the transferee or successor (as applicable) assumes, in full, the obligations of Tenant under this Lease; (b) to the extent Tenant continues to exist, Tenant remains fully liable under this Lease; (c) the use of the Premises falls within the Permitted Use; (d) after such transaction is effected, the tangible net worth of the tenant hereunder is equal to or greater than the tangible net worth of Tenant as of the date immediately prior to the transaction; (e) Landlord shall have received an executed copy of all documentation effecting such transfer promptly after its effective date; and (f) the same is not a subterfuge by Tenant to avoid its obligations under this Lease.

Additionally, “Permitted Transfer” shall also include any Change of Control, where (a) Tenant remains fully liable under this Lease; (b) the use of the Premises falls within the Permitted Use; (c) after such transaction is effected, the tangible net worth of the tenant hereunder is equal to or greater than the tangible net worth of Tenant as of the date immediately prior to the Change of Control; (d) Landlord shall have received reasonable notice and documentation evidencing that such Change of Control satisfies the conditions in (a) through (d) of this paragraph on or before its effective date (except where prohibited by Law or commercially reasonable confidentiality restrictions appurtenant to the Change of Control transaction, in which case the same shall be provided promptly after such prohibition expires); and (e) the same is not a subterfuge by Tenant to avoid its obligations under this Lease.

2.27Permitted Transferee. The Transferee pursuant to a Permitted Transfer.

2.28Project. The Property, the Buildings and any other improvements on the Property.

2.29Project Operating Costs. Operating Costs, Taxes and Insurance.

2.30Rent. Base Rent and Additional Rent.

2.31Rentable Area; Measurement. Rentable Area shall be the measurement of rentable area or rentable square feet as set forth in the Lease Summary. No representation or warranty of any kind, express or implied, is given to Tenant with respect to the Rentable Area of either Floor, Phase, Building or any other portion of the Project. Landlord shall have no liability to Tenant if the approximate square footages described in this Lease differs from the actual square footages.

2.32Rules and Regulations. As set forth in Exhibit G.

2.33State. The state in which the Project is located.

2.34Taxes. All taxes and assessments (whether special or general, ad valorem or non-ad valorem, voluntary or non-voluntary, and regardless of whether the same are deductible for Landlord’s income tax purposes), water and sewer charges, and other similar government charges levied on or attributable to any Building or the Project or their operation, including, without limitation (a) real property taxes or assessments levied or assessed against any Building or the Project; (b) assessments or charges levied or assessed against any Building or the Project by any redevelopment agency, municipality or governmental or quasi-governmental agency, including but not limited to any assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies, any assessments resulting from Landlord’s participation in a “PACE” program, and any taxes or assessments levied by a Community Facilities District; (c) any tax, assessment, levy, license fee or charge measured by or based, in whole or in part, by Rent received from the leasing of the Premises, any Building, or the Project, or any portions thereof; (d) general or special, ad valorem, non-ad valorem or specific, excise, capital levy, or other tax, assessment, levy, or charge directly on the Rent received under this Lease or on the rent received under any other leases of space in any Building or the Project; (e) any transfer, transaction, or similar tax, assessment, levy, or charge based directly or indirectly upon the transaction represented by this Lease or other leases in the Project; (f) any franchise or margin tax imposed by any governmental entity; (g) any possessory interest, occupancy, use, per capita, or other tax, assessment, levy, or charge based directly or indirectly upon the use or occupancy of the Premises or other premises within any Building or the Project; (h) interest on installments as charged by the taxing authority; and (i) the reasonable costs and expenses of any reasonable contest or protest of Taxes prosecuted by Landlord, including, without limitation, any appraisal fees and attorneys’ fees. Taxes and Project Operating Costs shall not include (i) any net income, capital stock, gift, transfer, estate or inheritance taxes imposed by the State or Federal Government or their agencies, branches, or departments; (ii) tax penalties, interest or late charges incurred as a result of Landlord’s failure to make timely payment of Taxes; and (iii) any taxes or assessments imposed on land and improvements other than the Project. Notwithstanding the foregoing, if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on the Project shall be discontinued or reduced and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed, wholly or partially, as a capital levy or otherwise (a “Substitute Tax”), then such Substitute Tax shall be included within the definition of Taxes. Tenant hereby waives, and assigns, transfers and conveys to Landlord, any and all rights to contest or protest any Taxes For purposes of determining Taxes, Landlord shall be deemed to have paid assessments in installments over the longest period of time permitted by the applicable jurisdiction. Taxes with respect to any building in the Project other than Phase 1 and Phase 2 shall not be allocated to Tenant in any manner and shall be charged solely to such other buildings.

2.35Telecommunications Systems. All telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, satellite and any other transmission systems, for part or all of any telecommunications within the Buildings or from the Buildings to any other location.

2.36Tenant Related Parties. Tenant, its Affiliates, agents, contractors, subcontractors, employees, invitees (while in the Premises only), subtenants, transferees, and any other party claiming by, through or under Tenant.

2.37Tenant’s Cost Allocation. The sum of the following: (a) Tenant’s Proportionate Share of Operating Costs for the year in question; (b) Tenant’s Proportionate Share of Taxes for the year in question; and (c) Tenant’s Proportionate Share of Insurance for the year in question. If at any time during the Term Operating Costs, Taxes and/or Insurance are not based on a completed and fully assessed Project having at least ninety-five percent (95%) of the Rentable Area occupied, then Operating Costs, Taxes and/or Insurance shall be adjusted by Landlord in order reasonably to approximate the variable components of Operating Costs, Taxes and/or Insurance for such year or applicable portion thereof, employing sound accounting and management principles, that would have been payable if the Project were completed, fully assessed and at least ninety-five percent (95%) occupied.

2.38Tenant’s Property. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment, office equipment and other personal property located in the Premises and acquired by or for the account of Tenant, where the cost therefor was neither paid for or reimbursed by Landlord, that can be removed without structural damage to any Building, and all furniture, furnishings, records, files and other articles of movable personal property owned by Tenant and located in the Premises; however, in no event shall Tenant’s Property include any equipment or other property that Landlord reasonably determines is a leasehold improvement (e.g., rooftop or supplemental air conditioning units).

2.39Tenant’s Proportionate Share. As set forth on the Lease Summary. Such share is a fraction, the numerator of which is the Rentable Area of the Premises, and the denominator of which shall be the Rentable Area of the Project, it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Lease, for purposes of determining Tenant’s Cost Allocation, Landlord may, in its reasonable discretion but in accordance with sound accounting and management practices consistently applied, calculate all or any portion of Operating Costs, Taxes and Insurance for each Building separately from the Project, if and to the extent that the same solely benefit any Building, in which event Tenant’s Proportionate Share shall be one hundred percent (100%) with respect to such items. In addition, Landlord shall not include in Tenant’s Cost Allocation costs relating solely to other building(s) in the Project except the Buildings. Tenant’s Proportionate Share is subject to recalculation in accordance with changes in the Rentable Area of the Premises or the Project resulting from a change in the physical size of the footprint of the Premises or the footprint of any other building in the Project. Landlord reserves the right to create pools of similarly situated tenants for the purpose of allocating certain Operating Costs that benefit only the tenants in such pool (“Specialized Operating Costs”). For the purpose of allocating Specialized Operating Costs for any pool of which Tenant is a member, Tenant’s Proportionate Share shall be a fraction, the numerator of which shall be the Rentable Area of the Premises, and the denominator of which shall be the Rentable Area of the premises of all tenants in such pool.

2.40Term. As set forth on the Lease Summary, as the same may be extended from time to time.

2.41Transfer. An assignment, mortgage, pledge, hypothecation, encumbrance, lien or other transfer of this Lease or any interest hereunder, a transfer by operation of law, a sublease or license of the Premises or any part thereof, or the use of the Premises by any party other than Tenant and its employees (including any assignment, mortgage, pledge, hypothecation, encumbrance, lien or other transfer of this Lease or any interest hereunder or a sublease of the Premises or any part thereof by Tenant’s heirs and/or executors). Except in the case of a Permitted Transfer as provided in Section 2.26 above, “Transfer” shall also include (a) if Tenant is a partnership, limited liability company or any other non-corporate entity, the withdrawal or change, voluntary, involuntary or by operation of law, of forty percent (40%) or more of the partners, members or owners, or transfer of forty percent (40%) or more of partnership, membership or ownership interests, within a twelve (12)-month period, or the dissolution of the partnership or company without immediate reconstitution thereof and (b) if Tenant is a corporation, the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of forty percent (40%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period (each, under (a) and (b), above a “Change of Control”). Notwithstanding the foregoing or anything in this Lease to the contrary, the sale, issuance or transfer of Tenant’s capital stock or other equity interests, or the issuance of debt, any of which occur in connection with an equity financing, debt financing or through the “over the counter” market or any recognized national or international securities exchange, including transfers and issuances as part of an initial public offering of Tenant’s stock, shall not be included in determining whether a Change of Control has occurred and shall not be a Transfer.

2.42Transferee. Any person or entity to whom or which any Transfer is made.

ARTICLE 3

PREMISES AND DELIVERY OF POSSESSION

3.1Delivery of Possession. Landlord and Tenant acknowledge and agree that Tenant currently occupies, and as of the date immediately preceding the Phase 2 Commencement Date, will occupy Phase 2 pursuant to a sublease between Tenant and the current tenant of Phase 2 (the “Sublease”); consequently, Landlord shall have no obligation to deliver physical possession of Phase 2 to Tenant on the Phase 2 Commencement Date, and, except for Landlord’s express obligations and warranties set forth in this Lease, Tenant hereby waives any and all Claims Tenant may have with respect to the condition of the Premises as of the applicable Commencement Date.

3.2Commencement Date. If either Commencement Date is not fixed on the Lease Summary, once such Commencement Date is fixed, within ten (10) days following request by Landlord, Tenant will execute and deliver to Landlord a certificate substantially in the form of Exhibit D attached hereto and made a part hereof, indicating thereon any exceptions thereto that may exist at that time. Failure of Tenant to execute and deliver such certificate within ten (10) days following its request by Landlord shall constitute binding and conclusive acceptance of the Premises and acknowledgment by Tenant that the statements included in Exhibit D, as prepared by Landlord, are true and correct.

ARTICLE 4

RENT

Tenant agrees to pay to Landlord all Rent payable hereunder, without set-off or deduction, in lawful money of the United States of America. Tenant shall pay the Rent as follows:

4.1Base Rent. Tenant shall pay to Landlord the Base Rent without notice, demand or offset, in installments due and payable in advance on the first (1st) day of each calendar month during the Term. Along with and in addition to each monthly Base Rent payment under the Lease, Tenant shall pay to Landlord any sales or privilege tax required under applicable Law. In the event of any fractional calendar month, Tenant shall pay a prorated amount of Base Rent for each day in such partial month based on the actual number of days in the month. Concurrent with Tenant’s execution of this Lease, Tenant will deliver to Landlord the prepaid rent set forth in Section 13 of the Lease Summary, which Landlord shall apply to the first (1st) month’s Base Rent and Tenant’s Cost Allocation.

4.2Tenant’s Cost Allocation. In addition to the Base Rent and all other payments due under this Lease, Tenant shall pay Tenant’s Cost Allocation, as follows:

4.2.1Estimated Payments. Tenant shall pay Landlord’s reasonable estimate of Tenant’s Cost Allocation for each calendar year of the Term (the “Estimated Payment”) in advance, in monthly installments, commencing on the first (1st) day of the month following the month in which Landlord notifies Tenant of the amount it is to pay hereunder and continuing until the first (1st) day of the month following the month in which Landlord notifies Tenant of any revised Estimated Payment, provided Tenant shall not be required to make such payments or adjustments thereto on less than thirty (30) days’ notice. Landlord shall estimate from time to time the amount of Tenant’s Cost Allocation for each calendar year of the Term, make an adjustment to the Estimated

Payment due for such calendar year and notify Tenant of the revised Estimated Payment in writing. Within thirty (30) days after Tenant’s receipt of notice of such adjustment and the revised Estimated Payment, Tenant shall pay Landlord a fraction of such revised Estimated Payment for such calendar year (reduced by any amounts paid pursuant to the first sentence of this Section 4.2.1). Such fraction shall have as its numerator the number of months which have elapsed in such calendar year to the date of such payment, both months inclusive, and shall have twelve (12) as its denominator. All subsequent payments by Tenant for such calendar year shall be based upon such adjustment and the revised Estimated Payment. In the event of any fractional calendar month, Tenant shall pay a prorated Estimated Payment for each day in such partial month based on the actual number of days in such month.

4.2.2Reconciliation. Within a reasonable period after the end of each calendar year, Landlord shall deliver to Tenant a statement (the “Statement”) setting forth Tenant’s Cost Allocation for such year. If Tenant’s Cost Allocation for such year exceeds the total of the Estimated Payment made by Tenant for such year, Tenant shall pay Landlord the amount of the deficiency within thirty (30) days of the receipt of the Statement. At the end of the Term, any amount payable by Tenant that would not otherwise be due until after the termination of this Lease, shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be estimated by Landlord with an adjustment to be made once the exact amount is known. If the Estimated Payment made by Tenant exceeds Tenant’s Cost Allocation for such year, then Landlord shall credit against Tenant’s next ensuing Estimated Payment(s) an amount equal to the difference until the credit is exhausted. If a credit is due from Landlord after the Expiration Date, Landlord shall pay Tenant the amount of the credit after deducting therefrom any amounts then owed by Tenant to Landlord within thirty (30) days of the date of the Statement indicating the credit due to Tenant. The obligations of Tenant and Landlord to make payments required under this Section shall survive the expiration or termination of this Lease, and Landlord’s failure to deliver the Statement shall not be deemed a waiver of Landlord’s right to collect additional amounts from Tenant as set forth herein unless Landlord has not delivered the Statement within eighteen (18) months after the expiration of any calendar year; provided, however, Landlord shall have the right to amend any Statement after Landlord’s delivery thereof, regardless of such eighteen (18) month period, if Landlord receives additional tax bills relating to such calendar year after Landlord’s delivery of the Statement, provided Landlord amends the Statement within three (3) months of Landlord’s receipt of the additional tax bill.

4.3Landlord’s Records. Landlord shall maintain records respecting Project Operating Costs and determine the same in accordance with sound accounting and management practices, consistently applied. Tenant or its authorized representative experienced in auditing such records (which may not be an accountant or other consultant compensated on a contingency basis) shall have the right to examine such records (which shall in no event include any other tenants’ leases or Landlord’s tax returns or financial statements) upon reasonable prior notice (except that no such examination may occur during the months of December or April or during Landlord’s fiscal year end, if other than December 31) by specifying the category of Project Operating Costs which records Tenant desires to examine, during normal business hours at a time mutually agreed upon by Landlord and Tenant and at the place or places where such records are normally kept, by sending such notice no later than sixty (60) days following the furnishing of the Statement. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period and may audit Landlord’s records with respect to any given calendar year only once. Tenant may take exception to matters included in Project Operating Costs or Landlord’s computation of Tenant’s Proportionate Share by sending notice specifying such exception and the reasons therefor to Landlord (including any reports prepared by Tenant’s representative and any accompanying data) no later than forty-five (45) days after Landlord makes such records available for examination. If Tenant takes exception to any matter contained in the Statement as provided herein, Landlord shall refer the matter to an independent certified public accountant of Landlord’s choice, subject to Tenant’s reasonable approval, whose certification as to the proper amount shall be final and conclusive as between Landlord and Tenant. If such certification determines that Project Operating Costs were overstated by less than five percent (5%) for the applicable year, Tenant shall promptly pay the cost of such certification. If such certification determines that Project Operating Costs were overstated by five percent (5%) or more for the applicable year, then Landlord shall pay the cost of such certification. Pending resolution of any such exceptions in the foregoing manner, Tenant shall continue paying Tenant’s Cost Allocation in the amounts determined by Landlord, subject to adjustment after any such exceptions are so resolved. Tenant acknowledges that any information gathered through an audit is strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial and legal consultants, or in connection with any proceeding contemplated by this Lease, or in accordance with Law. The Statement shall be considered final, except as to matters to which exception is taken in the manner and within the times specified herein.

4.4Other Taxes Payable by Tenant. In addition to the Base Rent and any other charges to be paid by Tenant hereunder, Tenant shall, as an element of Rent, reimburse Landlord upon demand for any and all taxes payable by Landlord, where such taxes are assessed upon the cost or value of Tenant’s equipment, furniture, fixtures, and other personal property located at the Premises, or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is held by Tenant or Landlord. If it becomes unlawful for Tenant to reimburse Landlord for any taxes or other charges as required under this Lease, the Base Rent shall be revised to net Landlord the same net Rent after imposition of any tax or other charge upon Landlord as would have been payable to Landlord but for the reimbursement being unlawful.

4.5Place of Payment. All Rent shall be paid at the address Landlord may from time to time designate in writing and in no event shall Landlord’s acceptance of Rent from any party other than the Tenant named in the Lease Summary create a tenancy between Landlord and such party.

4.6Interest and Late Charges. If Tenant fails to pay any Rent within five (5) days from when due, the unpaid amounts shall bear interest at the Interest Rate. Tenant acknowledges that the late payment of any Rent will cause Landlord to incur costs and expenses not contemplated under this Lease, including, without limitation, administrative and collection costs and processing and accounting expenses, the exact amount of which is extremely difficult to ascertain. Therefore, in addition to interest, if any such payment is not received by Landlord within five (5) days from when due, Tenant shall pay Landlord a late charge equal to five percent (5%) of such payment; provided, however, that Tenant shall be entitled to written notice of non-payment prior to the commencement of the foregoing five (5) day grace period and the application of such late charge and interest charge, on the first (1st) occasion in any consecutive twelve (12) month period on which Rent is not timely paid. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for loss resulting from Tenant’s nonpayment. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages for any default of Tenant or as limiting Landlord’s remedies in any manner. In addition, any check returned by the bank for any reason will be considered late and will be subject to all late charges, plus a Fifty Dollar ($50.00) fee. Nothing contained herein shall be construed as to compel Landlord to accept any payment of Rent in arrears or late charges should Landlord elect to apply its rights and remedies available under this Lease or at law or in equity in the event of a Default.

ARTICLE 5

OPTION TO EXTEND THE LEASE TERM

5.1Grant and Exercise of Option. Landlord grants to Tenant, subject to the terms and conditions set forth in this Article one (1) option (the “Option”) to extend the Term as to Phase 1, Phase 2 or both for an additional term of sixty (60) months (“Option Term”) and shall be exercised, if at all, by written notice (“Option Notice”) to Landlord no earlier than twenty-seven (27) months prior to the date the Term would expire but for such exercise but no later than eighteen (18) months prior to the date the Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of any additional Option pursuant to this Article 5 and except for tenant improvements, improvement allowances or relocation allowances, free rent or other leasing concessions and inducements, and provided that (x) the Premises shall be deemed to exclude either Phase 1 or Phase 2 for which the Option is not exercised, and (y) Base Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the Base Rent applicable to the period immediately prior to the commencement of the Option Term (without regard to temporary reductions or abatements or reductions then in effect), or (ii) ninety-five percent (95%) of the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary Default under any of the terms, covenants or conditions of this Lease either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of Option

Term, then Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 5.1. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including three percent (3%) annual escalations in years two (2) through five (5) of the Option Term that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the Permitted Use, as determined by the rents then obtainable for direct, non-equity leases of comparable length for space comparable in size, age and quality to the Premises in the Santa Clara submarket. In setting Fair Market Rental, the appraisers shall be instructed to take into account that there will be no: (i) brokerage commissions, and (ii) rent abatements.

5.2Determination of Fair Market Rental. If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the date of exercise. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after delivery to Tenant of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 5.3 below. If Tenant does not timely send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be deemed the agreed upon Fair Market Rental amount to be used in computing Base Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 5.3 below and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Rent the greater of (i) the Base Rent in effect immediately before the start of the Option Term (without regard to temporary reductions or abatements then in effect, or (ii) ninety five percent (95%) of the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 5.3 is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the actual Base Rent due as so determined in this Article 5 within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 5.3 is less than Landlord’s determination, the difference between the amount paid by Tenant and the actual Base Rent due as so determined pursuant to this Article 5 shall be credited against the next installments of Base Rent due from Tenant to Landlord hereunder.

5.3Resolution of a Disagreement over the Fair Market Rental. Any disagreement regarding Fair Market Rental shall be resolved as follows: within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement. If within the 30-day consultation period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two (2) appraisals so submitted differ by less than ten percent (10%) of the higher appraisal, the average of the two shall be deemed as Fair Market Rental. If the two (2) appraisals differ by ten percent (10%) or more of the higher appraisal, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after this selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two (2) previous appraisals and the result shall be Fair Market Rental, or if it is exactly in the middle of the two (2) previous appraisals (i.e. not any closer to one than it is to the other) the third appraisal shall be the Fair Market Rental. All appraisers specified pursuant to this Section 5.3 shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years’ experience appraising office and industrial properties in the Santa Clara submarket. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

5.4Personal to Tenant. The Option provided to Tenant in this Article 5 are not exercisable by any other person or entity whether or not a Transfer has occurred unless Landlord consents to permit exercise of any Option by any assignee or subtenant in Landlord’s sole and absolute discretion; provided, however, that Tenant may include such Option in a Transfer to an assignee of the Tenant’s entire interest in this Lease approved by Landlord pursuant to Article 14 of this Lease or to a Permitted Transferee, and, in such case the Option would be exercisable by such assignee or Permitted Transferee. All Options provided to Tenant in this Lease shall terminate upon the expiration or sooner termination of this Lease and shall not apply during any holdover period.

5.5Upset Right. Landlord and Tenant acknowledge and agree that Landlord has the right to pursue modification of the entitlements of the Project to permit the redevelopment thereof (“Redevelopment Entitlements”). In the event Landlord has secured final, non-appealable Redevelopment Entitlements and Tenant has delivered the Option Notice, on or prior to the date that is the later of eighteen (18) months prior to the commencement of the Option Term or sixty (60) days after Tenant has delivered the Option Notice, Landlord shall have the right, exercisable by delivering written notice to Tenant, to deem the Option Notice rescinded and the Option null and void, and the Term shall expire upon the initial Expiration Date as if no Option had been exercised.

ARTICLE 6

USE

6.1Permitted Use. Tenant may use the Premises solely for the Permitted Use as shown on the Lease Summary, and for no other purpose without Landlord’s consent (which consent may be withheld in Landlord’s reasonable discretion). Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or, so long as the same do not materially interfere with Tenant’s use of the Premises or parking or materially increase Tenant’s obligations under this Lease, hereafter affecting the Project. Tenant shall, at Tenant’s expense, comply with all insurance company and/or Mortgagee requirements pertaining to the use of the Premises. Tenant shall not (a) do or permit anything to be done in or about the Premises that would in any way obstruct or interfere with the rights of other tenants or occupants of any Building or the Project or violate any restrictions or exclusive uses set forth in any other tenants’ leases; (b) injure, or unreasonably interfere with the business of any other tenants or occupants of the Project or any of their invitees; (c) cause, maintain or permit any nuisance arising out of Tenant’s use or occupancy of the Premises; or (d) commit any waste in or upon the Premises, any Building or the Project. Tenant acknowledges that each Building and/or Project has, or in the future may seek, a USGBC or other “green agency” rating and, as a result, such Building and/or Project will be operated pursuant to Landlord’s sustainable practices (as the same may be modified by Landlord from time to time) and, in connection therewith and so long as the same do not materially interfere with the operation of Tenant’s business in the Premises, materially increase Tenant’s obligations under this Lease or materially decrease Tenant’s rights under this Lease, Tenant (i) shall comply with such practices, and (ii) shall not do or permit anything to be done in or about the Premises that would in any way jeopardize any such rating.

6.2Compliance with Law. Tenant acknowledges and agrees that, except as may otherwise be specifically provided in this Lease, Landlord has made no representation or warranty as to whether the Premises, the Buildings or the Project conform to the requirements of Law. Tenant shall be responsible for the cost of any alterations (including structural alterations) in the Premises and/or any alterations to other portions of the Project to comply with Laws necessitated by any Alterations, Tenant Improvements or any change in the Permitted Use after the Phase 1 Commencement Date, provided that such obligations shall also apply to alterations necessitated by any Alterations, Tenant Improvements or change in the Permitted Use arising during the term of the Sublease. Tenant shall not use or occupy the Premises in violation of any Law or the certificate of occupancy issued for each Building or the Project and shall, upon notice from Landlord, immediately discontinue any use of the Premises that is declared by any governmental authority having jurisdiction to be a violation of Law or the certificate of occupancy. A judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant that Tenant has violated any such Laws in the use of the Premises shall be deemed to be a conclusive determination of that fact as between Landlord and Tenant. Should any obligation be imposed by Law, then Tenant agrees, at its sole cost and expense, to comply promptly with such obligations to the extent the same relate to the Premises or Tenant’s use of the Premises, the Buildings or the Project; however, Tenant shall not be required to make alterations in connection with any such compliance except as set forth above. As of the date of this Lease, the Premises and the Project have not been inspected by a Certified Access Specialist.

Except as otherwise expressly set forth in this Section 6.2 and Exhibit E, to the extent that compliance is required under applicable Law (including the ADA), Landlord shall be responsible for all costs and expenses of making any and all changes, alterations or improvements necessary in order to put the Project in compliance with applicable Laws, subject to inclusion in Operating Costs.

6.3Effect on Landlord’s Insurance. Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any property coverage, or other insurance policy covering any Building, the Project or any property located therein. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section.

6.4Construction Related Accessibility Standards Notice. In accordance with California Civil Code Section 1938, Landlord hereby notifies Tenant that, except to the extent known by or previously disclosed to Tenant, as of the date hereof Landlord has no actual knowledge of the Premises having been inspected by a Certified Access Specialist (CASp). The following notice is also hereby inserted pursuant to California Civil Code Section 1938(e): “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” The notice set forth in the prior sentence is not intended to modify Landlord’s or Tenant’s respective obligations expressly set forth in this Lease. As used in this Lease, a “Certified access specialist” or “CASp” means any person who has been certified by the State of California as such pursuant to applicable California law (including without limitation Section 4459.5 of the California Government Code).

Notwithstanding this Section 6.4 above and/or anything to the contrary contained in this Lease, Landlord and Tenant hereby agree and acknowledge that, if Tenant desires to obtain a CASp inspection, it shall be limited to an inspection of the Premises, and in addition:

6.4.1Tenant shall provide Landlord with written notice of its desire to conduct such CASp inspection (“Tenant’s CASp Inspection”), identifying the CASp that will conduct the inspection and providing evidence reasonably satisfactory to Landlord that the CASp is licensed and certified as a Certified Access Specialist in accordance with applicable Laws. Landlord shall have the right to, among other things, (i) select the date and time at which such inspection shall occur, and (ii) have one (1) or more Landlord representatives present during such inspection. Subject to the foregoing, Tenant shall coordinate Tenant’s CASp Inspection with Landlord before the inspection is conducted.

6.4.2Tenant shall (x) provide Landlord with a copy of any and all findings, reports and/or other materials provided by the CASp performing Tenant’s CASp Inspection (collectively, “Tenant’s CASp Report”) not later than two (2) business days following Tenant’s receipt thereof, (y) at all times maintain (and cause to be maintained) Tenant’s CASp Report and its findings (and any and all other materials related thereto) confidential and (z) pay for Tenant’s CASp Inspection and Tenant’s CASp Report prior to delinquency at Tenant’s sole cost and expense. If Tenant receives a disability access inspection certificate, as described in subdivision (e) of California Civil Code Section 55.53, in connection with or following Tenant’s CASp Inspection, then Tenant shall cause such certificate to be provided to Landlord not later than two (2) business days after received by Tenant.

6.4.3If Tenant’s CASp Report identifies any violation(s) of applicable construction-related accessibility standards (“CASp Violation(s)”), then not later than two (2) business days after Tenant’s receipt of Tenant’s CASp Report, Tenant shall provide written notice to Landlord of any and all such CASp Violation(s). In such event, Tenant shall, at Tenant’s sole cost and expense, perform, or cause to be performed, all repairs, modifications and/or other work necessary to correct such CASp Violation(s) (such repairs, modifications and/or other work being collectively referred to herein as “Tenant’s CASp Work”, and Tenant’s CASp Work also constituting Alterations (defined in Section 8) under this Lease). Tenant shall work diligently to prepare all plans and specifications required for Tenant’s CASp Work, to obtain Landlord’s approval of Tenant’s CASp Work and to obtain all permits required for Tenant’s CASp Work, and to thereafter commence (or cause the commencement of) Tenant’s CASp Work in accordance with the terms and conditions set forth in this Lease relating to Tenant’s Alterations. Tenant shall diligently prosecute (or cause to be diligently prosecuted) to completion all of Tenant’s CASp Work in a lien free, good and workmanlike manner, and, promptly following completion, obtain and deliver to Landlord an updated CASp Report (“Tenant’s Updated CASp Report”) showing that the Premises then comply with all applicable construction-related accessibility standards. Any and all costs and expenses associated with Tenant’s CASp Work and/or Tenant’s Updated CASp Report shall be at Tenant’s sole cost and expense. The preceding to the contrary notwithstanding, if Tenant’s CASp Report identifies any CASp Violation(s), Landlord may, at Landlord’s option, perform, or cause to be performed by any of Landlord’s agents, employees, contractors or consultants, the Tenant’s CASp Work necessary to correct such CASp Violation(s) at Tenant’s expense the entire cost of which shall be paid by Tenant to Landlord not later than ten (10) business days following Tenant’s receipt of a written invoice from Landlord.

6.4.4Without limiting the generality of the foregoing, Tenant hereby agrees and acknowledges that: Tenant assumes all risk of, and agrees that Landlord shall not be liable for, any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) sustained as a result of the Premises not having been inspected by a CASp. To the fullest extent permitted by law, Tenant hereby (A) waives and disclaims any objection to, cause of action based upon, or claim that its obligations hereunder should be reduced or limited as a result of, the lack of any CASp inspection of the Premises, and (B) agrees and acknowledges that the lack of such inspection shall in no event diminish or reduce Tenant’s obligations under this Lease.

6.5Use of Common Areas. Use of all Common Areas by any Tenant Related Parties shall at all times be subject to the Rules and Regulations and the exclusive control and management of Landlord.

ARTICLE 7

HAZARDOUS MATERIALS

7.1Indemnity. Tenant shall indemnify, defend and hold harmless all Landlord Related Parties from and against all Claims directly or indirectly arising out of the existence, use generation, migration, storage, transportation, release, threatened release, or disposal of Hazardous Materials (including, without limitation, the Permitted Materials (hereinafter defined)) in, on, or under the Premises, any Building or the Project or in the groundwater under the Project and the migration or transportation of Hazardous Materials to or from the Premises, any Building or the Project or the groundwater underlying the Project, to the extent that any of the foregoing is caused, or alleged to be caused, by any Tenant Related Parties. This indemnity extends to the costs incurred by any Landlord Related Party to investigate, remediate, monitor, treat, repair, clean-up, dispose of, or remove such Hazardous Materials in order to comply with the Environmental Laws; provided that Landlord shall give Tenant not less than thirty (30) days’ advance notice of Landlord’s intention to incur such costs. Notwithstanding anything to the contrary in this Lease under no circumstance shall Tenant be liable for any Claims directly or indirectly arising out of the existence of any Hazardous Materials present in, on, or under the Premises, any Building or the Project or in the groundwater under the Project as of the Phase 1 Commencement Date (“Pre-Existing Hazardous Materials”), except to the extent due to the release or emission of any Hazardous Material by Tenant or its agents or employees in violation of applicable Environmental Laws.

7.2Restriction on Hazardous Materials. Tenant shall not permit any Tenant Related Parties to use, generate, manufacture, store, transport, release, threaten release, or dispose of Hazardous Materials in, on, or about the Premises, any Building or the Project or transport Hazardous Materials from the Premises, any Building or the Project unless Tenant shall have received Landlord’s prior consent therefor, and shall not cause or permit the release or disposal of Hazardous Materials from the Premises, any Building or the Project except in compliance with applicable Environmental Laws; provided, however, Tenant shall be permitted to use, store and dispose of (in accordance with applicable Laws and permits held by Tenant) at the Premises customary office and cleaning supplies and those materials contemplated by the Permitted Use (such as, but not limited to, isopropyl alcohol, acetone, cutting oil and the materials listed in Exhibit J), so long as the same are used in quantities contemplated by the Permitted Use and in compliance with applicable Environmental Laws and are listed in a Hazardous Materials Management Plan that is periodically updated as required by Law and provided to Landlord at least once per year (the “Permitted Materials”). As part of the Hazardous Material Management Plan, Tenant shall maintain on the Premises a master list of the Permitted Materials, other than customary office and cleaning supplies, stored in the Premises (the “Permitted Materials Index,” an example of which is attached hereto as Exhibit J) which shall include (a) the name of the substance containing such Hazardous Materials (including the Permitted Materials), (b) the amount of such substance typically stored therein, and (c) a reference to the location of any MSDS forms associated with such substance as is required to be kept by Law. In addition, Tenant shall maintain and update, to the extent doing so would be prudent and customary for tenants Tenant’s business, written procedures for the safe storage, handling and disposal of such Hazardous Materials (including the Permitted Materials), and an example of Tenant’s current Hazardous Materials management procedures is attached hereto as Exhibit J-1. Tenant shall promptly deliver notice to Landlord if Tenant obtains knowledge that Hazardous Materials are located on the Premises, any Building or the Project that are not in compliance with applicable Environmental Laws or if any third party, including without limitation, any governmental agency, claims a significant disposal of Hazardous Materials occurred on the Premises, any Building or the Project or is being or has been released from the Premises, any Building or the Project. Tenant shall post placards related to Hazardous Materials as required by Law, subject to Landlord’s prior approval (not to be unreasonably withheld, conditioned or delayed) of the location and specifications of such placards.

7.3Investigation of Contamination. Upon reasonable written request of Landlord, Tenant, through its appropriately qualified and licensed professional engineers, and at Tenant’s cost, shall thoroughly investigate suspected Hazardous Materials contamination of the Premises, any Building or the Project that would come within the scope of Tenant’s indemnification and hold harmless obligations as set forth above. Tenant, using duly licensed and insured contractors approved by Landlord, shall promptly commence and diligently complete the removal, repair, clean-up, and detoxification of any Hazardous Materials from the Premises, any Building and the Project as may be required by applicable Environmental Laws that comes within the scope of Tenant’s indemnification and hold harmless obligations as set forth above. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

7.4Chemical Storage Equipment. Subject to the terms and conditions in this Article 7 and Landlord’s reasonable approval, Tenant may install certain above ground chemical storage equipment on or adjacent to the Premises, provided that Tenant shall maintain such equipment and the location thereof in compliance with all applicable Laws.

ARTICLE 8

SERVICES AND UTILITIES

8.1Furnishing of Building Services. Landlord agrees to furnish the Building Services as set forth on Exhibit F. Additionally, Tenant shall obtain and pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises and separately metered to the Premises, including janitorial services, together with all taxes, penalties, surcharges, and maintenance charges pertaining thereto. All Common Area utilities shall be included in Operating Costs pursuant to Article 4 of this Lease. By executing this Lease, Tenant hereby authorizes Landlord, if required in connection with Landlord’s energy usage disclosure obligations under applicable Laws, to obtain information regarding Tenant’s utility and energy usage at the Premises directly from the applicable utility providers and Tenant shall execute, within thirty (30) days of Landlord’s request, any additional documentation reasonably required by any applicable utility provider evidencing such authorization. Further, within thirty (30) days of Landlord’s request, if required in connection with Landlord’s energy usage disclosure obligations under applicable Laws, Tenant shall provide to Landlord all reasonably requested information regarding Tenant’s utility and energy usage at the Premises (which may include copies of Tenant’s utility bills).

8.2Interruption in Services. Landlord shall not be in default hereunder nor be liable for any damages directly or indirectly resulting from, nor shall the Rent be abated (except as provided herein), for any interruption of or diminution in the quality or quantity of Building Services, including, without limitation, when the same is occasioned, in whole or in part, by (a) repairs, replacements, or improvements; (b) by inability to secure or limitation, curtailment, or rationing of, or restrictions on, use of electricity, gas, water, or other form of energy serving the Premises, any Building or the Project; (c) by any accident or casualty; (d) by act or Default by Tenant or other parties; or (e) by Force Majeure. No failure, delay or diminution in Building Services shall ever be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as provided herein) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure, delay or diminution of any Building Services.

Additionally, an “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide Building Services to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is caused by (A) the negligence or willful misconduct of Landlord, its agents, employees or contractors, or (B) Landlord’s exercise of its rights, or the performance of its obligations, under this Lease. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Cost Allocation shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the Rentable Area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Cost Allocation for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Cost Allocation allocable to such reoccupied portion, based on the proportion that the Rentable Area of such reoccupied portion of the Premises bears to the total Rentable Area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. Notwithstanding anything to the contrary contained herein, if Landlord is diligently pursuing the restoration of such Building Services and Landlord provides substitute services reasonably suitable for Tenant’s purposes, for example bringing in portable air conditioning or heating equipment, then there shall be no abatement of Base Rent or Tenant’s Cost Allocation. The term “Eligibility Period” shall mean a period of three (3) consecutive calendar days after Landlord’s receipt of the applicable Abatement Notice. Such right to abate Base Rent and Tenant’s Cost Allocation shall be Tenant’s sole remedy for an Abatement Event. This paragraph shall not apply in case of damage to, or destruction of, the Premises or the Property, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

8.3Intentionally Omitted.

8.4Intentionally Omitted.

8.5Intentionally Omitted.

8.6Safety and Security Devices Services, and Programs. The parties acknowledge that safety and security devices, services, and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in given instances prevent theft or other criminal acts or ensure safety of persons or property. The risk that any safety or security device, service, or program may not be effective, or may malfunction, or be circumvented by a criminal, is assumed by Tenant with respect to Tenant’s property and interests; and Tenant shall obtain insurance coverage to the extent Tenant desires protection against such criminal acts and other losses. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by Law.

8.7Utility Deregulation. If permitted by applicable Law at any time in the future, Landlord shall have the right at any time and from time to time during the Term to contract for electricity service from different companies providing electricity service so long as such companies provide Tenant with commercially reasonable rates (each such company shall hereinafter be referred to as an “Alternate Service Provider”); provided, however, that Tenant shall not, under any circumstances, pay for any costs associated with Landlord’s election to change providers. Tenant agrees to reasonably cooperate with Landlord and any Alternate Service Provider at all times and, as reasonably necessary, to provide reasonable access to any electric facilities within the Premises. Tenant may not elect to use any electricity service provider other than the one designated by Landlord for each Building without the prior consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

8.8Government Energy or Utility Controls. In the event of imposition of any government controls, rules, regulations, or restrictions on the use or consumption of energy or other utilities during the Term, both Landlord and Tenant shall be bound thereby, and the same shall not constitute a constructive eviction of Tenant. In the event of a difference in interpretation by Landlord and Tenant of any such controls, Landlord’s reasonable, good faith interpretation shall prevail, and Landlord shall have the right to enforce compliance therewith, including, without limitation, the right of entry into the Premises to effect compliance.

8.9Telecommunications. Tenant and Tenant’s telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies (“Telecommunications Companies”), shall have no right of access to or within the Project (other than the Premises) for the installation and operation of Tenant’s Telecommunications System without Landlord’s prior consent, which consent is not to be unreasonably withheld or delayed. All work with respect to Tenant’s Telecommunications System shall be subject to the terms of Article 11 of this Lease and such work shall be deemed to be an Alteration.

ARTICLE 9

CONDITION OF THE PREMISES

Except as expressly provided in this Lease, Tenant acknowledges that Tenant is leasing the Premises on an “AS IS, WHERE IS” basis. Subject to Landlord’s express warranties elsewhere in this Lease, (a) Tenant’s possession of Phase 2 pursuant to the Sublease immediately preceding the applicable Commencement Date, and (b) Tenant’s acceptance of possession of Phase 1 as of the Phase 1 Commencement Date, shall be deemed conclusive evidence that, as of the applicable Commencement Date, the Premises were in good order and satisfactory condition. No promise of Landlord to alter, remodel, repair, or improve the Premises, the Buildings or the Project, and no representation, express or implied, respecting any matter or thing relating to the Premises, the Buildings, the Project or this Lease (including, without limitation, the condition thereof) have been made to Tenant by Landlord or its broker or sales agent, other than as may be expressly contained in this Lease. Following the full execution and delivery of this Lease, Tenant shall have the right, but not the obligation, to construct the initial tenant improvements in the Premises as described in Exhibits E and E-1.

ARTICLE 10

REPAIRS AND MAINTENANCE

10.1Landlord’s Obligations. This Lease is intended to be a net lease; accordingly, Landlord’s maintenance obligations are limited to the repair and maintenance of each Building’s structure (i.e., each Building’s roof, foundation and exterior walls) and the Common Areas and as otherwise expressly set forth herein. Each Building’s structure does not include skylights, windows, glass or plate glass, doors, special fronts, or office entries, mechanical systems, fire prevention systems, electrical systems, or plumbing systems, all of which shall be maintained by Tenant. Tenant shall give Landlord prompt notice of Tenant’s knowledge of any damage or condition that Landlord is obligated to repair. Tenant hereby waives and relinquishes any right Tenant may have under any applicable Law now or hereafter in effect to make any repairs at Landlord’s expense including, without limitation, under California Civil Code Sections 1941 and 1942, as the same may be amended or re-codified, or any similar or successor Law.

10.2Tenant’s Obligations. Except as provided in Section 10.1 above, Tenant, at Tenant’s sole expense, shall maintain, repair and replace all non-structural portions of each Building and Premises, including the entire interior and exterior and all improvements now or hereafter located on the Premises, and keep same and all parts thereof in good condition order and repair, including without limitation, the following: (a) all HVAC, plumbing, electrical, sewerage and mechanical systems exclusively serving the Premises; (b) all fixtures, interior walls, floors (excluding subfloors and foundations), carpets, draperies, window coverings, and ceilings; (c) all windows, doors, entrances, and plate glass; (d) interior and exterior lighting; (e) any fire detection or extinguisher equipment; (f) interior walls, (f) public and private utility connections exclusively serving the Premises from the point of connection to the Premises, (j) pipes and mains exclusively serving the Premises from the point of connection to the Premises; and (k) all other fixtures, machinery, apparatus, equipment and appurtenances now or hereafter belonging to, connected with or used in conjunction with the Premises. Tenant’s obligations shall include all necessary repairs and replacements. All such repairs and replacements shall be of reasonably similar quality as the item so replaced and sufficient for the proper maintenance and operation of the Premises. Tenant shall not permit anything to be done upon the Premises (and shall perform all maintenance and repairs thereto so as not) to invalidate, in whole or in part any warranties, or prevent the procurement of any insurance policies that may, at any time, be required under the provisions of this Lease. Tenant shall not obstruct or permit the obstruction of any adjoining street or sidewalk. Notwithstanding anything to the contrary herein, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements necessitated by the acts or omissions of Landlord or any other occupant of the Project, or their respective agents, employees or contractors.

Without limiting the generality of the foregoing, Tenant agrees as follows:

10.2.1Tenant shall enter into a maintenance contract or contracts, in form and substance and with a firm reasonably satisfactory to Landlord and with Landlord’s prior consent, for the maintenance and regular repair of the mechanical systems, including but not limited to the heating, ventilating and air conditioning systems (the “HVAC”), including exhaust fans. Said maintenance contract(s) shall provide, at a minimum, for quarterly inspections, service and cleaning of said units and systems and shall include (but not be limited to) those requirements appearing on Exhibit I attached hereto and made a part hereof. Tenant’s maintenance obligation shall specifically include such adjustments and servicing as each such inspection discloses to be required, and all repairs, testing and servicing as shall be necessary or reasonably required by Landlord or Landlord’s insurance underwriter. If replacement of the HVAC and any equipment, fixtures, units, systems and appurtenances thereto are necessary, Tenant shall replace the same with equipment, fixtures, units, systems and appurtenances of the same quality, and repair all damage done in or by such replacement. Tenant shall provide Landlord with a current copy of such maintenance contract and the scope of work to be performed thereunder. Landlord, at its election, may enter into such contract in place of Tenant and charge Tenant for the cost thereof. Further, at Landlord’s option, Landlord may perform routine filter changes and other preventative maintenance required to be performed by Tenant hereunder and in such case, Tenant shall reimburse Landlord the costs therefor.

Further notwithstanding anything to the contrary herein, if any other replacements for which Tenant is responsible under this Section 10.2 would be considered capital expenditures under GAAP (which for the avoidance of doubt shall not include the HVAC and any other replacements made by Tenant pursuant to Exhibit E and E-1 with respect to Tenant’s initial Tenant Improvements), then Tenant shall not be obligated to make such replacement and such replacement shall be the sole responsibility of Landlord, in which case the entire cost of such replacement shall be amortized over the useful life of such replacement (as Landlord shall reasonably determine in accordance with generally accepted accounting practices) and Landlord and Tenant shall proportionately share the cost of such replacement, with Tenant’s share (1) based on the proportion that the number of months left in the Term bears to the number of months in the useful life of such replacement, and (2) paid within thirty (30) days of Tenant’s receipt of Landlord’s invoice therefor; however, any such calculation shall not include any available extension terms, unless Tenant validly exercises any available extension option, in which case Tenant’s share shall be recalculated upon Tenant’s exercise of any such option (or, if Tenant does not have any available extension terms and this Lease is renewed or extended by mutual agreement of the parties, upon Landlord and Tenant agreeing in writing to an extension of this Lease beyond the then-current Term) and Tenant shall pay to Landlord the difference between Tenant’s share as recalculated and Tenant’s share as originally calculated (“Landlord’s Capital Replacement Obligation”).

10.2.2Tenant shall be responsible for the maintenance and upkeep of the entire fire sprinkler system, including but not limited to microbiologically influenced corrosion testing and remediation. Tenant shall conduct quarterly flow checks on the sprinkler system. In addition, Tenant shall be responsible for fire pump inspection and testing on an annual basis.

10.2.3Tenant shall keep and maintain written reports of the maintenance and repair to the mechanical systems, and the fire sprinkler system and forward copies of each inspection report to Landlord within ten (10) days of each inspection. Tenant shall also provide information and backup for major repairs to any Building systems, including any warranties on the work, that occurred at any time during the Term.

10.2.4Tenant shall maintain the lighting in the Premises (including replacement of bulbs and batteries). Tenant shall conduct quarterly tests on emergency lighting and provide Landlord a copy of each such test. Bulbs, ballasts and light fixtures shall be replaced whenever they fail.

10.3Damage by Tenant. Except for ordinary wear and tear and subject to the provisions of Section 18.7 below, Tenant shall promptly reimburse Landlord for any costs that Landlord may incur in making repairs and alterations in and to the Project or facilities, systems or equipment of the Project, where the need for such repairs or alterations is caused by any of the following: (a) Tenant’s use or occupancy of the Premises in a fashion that contravenes any provision of this Lease; (b) the installation, removal, use, or operation of Tenant’s Property; (c) the moving of Tenant’s Property into or out of any Building; or (d) any misuse, tortious act, omission, or negligence of any Tenant Related Parties.

10.4Load and Equipment Limits. Tenant shall not without Landlord’s consent place a load upon the Premises that exceeds the load per square foot that the structural portions of the Premises were designed to carry, as determined by Landlord or Landlord’s structural engineer, which load is 200 pounds per square foot; provided, however, Landlord shall not withhold its consent if (A) in the opinion of a qualified structural engineer (selected by Tenant, but reasonably approved by Landlord), the placement and arrangement of the proposed load is within the load capacity of any Building, and (B) Landlord’s structural engineer reasonably concurs with such opinion. Landlord hereby approves of ATM Engineering as structural engineer to determine the placement and arrangement of Tenant’s fixtures and equipment. Upon demand Tenant shall pay the reasonable cost of any such determination for items other than the equipment, library, files, and furniture originally approved by Landlord or by Landlord’s structural engineer.

ARTICLE 11

ALTERATIONS AND ADDITIONS

11.1Tenant’s Alterations. Tenant shall not make any additions, alterations, or improvements (the “Alterations”) to the Premises without the prior consent of Landlord, which consent shall be requested by Tenant at least thirty (30) days prior to the commencement of any work and such request for consent shall include (A) Tenant’s proposed plans and specifications for the Alterations, (B) a detailed critical path construction schedule containing the major components of the Alterations and the time required for each, including the scheduled construction commencement date, milestone dates and the estimated completion date, (C) an itemized statement of estimated construction costs, including fees for permits and architectural and engineering fees, (D) for Alterations anticipated to cost in excess of $50,000, evidence satisfactory to Landlord of Tenant’s ability to pay the cost of the Alterations, (E) the names and addresses of Tenant’s contractors (and said contractors’ subcontractors) and materialmen providing specialty materials to be engaged by Tenant for the Alterations (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”); however, Landlord may designate a list of pre-approved contractors for any portions of the Alterations involving any Building’s structure or the Building Systems, and (F) certificates of insurance, evidencing the insurance required under this Article 11. Landlord’s consent to the Alterations (and Landlord’s approval of Tenant’s plans and specifications therefor) shall not be unreasonably withheld, conditioned or delayed and any changes or modifications to the Alterations or such plans or specifications thereafter shall require Landlord’s approval (which shall not be unreasonably withheld). Landlord’s review and approval of the plans and specifications for the Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws. Notwithstanding the foregoing, Tenant shall have the right during the Term to make cosmetic alterations as Tenant may reasonably deem desirable or necessary (the “Cosmetic Alterations”), without Landlord’s consent, provided that such Alterations (i) are not visible from outside of the Premises; (ii) do not adversely affect any Building’s structure or any Building System; (iii) do not trigger any legal requirement which would require any alteration or improvements to any Building or Project; (iv) do not, in the aggregate, exceed $50,000 (for Alterations other than floor and wall covering) in any twelve (12) month period; and (v) do not require any license, permit or approval under applicable Law and do not result in the voiding of Landlord’s insurance, the increasing of Landlord’s insurance risk or the disallowance of sprinkler credits. Tenant shall give Landlord at least ten (10) days prior written notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the foregoing criteria. Except as otherwise provided, the term “Alterations” shall include Cosmetic Alterations. In addition, Tenant’s repairs, modifications and replacement of the HVAC systems in accordance with Exhibit E and Exhibit E-1 with respect to Tenant’s initial Tenant Improvements shall not require Landlord’s consent except as otherwise provided in Exhibit E and Exhibit E-1.

11.2Construction Requirements. All Alterations shall be (a) performed under a valid permit when required, a copy of which shall be furnished to Landlord before commencement of construction, (b) performed in a good and workmanlike manner using only new, first class materials and Tenant shall obtain contractors’ warranties for a period of at least one (1) year against defects in materials and workmanship; (c) performed in compliance with all applicable Laws, all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters), the National Electrical Code, manufacturer’s specifications and Landlord’s construction rules and regulations attached hereto as Exhibit E-2 (the “Construction Rules”); (d) intentionally omitted; (e) performed in such manner as not to unreasonably obstruct access to the Project or the Common Areas or the conduct of business by Landlord or other tenants in the Project and coordinated with any other work in the Project by Landlord or its tenants in order to minimize interference with such work; (f) diligently prosecuted to completion; (g) if applicable, performed in a manner that will not adversely affect any Building’s and or Project’s “LEED” certification, Energy Star rating or other “green agency” rating, and (i) performed (A) in compliance with USGBC indoor air quality standards and waste management specifications, and (B) if to the extent applicable, utilizing plumbing fixtures that comply with the EPA’s “Water Sense” program and Energy Star compliant equipment, and (h) as to Alterations other than Cosmetic Alterations, performed by Tenant’s Contractors that are approved by Landlord and, at Landlord’s election, Landlord shall have the right to have at least one (1) additional contractor selected by Landlord (“Landlord’s Contractors”), submit a bid for the Alterations (other than Alterations that involve the installation of Tenant’s specialty equipment) and Landlord shall notify Tenant of any Landlord’s Contractors it elects to have submit a bid for the Alterations at the time Landlord approves Tenant’s Contractors. If Landlord elects to have any Landlord’s Contractors submit a bid for the Alterations, then promptly after Tenant receives all bids, and based upon the bids submitted by Tenant’s Contractors and Landlord’s Contractor(s), Tenant shall notify Landlord in writing of its recommendation for the contractor to perform the Alterations, which notice shall include copies of all bids (the “Bid Package”). If Tenant’s recommendation for a contractor for the Alterations is not a Landlord’s Contractor, then within five (5) Business Days after Landlord’s receipt of the Bid Package, Landlord shall either (A) allow Tenant to use its recommended contractor for the Alterations, or (B) require Tenant to use a Landlord’s Contractor for the Alterations. If Landlord elects to proceed under subsection (B) and the bid of the required Landlord’s Contractor for the Alterations exceeds one hundred percent (100%) of the bid of Tenant’s recommended contractor for the Alterations, then Landlord shall reimburse Tenant for the cost of the work performed by Landlord’s Contractor (excluding costs incurred for any change orders) in excess of one hundred percent (100%) of the bid of Tenant’s recommended contractor within thirty (30) days of Tenant’s completion of the Alterations and Landlord’s receipt of unconditional lien releases therefor.

Tenant agrees to (1) carry (or cause its general contractor to carry) Causes of Loss-Special Form Builder’s Risk or Installation Floater insurance with a limit of not less than the total cost of the Alterations, in such form and including such terms, conditions and deductibles as are acceptable to Landlord in its sole but reasonable discretion, covering the construction of such Alterations, and (2) cause all of Tenant’s Contractors to agree, in their construction contracts with Tenant, to meet all of the insurance requirements applicable to Tenant pursuant to Article 18 (including providing the certificates of insurance required thereunder). For Alterations other than Cosmetic Alterations performed after the initial Tenant Improvements, Tenant shall pay to Landlord a percentage of the cost of the Alterations (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established by Landlord on a uniform basis for the Project; however, in no event shall such percentage exceed five percent (5%)), sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s supervision of or involvement with the Alterations. For Alterations estimated to cost in excess of $250,000, Landlord may require, at Landlord’s sole option, that Tenant provide to Landlord such security as reasonably determined by Landlord to protect Landlord against any liability in connection with the Alterations, including but not limited to a lien and completion bond naming Landlord as a co-obligee (however, Landlord and Tenant agree that the provisions of this sentence shall not apply to the initial Tenant Improvements, such that Tenant shall have no obligation to provide any security (other than the Excess Costs Deposit, if applicable) in connection with the initial Tenant Improvements). Promptly after completion of any Alterations (other than Cosmetic Alterations), Tenant shall deliver to Landlord “as-built” plans and specifications (including all working drawings) for the Alterations.

Landlord shall have the right to inspect the construction of the Alterations; however, Landlord’s failure to inspect any portion of the Alterations shall in no event constitute a waiver of any of Landlord’s rights under this Article 11, nor shall Landlord’s inspection of any portion of the Alterations constitute Landlord’s approval thereof. If, as a result of Landlord’s inspection, Landlord disapproves of any portion of the construction of the Alterations, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. In the event Landlord disapproves of any matter that might adversely affect any Building System, the structure or exterior appearance of any Building or any other tenant, Landlord may take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such matter, including, without limitation, causing the cessation of the applicable work.

11.3Landlord’s Property; Removal. All fixtures, equipment, leasehold improvements (including the Tenant Improvements and any Alterations), and appurtenances attached to or built into the Premises from and after the date of this Lease by or on behalf of Tenant, whether or not by or at the expense of Tenant, other than Tenant’s Property, shall be and remain a part of the Premises, shall be the property of Landlord, and shall not be removed by Tenant, unless: (i) such removal is necessary to ensure that the Premises and any Building comply with applicable code at the time of surrender, including but not limited to removal of wires located in risers and plenums without raceways or conduits; or (ii) if Tenant, as part of its request for Landlord’s consent to any Alterations or its notice of Cosmetic Alterations, as applicable, requested Landlord’s determination as to whether Landlord will require Tenant to remove such Alterations upon the expiration or earlier termination of this Lease and, in response to such request, Landlord required removal of such Alterations at the time of Landlord’s consent or, in the case of Cosmetic Alterations, within fifteen (15) days of receipt of such request; or (iii) if Tenant does not request Landlord’s designation as to whether Landlord will require Tenant to remove such Alterations upon the expiration or earlier termination of this Lease as part of its request for Landlord’s consent to any Alterations or its notice of Cosmetic Alterations, as applicable, and Landlord notified Tenant in writing that removal would be required at least ninety (90) days prior to the Expiration Date (however, if this Lease terminates prior to the Expiration Date, such ninety (90) day period shall not apply). In each of the foregoing circumstances, Tenant shall perform such removal and repair any damage caused thereby at Tenant’s sole cost and expense prior to the expiration or earlier termination of this Lease.

11.4Notwithstanding the foregoing, (1) Tenant shall have no obligation to remove any of the improvements existing in the Premises as of the date of this Lease, and (2) Landlord may only require Tenant to remove improvements that are not customary general office improvements (which shall include, without limitation, private bathrooms and/or showers, fitness center, all equipment in any server room (including, without limitation, raised flooring, racking, wiring and cabling), fish tanks, supplemental HVAC units, vaults, internal stairwells, rolling file systems, space converted to lab space or other non-office uses, overhead roll-up doors and/or additional single or double-door exterior entrances (to the extent removal of an exterior door is required hereunder, Tenant shall restore the wall affected by such removal to the prior condition)). With respect to any of the foregoing included in the Tenant Improvements, Landlord shall notify Tenant as to whether or not Landlord will require any such removal and restoration at least ninety (90) days prior to the Expiration Date (however, if this Lease terminates prior to the Expiration Date, such ninety (90) day period shall not apply). Except with respect to the restoration of any walls in connection with the removal of exterior doors, as indicated above, Tenant shall only be required to remove the improvements as requested by Landlord in accordance with this Section and repair damages caused by such removal. Both Landlord and Tenant acknowledge that all interior walls (including electrical, telephone cabling, and other lines therein, but excluding Telecom Wiring install by or on behalf of Tenant (which shall be removed as set forth in Article 24)), interior doors, wall and floor finishes and trim, and general duct-work (as opposed to duct-work related to Tenant’s special systems) installed or modified by Tenant as depicted in the Final Space Plan and approved in the Approved Working Drawings constitute (without limitation) general office improvements.

11.5Lien Free Completion. Tenant shall cause each of Tenant’s contractors to agree, in their construction contracts with Tenant, to satisfy and release (by bond or otherwise) any mechanic’s or materialman’s liens filed against the Project by any of the subcontractors engaged by such contractor within ten (10) days of such filing. Upon completion of the Alterations, (other than Cosmetic Alterations), Tenant shall furnish Landlord with full and final waivers of liens and contractors’ affidavits and statements, in such form as may be required by Landlord, Landlord’s title insurance company and any Mortgagee, from all parties performing labor or supplying materials or services in connection with the Alterations showing that all of said parties have been compensated in full. Before commencement of the Alterations, Tenant shall notify Landlord of the proposed date of commencement of the Alterations, and shall prepare and deliver to Landlord for Landlord’s signature a notice of non-responsibility and allow Landlord no less than seven (7) days to record and post the same. Additionally, if Tenant fails to make any payment relating to the Alterations, Landlord, at its option, may complete the Alterations and/or make such payment and Tenant shall reimburse Landlord for all costs incurred therefor within five (5) days of Landlord’s demand.

11.6Notices and Liens. Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises, any Building or the Project due to work performed by or on behalf of Tenant. In case any such lien shall be filed, Tenant shall satisfy and release such lien of record within twenty (20) days (or such shorter period as may be required by any Mortgagee) after the earlier to occur of (a) receipt of notice thereof from Landlord; or (b) Tenant’s actual knowledge or notice of such lien filing. If Tenant shall fail to have such lien satisfied and released of record as provided herein, Landlord may, on behalf of Tenant, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant shall reimburse Landlord on demand for such amount together with any other reasonable costs of Landlord, including, without limitation, reasonable attorneys’ fees and/or Landlord shall have the right to deduct such costs from the Allowance (if any). Notwithstanding the foregoing, Tenant shall have the right to contest any such lien claim diligently and in good faith, and during such contest shall not be obligated to pay such lien claim, provided that Tenant, at its sole cost and expense, bonds the lien, or transfers the lien from the Property to a bond, thereby freeing the Property from any claim of lien. Notwithstanding any such contest or title insurance, Tenant shall pay any such claim in full within five (5) days following the entry of an unstayed judgment or order of sale. All materialmen, contractors, artisans, mechanics, laborers and any other person now or thereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to Premises or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same. Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished to or to be furnished to Tenant upon credit and that no mechanic’s lien or any other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord in and to the Premises or the Project, or any portion thereof. Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of nonresponsibility or any other notices that Landlord deems necessary for the protection of Landlord’s interest in the Premises, any Building or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.

The provisions of this Article 11 do not apply to the initial Tenant Improvements, which are governed by the terms of Exhibit E and Exhibit E-1 attached hereto.

ARTICLE 12

CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord reserves the following rights, exercisable without liability to Tenant for (a) damage or injury to property, person, or business; (b) causing an actual or constructive eviction from the Premises; or (c) disturbing Tenant’s use, possession, or beneficial and quiet enjoyment of the Premises:

12.1Name. To change the name or street address of any Building or the Project; however, Landlord shall not change the address of any Building unless required by any governmental authority.

12.2Signage. To install and maintain signs on the exterior of the Project, but not on any Building.

12.3Keys. To have passkeys to the Premises and all doors within the Premises, excluding Tenant’s vaults and safes.

12.4Inspection and Entry. Landlord may enter the Premises on reasonable prior notice, of not less than one (1) Business Day, to Tenant (except in the event of an emergency, in which case no notice shall be required) (a) to inspect the Premises; (b) to show the Premises to any prospective purchaser or Mortgagee of the Project, or to others having an interest in the Project or Landlord; (c) during the existence of a Default; (d) during the last six (6) months of the Term, to show the Premises to prospective tenants; (e) to make inspections, repairs, alterations, additions, or improvements to the Premises or any Building (including, without limitation, checking, calibrating, adjusting, or balancing controls and other parts of the heating, ventilation and air-conditioning system); and (f) to take all steps as may be necessary or desirable for the safety, protection, maintenance, or preservation of the Premises or any Building or Landlord’s interest therein, or as may be necessary or desirable for the operation or improvement of any Building or in order to comply with Laws. Notwithstanding anything to the contrary in this Lease, any entry by Landlord and Landlord’s agents shall be subject to the following restrictions: (x) for entry into the Premises generally, except in the case of an emergency, any entry shall be in accordance with Tenant’s keycode procedures; (y) for entry into areas designated by Tenant for use as a machine shop or other manufacturing areas, any entry shall be in accordance with Tenant’s safety and security procedures surrounding the operation of machinery and manufacture of Tenant’s products while such machinery is in operation; and (z) for entry into any areas used by Tenant for the storage, use or testing of biological materials (such as the surgical suite) or any room subject to HIPAA compliance requirements, access at any time shall only be provided in accordance with Tenant’s safety and security procedures for such areas.

12.5Renovations. Landlord may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) any Building, the Premises, or the Project, including without limitation, Common Areas, Building Systems, roof, and structural portions of any Building, so long as such Renovations do not, on a permanent basis, materially and adversely interfere with the use of or access to the Premises or parking areas utilized by Tenant, unless such Renovations are required to comply with applicable Law. Renovations may include, without limitation, (a) modifying the Common Areas and tenant spaces to comply with applicable Laws, including, without limitation, regulations relating to the physically disabled, seismic conditions, and building safety and security; and (b) installing new carpeting, lighting, and wall coverings in the Common Areas. In connection with such Renovations,

Landlord may, among other things, erect scaffolding or other necessary structures in any Building, limit or eliminate access to portions of any Building or the Project, including, without limitation, portions of the Common Areas, or perform work in any Building that may create noise, dust or leave debris. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, except as provided in Section 12.7 below. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for inconvenience, annoyance or loss of the use of any part of the Premises or of Tenant’s Property resulting from the Renovations.

12.6Common Areas. So long as the same do not, on a permanent basis, materially and adversely interfere with the use of or access to the Premises or parking areas utilized by Tenant, unless the same are required to comply with applicable Law. Landlord shall have the right to eliminate or change the size, location and arrangement of the Common Areas; to enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Common Areas; to close all or any portion of the Common Areas as may be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein; to close temporarily any or all portions of the Common Areas; and to do and perform such other acts in and to the Common Areas as Landlord shall determine to be advisable for the convenience and use thereof by owners, occupants, tenants and invitees of the Project.

12.7Minimize Interference. In the exercise of the rights set forth in this Article 12, including Section 12.4 above, including any entry in the Premises pursuant to Section 12.4, Landlord shall (except in an emergency) take commercially reasonable steps to minimize any interference with Tenant’s business. Notwithstanding anything to the contrary contained in Sections 12.5 and/or 12.6 above, if any Renovations or changes to the Common Area pursuant to Section 12.6 materially and adversely affect Tenant’s ability to operate its business from the Premises (and Tenant does not in fact operate its business from the Premises) for more than two (2) Business Days, then, after the expiration of such two (2) Business Day period, the Base Rent shall be abated entirely until such time as Tenant’s ability to operate its business from the Premises is no longer materially and adversely affected. Such right to abate Base Rent shall be Tenant’s sole remedy therefor. The foregoing shall not apply in case of damage to, or destruction of, the Premises or the Project, or any eminent domain proceedings which shall be governed by separate provisions of this Lease.

ARTICLE 13

RULES AND REGULATIONS

Tenant shall comply with (and cause all Tenant Related Parties to comply with) the Rules and Regulations. Landlord shall not be responsible for any violation of the Rules and Regulations by other tenants or occupants of the Project. All Rules and Regulations, whether now existing or hereafter adopted by Landlord, shall be nondiscriminatory in nature. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to comply with any new Rule or Regulation that would unreasonably interfere with Tenant’s use of the Premises or parking areas or that would materially increase the obligations, or materially decrease the rights, of Tenant under this Lease.

ARTICLE 14

TRANSFERS

Except as provided in this Article, Tenant shall not, without the prior consent of Landlord, make any Transfer.

14.1Notice. Tenant shall notify Landlord of any proposed Transfer (a “Transfer Notice”). The date of the proposed Transfer must be not less than thirty (30) days or more than one hundred eighty (180) days after the date of the Transfer Notice. The Transfer Notice shall include (a) the proposed effective date of the Transfer; (b) a description of the portion of the Premises to be transferred (the “Subject Space”); (c) all of the terms of the proposed Transfer and the consideration therefor, including, without limitation, a calculation of the Transfer Premium (as defined below); (d) the name and address of the Transferee; (e) current financial statements of the Transferee certified by an officer, partner or owner thereof; (f) any other reasonable information that will enable Landlord to determine the financial responsibility, character, and reputation of the Transferee and the nature of such Transferee’s business; and (g) the proposed use of the Subject Space. Landlord shall respond to any properly delivered Transfer Notice within thirty (30) days.

14.2Fees. Whether or not Landlord shall grant consent, Tenant shall pay Landlord, concurrently with any request for consent a $1,000 administrative review and processing fee, and Tenant shall reimburse Landlord, within thirty (30) days after written request by Landlord for any legal fees incurred by Landlord in connection with any request for consent (which legal fees shall not exceed $1,000 per request for consent).

14.3Consent. Notwithstanding anything to the contrary in this Lease, Landlord’s consent shall not be required for any Permitted Transfer, nor shall Sections 14.2, 14.4, 14.5 or 14.6 of this Lease apply to Permitted Transferees. Landlord shall not unreasonably withhold or delay its consent to any other proposed Transfer. It shall be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.3.1The Transferee is of a character or reputation or engaged in a business that is not consistent with the quality of the tenants in the Project at the time such Transfer is proposed.

14.3.2The Transferee intends to use the Subject Space for purposes that are not permitted under this Lease.

14.3.3The Transferee is either a governmental agency or instrumentality thereof.

14.3.4The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space.

14.3.5The Transferee is not a party of acceptable financial worth or financial stability in light of the responsibilities involved under the Lease (or sublease, as applicable) on the date consent is requested, as determined by Landlord.

14.3.6The Transfer would cause a violation of another lease or any agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease.

14.3.7Intentionally Omitted.

14.3.8Either the Transferee or an Affiliate of the Transferee (a) occupies space in the Project at the time of the request for consent and Landlord has space available to accommodate the proposed Transferee’s needs that is substantially similar in layout and size as the Subject Space; or (b) commenced negotiations with Landlord to lease space in the Project prior to any negotiations with Tenant.

14.4Completion of Transfer. If Landlord consents to any Transfer (and does not exercise any recapture rights Landlord may have under this Lease), Tenant may within six (6) months after Landlord’s consent, enter into the approved Transfer, upon substantially the same terms and conditions as are set forth in the Transfer Notice. If there are any material changes in the terms and conditions from those specified in the Transfer Notice (a) such that Landlord would initially have been entitled to refuse its consent to such Transfer; or (b) that would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in the Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article (including, without limitation, exercise any of recapture rights Landlord may have under this Lease).

14.5Transfer Premium. If Landlord consents to a Transfer, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant. “Transfer Premium” shall mean (a) all rent, additional rent or other consideration payable by such Transferee in excess of the Rent payable by Tenant under this Lease on a per rentable square foot basis; (b) all key money and bonus money paid by Transferee; and (c) any payment in excess of fair market value for services or furniture rental rendered by Tenant to Transferee. The “Transfer Premium” shall (i) be reduced by all out-of-pocket expenses incurred by Tenant in connection with the Transfer, such as customary brokerage commissions and reasonable attorneys’ fees and the cost of any alterations made by Tenant as consideration for such Transfer; and (ii) shall not include any compensation for the fair market value of Tenant’s Property nor reasonable compensation for the sale of Tenant’s business that is not attributable to the value of Tenant’s leasehold interest hereunder. Such reductions and exclusions in clauses (i) and (ii) are referred to hereafter as (“Transfer Premium Reductions”). Tenant shall pay the Transfer Premium to Landlord within five (5) days following receipt by Tenant. Tenant shall furnish upon Landlord’s request a complete statement setting forth in detail the computation of any Transfer Premium. Within ninety (90) days following the date of the Transfer, Landlord shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer as necessary to confirm the calculation of the Transfer Premium. If the Transfer Premium shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, together with interest thereon at the Interest Rate and, if understated by more than five percent (5%), Landlord’s costs of such audit. Notwithstanding the foregoing, Tenant shall not be required to pay any Transfer Premium (a) in connection with any Permitted Transfer or Space Share, and (b) with respect to any sublease of all or any portion of the 5353 First Floor, the Transfer Premium shall not include any Transfer Premium for the sublease of the 5353 First Floor (and no Transfer Premium Reduction equitably attributable to the 5353 First Floor shall be applied to the Transfer Premium payable by Tenant in connection with such Transfer).

14.6Recapture. Notwithstanding anything to the contrary contained in this Article, Landlord shall have the option, by giving notice to Tenant within twenty (20) days after receipt of any Transfer Notice, to recapture the Subject Space; provided, however, in the case of a subletting, Landlord may not exercise such recapture right unless the Subject Space is comprised of all of the applicable Building. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the Rentable Area retained by Tenant in proportion to the Rentable Area of the Premises, and this Lease as so amended shall continue thereafter in full force and effect. Notwithstanding anything to the contrary in this Section 14.6, Landlord shall not have the right to recapture the Premises with respect to any Permitted Transfer, Space Share, or sublease of the 5353 First Floor. Upon request of either party, the parties shall execute written confirmation of the foregoing.

Notwithstanding the foregoing, if Landlord elects to recapture the Subject Space, Tenant may, within ten (10) days after Tenant’s receipt of Landlord’s notice thereof, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow Landlord to recapture the Subject Space.

14.7Effect of Transfer. If Landlord consents to a Transfer, (a) no terms or conditions of this Lease shall be deemed to have been waived or modified; (b) such consent shall not be deemed consent to any further Transfer; (c) no Transfer shall be valid, and no Transferee shall take possession of the Premises, until an executed counterpart of all documentation pertaining to the Transfer has been delivered to Landlord; and (d) no Transfer shall relieve Tenant or any Guarantor from primary liability under this Lease. The acceptance of Rent by Landlord from any party shall not be deemed to be a waiver of Landlord of any provision hereof. In the event of Default by a Transferee in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease by Transferees without notifying Tenant, and without obtaining its consent thereto, and any such actions shall not relieve Tenant of liability under this Lease and Tenant hereby consents to all or any of the foregoing. Any Transfer for which Landlord’s consent is required but not obtained pursuant hereto shall constitute a Default under this Lease (i.e., beyond any applicable notice and cure period) and shall be void.

14.8Tenant Remedy for Landlord Refusal to Consent. Landlord and Tenant expressly agree that if the arbitrator (pursuant to the arbitration provision below) determines that Landlord unreasonably withheld consent to a proposed Transfer, Tenant’s sole and exclusive remedies therefor shall be (A) the consummation of such proposed Transfer (subject to the parties’ execution of a consent agreement in a form and substance reasonably acceptable to the parties), and/or (B) seeking compensatory (but not consequential) monetary damages. Except as provided in the immediately preceding sentence, Tenant hereby waives, relinquishes and releases any and all rights to damages of any kind (other than attorneys’ fees to which Tenant is entitled under Section 30.6 below), or the right to terminate this Lease under Section 1995.310 of the California Civil Code, and under all similar Laws now or hereafter in effect.

If Tenant disputes the reasonableness of Landlord’s withholding of consent to any Transfer, then, Tenant may, as the sole method for resolving such dispute, submit such dispute to the American Arbitration Association (“AAA”) for resolution in Santa Clara, California in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the AAA (except that the terms of this Article shall supersede any conflicting or otherwise inconsistent rules) within fifteen (15) days after Tenant’s receipt of Landlord’s notice of its withholding of consent to the Transfer in question. If Tenant does not submit such dispute to arbitration within such fifteen (15) day period, Tenant shall be deemed to have accepted Landlord’s withholding of consent to the Transfer in question as reasonable. Provided the rules and regulations of the AAA so permit the following time periods shall apply (and if such rules and regulations do not so permit, the applicable time period set forth in such rules and regulations shall apply): (A) the AAA shall, within two (2) Business Days after such submission or application, select a single arbitrator having at least ten (10) years’ experience in leasing and management of commercial properties similar to the Buildings; (B) the arbitration shall commence two (2) Business Days thereafter and shall be limited to a total of seven (7) hours on the date of commencement until completion, with each party having no more than a total of two (2) hours to present its case and to cross-examine or interrogate persons supplying information or documentation on behalf of the other party; and (C) the arbitrator shall make a determination within three (3) Business Days after the conclusion of the presentation of Landlord’s and Tenant’s cases, which determination shall be limited solely to a decision as to whether or not Landlord acted reasonably in withholding its consent to the Transfer in question. The arbitrator’s determination shall be final and binding upon the parties, whether or not a judgment shall be entered in any court. All actions necessary to implement such decision shall be undertaken as soon as possible, but in no event later than ten (10) Business Days after the rendering of such decision. The arbitrator’s determination may be entered by either party in any court having jurisdiction thereof. All fees payable to the AAA for services rendered in connection with the resolution of the dispute shall be paid by the unsuccessful party. Tenant hereby expressly acknowledges and agrees that (i) arbitration under this paragraph shall apply only to the issue of whether or not Landlord reasonably withheld consent to a Transfer, and (ii) in no event shall any other issue or dispute under this Lease, including without limitation, a Default, be subject to resolution by arbitration pursuant to this paragraph.

14.9Space Sharing. Tenant shall have the right to allow up to twenty percent (20%) of each of Phase 1 and Phase 2 to be used by third parties with whom Tenant has a bona fide business relationship (each, a “Permitted User”). Notwithstanding anything to the contrary set forth in this Article 14, each Permitted User shall be allowed such use (“Space Share”), without Landlord’s consent, upon at least three (3) days’ prior written notice to Landlord, subject to the following conditions: (i) the Permitted User shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity and shall be subject to service of process in and subject to the jurisdiction of; the courts of the State; (ii) there will be no separate entrances or demising walls for any Permitted User; (iii) the Permitted User shall operate in a manner consistent with the character of the Buildings as a first-class office project and in compliance with all applicable Laws, including zoning ordinances, to which the Buildings are subject; (iv) concurrent with Tenant’s delivery of its notice of a Permitted User, Tenant shall supply Landlord with a certificate of insurance from the Permitted User evidencing that the Permitted User carries the liability insurance required of Tenant under this Lease; (v) no such occupancy by a Permitted User shall be deemed to be a tenancy or subtenancy hereunder and any such occupancy shall be pursuant to a license which shall be automatically revoked upon the expiration or sooner termination of the Term of this Lease; and (vi) any Permitted User shall be considered a Tenant Related Party for all purposes under this Lease. The provisions of Sections 14.5 and 14.6 shall not apply to any Space Share.

ARTICLE 15

DESTRUCTION OR DAMAGE

15.1Landlord Termination Rights. If the Premises or any portion of the Project necessary for Tenant’s occupancy is damaged by fire, earthquake, terrorism, act of war, act of God, the elements or other casualty, then Landlord may terminate this Lease upon notice given to Tenant within sixty (60) days after the date of such casualty, effective as of the date of the casualty if (a) in Landlord’s opinion, repairs cannot be completed within one hundred eighty (180) days; (b) the Premises or any portion of the Project necessary for Tenant’s occupancy is damaged during the final twelve (12) months of the Term to the extent that, in Landlord’s opinion, repair thereof cannot be completed within sixty (60) days, unless Tenant shall exercise its next available extension option (if any) within ten (10) days following receipt of Landlord’s termination notice and Landlord does not elect to terminate this Lease pursuant to one of the other subsections herein within ten (10) days of such exercise; (c) the insurance proceeds available to Landlord (with any deductibles thereunder considered “available”) are not sufficient to complete repair or restoration; or (d) Tenant is in Default under this Lease. Notwithstanding the foregoing, Landlord shall not have the right to terminate the Lease pursuant to subsection (c) above if the cost to repair the damage to the Premises would be more than the amount of the available insurance proceeds plus $300,000.

15.2Repairs. If this Lease is not terminated as provided above, it shall continue in full force and effect, and Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment, and subject to all other terms of this Article, restore the Premises, the Common Areas and the portions of the Project serving the Premises and Tenant shall assign to Landlord all insurance proceeds payable to Tenant as to the Tenant Improvements and any Alterations to be used solely for restoring such Tenant Improvements and Alterations (and not the Buildings or Project in general); provided that if the cost of the restoration of the Tenant Improvements and any Alterations by Landlord exceeds the amount of Tenant’s insurance proceeds therefor, as assigned by Tenant to Landlord, such excess shall be paid by Tenant (“Tenant’s Contribution”) to Landlord prior to Landlord’s restoration thereof. Notwithstanding the foregoing, Tenant may elect to modify or otherwise reduce the scope of such Tenant Improvements or Alterations so as to minimize any Tenant’s Contribution. Subject to the foregoing, such restoration shall be to substantially the same condition of such items as prior to the casualty, except for modifications (a) required by Law; or (b) to the Common Areas reasonably deemed desirable by Landlord, and which are consistent with the character of the Project. No such modifications shall materially impair use of or access to the Premises and any Common Areas serving the Premises. Tenant shall be responsible, at its sole cost and expense, for the repair, restoration, and replacement of Tenant’s Property. Landlord shall not be liable for any loss of business, inconvenience, or annoyance arising from any casualty or any repair or restoration of any portion of the Premises or the Project as a result of any damage from any casualty. All work by Tenant shall be subject to the terms and conditions of Article 11.

15.3Tenant’s Termination Rights. If Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot be completed within one hundred eighty (180) days after being commenced (the “Repair Period”) as determined by an architect or contractor designated by Landlord, Tenant may elect, no earlier than sixty (60) days after the date of the casualty and not later than ninety (90) days after the date of such casualty, to terminate this Lease by notice to Landlord, effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after such notice. In addition, in the event that the Premises is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term, then Tenant shall have the option to terminate this Lease by giving notice to Landlord within thirty (30) days after such casualty, in which event this Lease shall cease and terminate as of the date of such notice. Tenant shall also have the right to terminate this Lease if Landlord does not complete repairs within the Repair Period by thirty (30) days’ notice to Landlord after the expiration of the Repair Period; provided however, if Landlord completes repair within such thirty (30) day period, such termination shall be nullified and this Lease shall continue in full force and effect. If this Lease is terminated pursuant to Section 15.1 above or this Section 15.3, Tenant shall have no obligation to pay for any repairs or insurance deductibles nor shall Tenant have any obligation to restore any portion of the Premises.

15.4Apportionment of Rent. Upon any termination of this Lease pursuant to this Article, Tenant shall pay the Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease that by their terms survive the expiration or earlier termination of this Lease.

15.5Abatement. The Rent shall abate on an equitable basis to the extent Tenant’s use of the Premises is impaired, commencing with the date of the casualty and continuing until completion of the repairs required of Landlord; provided that if the damage is due to the gross negligence or willful misconduct of any Tenant Related Party, Rent shall only abate to the extent the same is covered by rent loss insurance, if any, carried by Landlord.

15.6Express Agreement. This Lease shall be considered an express agreement governing any case of damage to or destruction of the Premises, any Building, or the Project by fire or other casualty; and any present or future Law that purports to govern the rights of Landlord and Tenant in such circumstances in the absence of express agreement is hereby waived by the parties and shall have no application. As a material inducement to Landlord’s entering into this Lease, Tenant irrevocably waives and releases the provisions of California Civil Code Sections 1932(2) or 1933(4), as the same may be amended or re-codified or any similar or successor Law now or hereafter in effect, that would permit termination or automatically terminate this Lease or otherwise be contrary to the provisions of this Article in the event of any damage or destruction.

ARTICLE 16

EMINENT DOMAIN

16.1Entire Premises. If the whole of the Premises is lawfully taken by condemnation or in any other manner for any public or quasi-public purpose, this Lease shall terminate as of the earlier of the date of the date title vests or the date possession is given, and Rent shall be prorated to such date.

16.2Partial Condemnation. If less than the whole of the Premises is so taken, this Lease shall be unaffected by such taking, except that (a) Landlord and Tenant shall each have the right to terminate this Lease by notice to the other given within ninety (90) days after the date of such taking if twenty-five percent (25%) or more of the Premises is taken and the remaining area of the Premises is not reasonably sufficient for Tenant to continue operation of its business; and (b) Landlord shall have the right to terminate this Lease by notice to Tenant given within ninety (90) days after the date of such taking if such taking renders the remainder of the Project unusable as a multi-tenant office park. If either Landlord or Tenant so elects to terminate this Lease, this Lease shall terminate on the thirtieth (30th) day after either such notice. Rent shall be prorated to the date of such termination. If this Lease continues in force upon such partial taking, the Base Rent and Tenant’s Proportionate Share shall be equitably adjusted according to the remaining Rentable Area of the Premises and the Project. This Lease shall be considered an express agreement governing any condemnation of the Premises, any Building or the Project, and Tenant agrees that its rights to terminate this Lease are governed by this Article. Tenant hereby waives, releases and relinquishes all rights it may have to terminate this Lease following a condemnation under Section 1265.130 of the California Code of Civil Procedure, or any similar Laws now or hereafter in effect.

16.3Proceeds of Award. In the event of any taking, partial or whole, all of the proceeds of any award, judgment, or settlement payable by the condemning authority shall be the exclusive property of Landlord, whether awarded as compensation for the damages to Landlord’s or Tenant’s interest in the Premises and whether or not awarded as compensation for diminution in value of the leasehold or to the fee of the Premises, and Tenant hereby assigns to Landlord all of its right, title, and interest in any award, judgment, or settlement from the condemning authority. Tenant, however, shall have the right, to the extent that Landlord’s award is not reduced or prejudiced, to claim from the condemning authority (but not from Landlord) such compensation as may be recoverable by Tenant in its own right for relocation expenses and damage to Tenant’s Property.

16.4Repairs. In the event of a partial taking of the Premises that does not result in a termination of this Lease, Landlord shall restore the remaining portion of the Premises as nearly as practicable to its condition prior to the condemnation or taking. Tenant shall be responsible at its sole cost and expense for the repair, restoration, and replacement of Tenant’s Property.

ARTICLE 17

INDEMNIFICATION, WAIVER, RELEASE AND LIMITATION OF LIABILITY

17.1Tenant’s Indemnity. Except for any injury or damage to persons or property on the Premises that is proximately caused by or results proximately from negligence or willful misconduct of Landlord, Tenant will and does hereby indemnify, defend and hold harmless the Landlord Related Parties against and from any and all Claims that may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord Related Parties and arising, directly or indirectly, out of or in connection with: (a) any occurrence in the Premises; (b) any failure on the part of Tenant to perform or comply with any of the covenants, agreements, terms or conditions contained in this Lease; and (c) the negligence or willful misconduct of any Tenant Related Party. At Landlord’s request, Tenant shall, at Tenant’s expense and by counsel selected by Landlord, defend Landlord in any action or proceeding arising from any such Claim and shall indemnify Landlord against all costs, reasonable attorneys’ fees, expert witness fees, and any other expenses incurred in such action or proceeding.

17.2Assumption of Risk. Tenant hereby assumes all risk of damage or injury to any person or property in, on, or about the Premises from any cause other than the negligence or willful misconduct of Landlord. Tenant agrees that no Landlord Related Parties will be liable for any loss, injury, death, or damage to persons or property resulting from any of the following, except to the extent the same is due to the negligence or willful misconduct of any Landlord Related Party: (a) theft; (b) Force Majeure; (c) any accident or occurrence in the Premises or any other portion of the Project caused by the Premises or any other portion of the Project being or becoming out of repair or by the obstruction, breakage or defect in or failure of equipment, pipes, sprinklers, wiring, plumbing, heating, ventilation and air-conditioning or lighting fixtures of any Building or the Project or by broken glass or by the backing up of drains, or by gas, water, steam, electricity or oil leaking, escaping or flowing into or out of the Premises; (d) construction, repair or alteration of any other premises in the Project or the Premises; (e) business interruption or loss of use of the Premises; (f) any diminution or shutting off of light, air or view by any structure erected on the Land or any land adjacent to the Project, even if Landlord is the adjacent land owner; (g) mold or indoor air quality; or (h) any acts or omissions of any other tenant, occupant or visitor of the Project. In no event shall Landlord be liable for indirect, consequential, or punitive damages, including, without limitation, any damages based on lost profits. None of the foregoing shall be considered a constructive eviction of Tenant, nor shall the same entitle Tenant to an abatement of Rent.

17.3Limitation of Landlord Liability. No Landlord Related Party shall have any personal liability with respect to any of the provisions of the Lease, or the Premises. If Landlord is in breach or default with respect to Landlord’s obligations under the Lease, Tenant shall look solely to the amount of the equity interest of Landlord in the Project, including rent, insurance, condemnation and sales proceeds, for the satisfaction of Tenant’s remedies or judgments. No other real, personal, or mixed property of any Landlord Related Parties, wherever situated, shall be subject to levy to satisfy such judgment. Upon any Transfer of Landlord’s interest in this Lease or in the Project, and the written assumption of such transfer of Landlord’s obligations hereunder by the transferee, the transferring Landlord shall have no liability or obligation for matters arising under this Lease from and after the date of such Transfer.

ARTICLE 18

INSURANCE

18.1Landlord Required Coverage. Landlord shall procure and maintain during the Term, (i) a policy or policies of “all risk” property insurance covering the Project in the amount of the full replacement value thereof (excluding portions of the Project Tenant is required to insure under Section 18.2.2), (ii) commercial general liability insurance, (iii) business income/rental value insurance, and (iv) any other insurance deemed appropriate by Landlord or its Mortgagee. Such insurance shall be in such amounts, from such companies, and on such terms and conditions as Landlord or its Mortgagee may deem appropriate from time to time, so long as such amounts, terms and conditions shall be generally consistent with the amounts, terms and conditions carried by other institutional landlords of projects similar to the Project in the greater Santa Clara area. All insurance maintained by Landlord shall be in addition to, and not in lieu of, the insurance required to be maintained by Tenant hereunder. Landlord shall cause its respective insurance policy(ies) to be endorsed, if necessary, to waive subrogation.

18.2Tenant Required Coverage. Tenant shall maintain the following coverages in the following amounts.

18.2.1Commercial General Liability Insurance covering Tenant against any claims or suits arising out of bodily injury, death, personal injury or property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, for limits of liability not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence and Five Million and No/100 Dollars ($5,000,000.00) annual general aggregate (these limits may be achieved by a combination of a primary policy and a “follow form” excess or umbrella liability policy).

18.2.2Commercial Property Insurance covering (a) Tenant’s Property, and (b) any improvements and Alterations, including the Tenant Improvements, made by Tenant or at Tenant’s request. Such insurance shall include a waiver of subrogation endorsement in favor of Landlord and shall be written on a “Causes of Loss — Special Form” basis (or its equivalent), for the full replacement cost (as reasonably approved by Landlord) without deduction for depreciation, and shall include coverage for theft, vandalism, malicious mischief and sprinkler leakage. Such policy shall have a deductible not greater than Thirty Five Thousand and No/100 Dollars ($35,000.00). The proceeds of such insurance may be used for the repair or replacement of the property so insured. Upon termination of this Lease following a casualty as set forth herein any proceeds under (a) shall be paid to Tenant and any proceeds under (b) in excess of Tenant’s unamortized cost associated therewith shall be paid by Tenant to Landlord. Tenant shall have no obligation to carry earthquake insurance covering Tenant’s Property or any improvements and Alterations, including the Tenant Improvements, made by Tenant or at Tenant’s request.

18.2.3Business Income and Extra Expense insurance (or its equivalent) in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Project as a result of such perils, for a period of not less than twelve (12) months. Such insurance shall include a waiver of subrogation endorsement in favor of Landlord.

18.2.4Statutory worker’s compensation (which policy shall include a waiver of subrogation endorsement in favor of Landlord. Tenant shall provide Landlord with a copy of such endorsement concurrent with providing its evidence of insurance required under Section 18.4 below), together with employer’s liability/employer’s indemnity coverage at limits of:

$1,000,000 Each Accident

$1,000,000 Each Employee by Disease

$1,000,000 Policy Limit by Disease

18.3Form of Policies. The insurance required by Section 18.2.1 above shall (a) name Landlord, Landlord’s property management agent, and at Landlord’s request, any Mortgagee, each as an additional insured by endorsement(s) reasonably acceptable to Landlord; (b) cover, to the extent insurable, Tenant’s indemnity obligations under this Lease; (c) be issued by an insurance company having an A.M. Best rating of not less than A- VII or that is otherwise reasonably acceptable to Landlord; (d) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (e) contain a separation of insureds provision and no insured vs. insured exclusion or limitation. Tenant agrees that it shall (x) cause such policies to be endorsed to provide thirty (30) days’ prior written notice by the insurer(s) to Landlord in the event said insurance is cancelled (ten (10) days’ prior written notice in the event of cancellation for non-payment of premium), and (y) provide thirty (30) days’ prior written notice to Landlord in the event said insurance shall be canceled, non-renewed or coverage reduced.

18.4Evidence of Insurance. Tenant shall deliver a certificate of insurance, together with additional insured and waiver of subrogation endorsements, all of which shall be reasonably acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder on or before the Phase 1 Commencement Date. Tenant shall furnish Landlord with renewals, certificates, or “binders” at least ten (10) days prior to the expiration thereof. Tenant agrees that, if Tenant does not obtain and maintain such insurance, Landlord may (but shall not be required to) after five (5) Business Days’ notice to Tenant during which time Tenant does not supply Landlord evidence of the required insurance, at Landlord’s option, procure said insurance on Tenant’s behalf and charge Tenant the premiums therefor, payable upon demand. Tenant shall have the right to provide the insurance required hereunder pursuant to blanket policies obtained by Tenant, provided such blanket policies afford coverage as required by this Lease.

18.5Intentionally Omitted.

18.6Independent Obligations. Tenant acknowledges and agrees that Tenant’s insurance obligations under this Lease are independent of Tenant’s indemnity obligations, liabilities and duties under this Lease.

18.7Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other for any loss or damage to any property of Landlord or Tenant, arising from any cause that (a) would be insured against under the terms of any property insurance or business interruption insurance required to be carried hereunder; or (b) is insured against under the terms of any property insurance or business interruption insurance actually carried, regardless of whether the same is required hereunder. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors. The foregoing waiver shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant. The foregoing waiver shall also apply to any deductible and/or self-insured retention, as if the same were a part of the insurance recovery.

ARTICLE 19

DEFAULT

19.1Tenant’s Default. A “Default” shall mean the occurrence of any one or more of the following events:

19.1.1Tenant’s failure to pay any Rent when due, where such failure shall continue for a period of three (3) Business Days after notice thereof from Landlord to Tenant. In the event that Landlord serves Tenant with a Notice to Pay Rent or Quit pursuant to applicable Unlawful Detainer statutes, such Notice to Pay Rent or Quit shall also constitute the notice required by this subsection.

19.1.2If any representation or warranty made by Tenant to Landlord in this Lease is false in any material respect when made.

19.1.3Tenant fails to deliver any estoppel certificates or subordination agreements within five (5) days after Tenant’s receipt of written notice that Tenant failed to deliver such estoppel certificates or subordination agreements within the periods set forth in this Lease.

19.1.4The levy of a writ of attachment or execution on this Lease.

19.1.5Tenant’s general assignment for the benefit of creditors or arrangement, composition, extension, or adjustment with its creditors.

19.1.6Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature.

19.1.7Proceedings for the appointment of a trustee, custodian or receiver of Tenant or for all or a part of Tenant’s property are filed by or against Tenant and, if filed against Tenant involuntarily, are not dismissed within sixty (60) days of filing.

19.1.8Proceedings in bankruptcy, or other proceedings for relief under any law for the relief of debtors, are instituted by or against Tenant, and, if instituted against Tenant involuntarily, are not dismissed within sixty (60) days of filing.

19.1.9Intentionally Omitted.

19.1.10Tenant fails to perform any other covenant, condition or agreement contained in this Lease not covered by the preceding subsections, where such failure continues for thirty (30) days after notice thereof from Landlord to Tenant, or such additional period as is reasonably necessary to effect cure, provided Tenant commences cure within such thirty (30) day period and diligently pursues the same to completion.

19.1.11Tenant shall repeatedly fail to pay Rent when due, whether or not Tenant shall timely cure any such payment default. For the purposes of this subsection, the failure of Tenant to pay Rent when due three (3) times during any Lease Year shall constitute a repeated default.

Any notice periods provided for under this Section shall run concurrently with any statutory notice periods and any notice given hereunder may be given simultaneously with or incorporated into any such statutory notice.

19.2Landlord’s Default. Tenant shall promptly notify Landlord of the need for any repairs or action with respect to other matters that are Landlord’s obligation under this Lease. If Landlord fails to perform any covenant, condition, or agreement contained in this Lease within thirty (30) days after receipt of notice from Tenant, or if such default cannot reasonably be cured within thirty (30) days, and if Landlord fails to commence to cure within such thirty (30) day period or to diligently prosecute the same to completion, then subject to the other limitations set forth elsewhere in this Lease, Landlord shall be liable to Tenant for any damages sustained by Tenant as a result of Landlord’s breach; provided that in no event shall (a) Landlord be liable for indirect, consequential or punitive damages, including without limitation, any damages based on lost profits; or (b) Tenant have the right to terminate this Lease on account of a Landlord default. Tenant shall have the right to withhold, reduce or offset any amount resulting from Landlord’s default against any payments of Rent or any other charges due and payable under this Lease only after Tenant has obtained a final, non-appealable judgment against Landlord for the amount due.

In addition, if Landlord has not timely paid to Tenant all or any portion of the Allowance as and when required under Exhibit E and any such amounts remain unpaid thirty (30) days after such amounts were due, then provided Tenant has given Landlord at least ten (10) days prior written notice of the failure to timely pay such amounts, Tenant shall have the right to offset such unpaid amounts against Tenant’s Base Rent and Tenant’s Cost Allocation obligations accruing under this Lease (or as provided in Landlord’s consent to Tenant’s obligations under the Sublease, if applicable) until the entire Allowance payable to Tenant has been fully received by Tenant (either by way of payment from Landlord or credited against Tenant’s Base Rent and Tenant’s Cost Allocation or Tenant’s obligations under the Sublease, if applicable).

ARTICLE 20

LANDLORD REMEDIES AND DAMAGES

20.1Remedies. In the event of a Default, then in addition to any other rights or remedies Landlord may have at law or in equity, Landlord shall have the right, at Landlord’s option, without further notice or demand of any kind, to do any or all of the following without prejudice to any other remedy that Landlord may have:

20.1.1Terminate this Lease and Tenant’s right to possession of the Premises by giving notice to Tenant. Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may re-enter the Premises and take possession thereof and expel or remove Tenant and any other party who may be occupying the Premises, or any part, thereof, whereupon Tenant shall have no further claim to the Premises or under this Lease.

20.1.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any Default, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due.

20.1.3Without any further notice or demand, Landlord may enter upon the Premises, if necessary, without being liable for prosecution or claim for damages therefor, and do whatever Tenant is obligated to do under the terms of the Lease. Tenant agrees to reimburse Landlord on demand for any reasonable expenses that Landlord may incur in effecting compliance with Tenant’s obligations under the Lease. Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, unless caused by the gross negligence or willful misconduct of Landlord (but subject to the other limitations on Landlord’s liability set forth in this Lease). Notwithstanding anything herein to the contrary, Landlord will have no obligation to cure any Default of Tenant.

20.1.4Landlord shall at all times have the right, without prior demand or notice except as required by Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof, without the necessity of proving the inadequacy of any legal remedy or irreparable harm.

20.1.5To the extent permitted by applicable Law, Landlord shall have the right, without notice to Tenant, to change or re-key all locks to entrances to the Premises, and Landlord shall have no obligation to give Tenant notice thereof or to provide Tenant with a key to the Premises.

20.1.6The rights given to Landlord in this Article are cumulative and shall be in addition and supplemental to all other rights or remedies that Landlord may have under this Lease and under applicable Laws or in equity.

20.2Damages. Should Landlord elect to terminate this Lease or Tenant’s right to possession under the provisions above, Landlord may recover the following damages from Tenant:

20.2.1Past Rent. The worth at the time of the award of any unpaid Rent that had been earned at the time of termination; plus

20.2.2Rent Prior to Award. The worth at the time of the award of the amount by which unpaid Rent that would have been earned after termination until the time of the award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided; plus

20.2.3Rent After Award. The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the rental loss that Tenant proves could have been reasonably avoided, if any; plus

20.2.4Proximately Caused Damages. Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses (including, without limitation, reasonable attorneys’ fees), incurred by Landlord in (a) retaking possession of the Premises; (b) maintaining the Premises after Default; (c) preparing the Premises or any portion thereof for reletting to a new tenant, including, without limitation, any repairs or alterations, whether for the same or a different use; and (d) reletting the Premises, including but not limited to, advertising expenses, brokers’ commissions and fees, but only to the extent allocable to the remaining Term of this Lease).

20.2.5Other Damages. At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Law.

As used in Sections 20.2.1 and 20.2.2, the phrase “worth at the time of the award” shall be computed by adding interest on all such sums from the date when originally due at the Interest Rate. As used in Section 20.2.3, the phrase “worth at the time of the award” shall be computed by discounting the sum in question at the Federal Reserve rate promulgated by the Federal Reserve office for the district in which the Project is located, plus one percent (1%).

20.3Intentionally Omitted.

20.4No Termination. A termination of this Lease by Landlord or the recovery of possession of the Premises by Landlord or any voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not work a merger and shall at the option of Landlord, terminate all or any existing franchises or concessions, licenses, permits, subleases, subtenancies or the like between Tenant and any third party with respect to the Premises, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in same. Following a Default, Landlord shall have the right to require any subtenants to pay all sums due under their subleases directly to Landlord.

20.5Waiver of Demand and Notice. All demands for Rent and all other demands, notices and entries, whether provided for under common law or otherwise, that are not expressly required by the terms hereof, are hereby waived by Tenant. Notwithstanding the foregoing waiver of notices, Landlord may elect to serve such notices (including statutory notices) and combine such notices with any notices required under the provisions of this Lease.

20.6Waiver of Redemption. Tenant hereby waives, relinquishes and releases for itself and for all those claiming under Tenant any right of occupancy of the Premises following termination of this Lease as a result of Tenant’s Default, and any right to redeem or reinstate this Lease by order or judgment of any court or by any legal process or writ under present or future Laws, including without limitation, California Code of Civil Procedure Sections 473 and 1179, and California Civil Code Section 3275.

20.7Deficiency. If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have the right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies.

20.8Counterclaim. Tenant hereby waives any right to plead any non-mandatory counterclaim, non-mandatory offset or non-mandatory affirmative defense in any action or proceedings brought by Landlord against Tenant for the recovery of possession based upon the non-payment of Rent or any other Default. The foregoing shall not, however, be construed as a waiver of Tenant’s right to assert any claim in a separate action brought by Tenant against Landlord.

ARTICLE 21

BANKRUPTCY

21.1In the event a petition is filed by or against Tenant under the Bankruptcy Code, Tenant, as debtor and debtor in possession, and any trustee who may be appointed agree to adequately protect Landlord as follows:

21.1.1to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Rent due pursuant to this Lease;

21.1.2to perform each and every obligation of Tenant under this Lease until such time as this Lease is either rejected or assumed by order of a court of competent jurisdiction;

21.1.3to determine within one hundred twenty (120) days after the filing of such petition whether to assume or reject this Lease;

21.1.4to give Landlord at least thirty (30) days’ prior notice, unless a shorter period is agreed to in writing by the parties, of any proceeding relating to any assumption of this Lease;

21.1.5to give at least thirty (30) days’ prior notice of any vacation or abandonment of the Premises, any such vacation or abandonment to be deemed a rejection of this Lease; and

21.1.6to do all other things to benefit Landlord otherwise required under the Bankruptcy Code. This Lease shall be deemed rejected in the event of the failure to comply with any of the above.

21.2In order to provide Landlord with the assurance contemplated by the Bankruptcy Code, the following obligations must be fulfilled, in addition to any other reasonable obligations that Landlord may require, before any assumption of this Lease is effective: (a) all monetary Defaults under this Lease must be cured within ten (10) days after the date of assumption; (b) all other Defaults (other than those arising solely on account of the bankruptcy filing) must be cured within fifteen (15) days after the date of assumption; (c) all actual monetary losses incurred by Landlord (including, but not limited to, reasonable attorneys’ fees) must be paid to Landlord within ten (10) days after the date of assumption; and (d) Landlord must receive within ten (10) days after the date of assumption a security deposit in the amount of six (6) months’ Base Rent and an advance prepayment of three (3) months’ Base Rent.

21.3In the event this Lease is assumed in accordance with the requirements of the Bankruptcy Code and this Lease, and is subsequently assigned, then, in addition to any other reasonable obligations that Landlord may require and in order to provide Landlord with the assurances contemplated by the Bankruptcy Code, Landlord must be provided with (a) a financial statement of the proposed assignee prepared in accordance with generally accepted accounting principles consistently applied, though on a cash basis, which reveals a net worth in an amount sufficient, in Landlord’s reasonable judgment, to assure the future performance by the proposed assignee of Tenant’s obligations under this Lease; or (b) a written guaranty by one or more guarantors with financial ability sufficient to assure the future performance of Tenant’s obligations under this Lease, such guaranty to be in form and content satisfactory to Landlord and to cover the performance of all of Tenant’s obligations under the Lease.

21.4Neither Tenant nor any trustee who may be appointed in the event of the filing of a petition under the Bankruptcy Code shall conduct or permit the conduct of any “fire,” “bankruptcy,” “going out of business” or auction sale in or from the Premises.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

HOLDING OVER

If, after expiration of the Term, Tenant remains in possession of the Premises, Landlord may, at its option, serve notice upon Tenant that such hold over constitutes either: (a) a month-to-month tenancy upon all the provisions of this Lease (except as to Term and Base Rent); or (b) a tenancy at sufferance. If Landlord does not give said notice, Tenant’s hold over shall create a tenancy at sufferance, subjecting Tenant to all the covenants and obligations of this Lease. In either event, the monthly installments of Base Rent shall be increased to one hundred twenty-five percent (125%) of the monthly installments of Base Rent in effect at the expiration of the Term and, if such hold over continues past the date that is three (3) months after the expiration of the Term, the monthly installments of Base Rent shall be increased to one hundred fifty percent (150%) of the Base Rent in effect at the expiration of the Term. If a month-to-month tenancy is created, either party may terminate such tenancy by giving the other party at least thirty (30) days advance notice of the date of termination. Additionally, if Tenant shall hold over without the consent of Landlord, then Tenant shall also protect, defend, indemnify and hold Landlord harmless from all Claims resulting from retention of possession by Tenant, including, without limiting the generality of the foregoing, any Claims made by any succeeding tenant founded upon such failure to surrender and any lost rents and profits to Landlord resulting therefrom. The provisions of this Article shall not constitute a waiver by Landlord of any right of re-entry as otherwise available to Landlord, nor shall receipt of any rent or any other act appearing to affirm the tenancy operate as a waiver of the right to terminate this Lease for a breach by Tenant hereof.

ARTICLE 24

SURRENDER OF PREMISES

Upon the expiration or earlier termination of this Lease, Tenant shall peaceably surrender the Premises to Landlord broom-clean and in the same condition as on the date Tenant took possession (a) except for reasonable wear and tear, loss by fire or other casualty and loss by condemnation, the presence of Hazardous Materials (other than those released or emitted by Tenant or any Tenant Related Party) and repairs for which Tenant is not responsible under this Lease; and (b) with all removal, restoration and/or repairs required pursuant to Section 11.3 above and this Article 24 completed. Tenant’s Property shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that, if any of Tenant’s Property is removed, Tenant shall promptly repair any damage to the Premises or to any Building resulting from such removal. If Tenant abandons or surrenders the Premises or is dispossessed by process of law or otherwise, any of Tenant’s Property left on the Premises shall be stored and/or disposed of in accordance with Section 1980 et seq. of the California Civil Code, or any similar Laws now or hereafter in effect. If Landlord elects to remove all or any part of such Tenant’s Property, the reasonable cost of removal, storage and disposal of Tenant’s Property, including, without limitation, repairing any damage to the Premises or any Building caused by such removal, shall be paid by Tenant. On the Expiration Date, Tenant shall surrender all keys, parking cards and other means of entry to the Premises, the Buildings and the Project, and shall inform Landlord of the combinations and access codes for any locks and safes located in the Premises. It is specifically agreed that any and all telephonic, coaxial, ethernet, or other computer, word processing, facsimile, or electronic wiring (“Telecom Wiring”) and any other components of Tenant’s Telecommunications System shall be removed at Tenant’s cost at the expiration of the Term, unless Landlord has specifically requested in writing that the Telecom Wiring shall remain, whereupon the Telecom Wiring shall be surrendered with the Premises as Landlord’s property.

ARTICLE 25

BROKERAGE FEES

Tenant warrants and represents that it has not dealt with any real estate broker or agent in connection with this Lease or its negotiation except as set forth on the Lease Summary. Tenant shall indemnify, defend and hold Landlord harmless from any Claims for any compensation, commission, or fees claimed by any other real estate broker or agent claiming to represent Tenant in connection with this Lease (including but not limited to any expansions of the Premises and extensions) or its negotiation.

ARTICLE 26

NOTICES

Any notice, demand, request, consent, covenant, approval or other communication to be given by one party to the other must be in writing and (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail) (a) delivered personally; (b) mailed by certified United States mail, postage prepaid, return receipt requested (except for statements and invoices to be given in the ordinary course hereunder, which may be sent by regular U.S. Mail); or (c) sent by nationally recognized overnight courier. The effective date of notice shall be (i) for any notice delivered in person, the date of delivery; (ii) for any notice by U.S. mail, three (3) Business Days after the date of certification thereof; and (iii) for any notice by overnight courier, the next Business Day after deposit with the courier. All notices shall be delivered or addressed to the parties at their respective addresses set forth on the Lease Summary. Either party may change the address at which it desires to receive notice upon giving notice of such request to the other party in the manner provided herein. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including, without limitation, any notices required under Section 1161 of the California

Code of Civil Procedure, or any similar Laws now or hereafter in effect. When a statute requires service of a notice in a particular manner, service of that notice (or the replacement notice required by this Lease) as provided in this Article shall replace and satisfy, to the maximum extent permitted by law, the statutory service procedures, including, without limitation, those set forth in Section 1162 of the California Code of Civil Procedure, or any similar Laws now or hereafter in effect.

ARTICLE 27

INTENTIONALLY OMITTED

ARTICLE 28

SIGNAGE

28.1Subject to this Section 28.1, Tenant shall be entitled to install, at its sole cost and expense, one (1) sign on the exterior of the 5353 Building identifying the name of Tenant (the “Signage”) in a location to be mutually agreed upon by Landlord and Tenant. The graphics, materials, size, color, design, lettering, lighting (if any) and specifications of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Signage and all Signage Specifications therefor shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Signage shall be personal to the Named Tenant, any Permitted Transferee, any assignee approved by Landlord pursuant to Article 14 above and/or any subtenant leasing the entire Premises (or all of Phase 1 or Phase 2)approved by Landlord pursuant to Article 14 above, and may not be otherwise transferred. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant for the cost of such work.

Should the name of the Named Tenant change or should the Signage be transferred as set forth above, then the Signage may be modified at Tenant’s sole cost and expense to reflect the new name or the name of such Permitted Transferee, provided that such name is reasonably acceptable to Landlord, and without limiting other reasonable grounds for which Landlord may disapprove such name, Landlord may disapprove such name if it (i) relates to an entity that is of a character or reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Project or would otherwise reasonably offend an institutional landlord of an office project comparable to the Project, taking into consideration the level and visibility of such signage or (ii) causes Landlord to be in default under any lease or license with another tenant of the Project.

28.2Subject to this Section 28.2, Tenant shall be entitled, at Tenant’s sole cost and expense, install a sign panel on any of the Buildings’ monument sign (the “Monument Sign”) identifying the name of Tenant (the “Sign Panel”). The graphics, materials, size, color, design, lettering, lighting (if any), specifications of the Sign Panel (collectively, the “Sign Panel Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Sign Panel and all Sign Panel Specifications therefor shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable Laws, and all covenants, conditions and restrictions affecting the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Sign Panel and/or the Sign Panel Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Sign Panel, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Sign Panel, as well as all costs of design and construction of such Sign Panel and all other costs associated with such Sign Panel, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Sign Panel shall be personal to the Named Tenant, any Permitted Transferee, any assignee approved by Landlord pursuant to Article 14 above and/or any subtenant leasing the entire Premises approved by Landlord pursuant to Article 14 above, and may not be otherwise transferred. Should the Monument Sign or the Sign Panel require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant for the cost of such work. Notwithstanding the foregoing, Landlord hereby approves the existing Sign Panel of Tenant on the 5403 Building’s Monument Sign as it appears on the Effective Date.

Should the name of the Named Tenant change or should the Sign Panel be transferred as set forth above, then the Sign Panel may be modified at Tenant’s sole cost and expense to reflect the new name or the name of such Permitted Transferee, provided that such name is reasonably acceptable to Landlord, and without limiting other reasonable grounds for which Landlord may disapprove such name, Landlord may disapprove such name if it (i) relates to an entity that is of a character or reputation, or associated with a political orientation or a faction, that is inconsistent with the quality of the Project or would otherwise reasonably offend an institutional landlord of an office project comparable to the Project, taking into consideration the level and visibility of such Sign Panel or (ii) causes Landlord to be in default under any lease or license with another tenant of the Project.

28.3No other signage shall be permitted without the prior consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion. If Landlord grants such consent, the signage will be at Tenant’s expense. Tenant shall not affix, paint, erect, or inscribe any sign, projection, awning, signal, or advertisement of any kind to any part of the Premises, any Building or the Project, including, without limitation, the inside or outside of windows or doors, without the consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion. Landlord shall have the right to remove any signs or other matter installed without Landlord’s permission without being liable to Tenant by reason of such removal and to charge the reasonable cost of removal to Tenant, payable within ten (10) days of written demand by Landlord.

28.4Any damage to any portion of the Project upon installation, maintenance, or removal of Tenant signage shall be Tenant’s sole responsibility. Upon removal of Tenant’s signage, the area affected thereby shall be repaired and restored pursuant to Landlord’s specifications to a condition acceptable to Landlord, at Tenant’s sole expense. Upon the expiration or earlier termination of this Lease, Tenant will remove all of its signage. More specifically, with respect to the Signage and the Sign Panel (at such time as the same are removed), Tenant shall repair and/or replace, in a manner satisfactory to Landlord, the portion of any Building (and the building materials) affected by the applicable sign and its removal, so that such areas and materials are restored to a condition consistent with the remainder of the exterior of such Building.

ARTICLE 29

LENDER PROVISIONS

29.1Subordination. This Lease is subject and subordinate to all present and future ground or underlying leases of the Property and to the lien of any mortgages, deeds to secure debt or trust deeds, now or hereafter in force against the Property or any Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof (collectively, “Mortgages”), and to all advances made or hereafter to be made upon the security of such Mortgages. In the event any proceedings are brought for the foreclosure of any mortgage, deed to secure debt or trust deed, or if any ground or underlying lease is terminated, Tenant shall attorn to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be (the “Purchaser”), and recognize the Purchaser as the lessor under this Lease, which attornment shall be effective as of the date that the Purchaser acquires title to the Property, and provided that Purchaser assumes all the obligations of Landlord under this Lease; however, the Purchaser shall have the right to accept or reject such attornment upon written notice to Tenant and in no event shall such attornment be negated by a foreclosure. In no event shall Tenant have a right of offset against amounts due any Purchaser on account of any defaults by Landlord under this Lease that pre-date the time the Purchaser becomes the lessor hereunder (other than those offset rights expressly permitted under, or expressly set forth in, this Lease, including Section 19.2 above), nor shall any Purchaser be liable for any such defaults by Landlord (other than non-monetary defaults of a continuing nature). Tenant shall, within ten (10) Business Days of request by Landlord or the Purchaser (as applicable), execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any Mortgages or Tenant’s attornment to the Purchaser (as applicable). Tenant waives the provisions of any current or future statute, rule or law that may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any foreclosure proceeding or sale. Notwithstanding the provisions hereof, should any Mortgagee require that this Lease be prior rather than subordinate to its Mortgage, or require that Tenant attorn to any Purchaser, then in such event, this Lease shall become prior and superior to such Mortgage, or Tenant shall so attorn under the same conditions stated above, upon notice to that effect to Tenant from such Mortgagee. The aforesaid superiority of this Lease to any Mortgage shall be self-operative upon the giving of such notice and no further documentation other than such notice shall be required to effectuate such superiority or attornment. In the event Landlord or such Mortgagee desires confirmation of such superiority or attornment, Tenant shall, promptly upon request therefor by Landlord or such Mortgagee, and without charge therefor, execute a document acknowledging such priority or attornment obligation to the Mortgagee as Landlord in the event of foreclosure or deed in lieu thereof or termination of a ground lease. Notwithstanding anything herein to the contrary, Tenant’s subordination to any future holder of a Mortgage on the Project shall be subject to and conditioned upon such future holder executing and delivering a subordination, non-disturbance and attornment agreement in a commercially reasonable form. Within sixty (60) days after execution of this Lease, Landlord shall provide Tenant with a subordination, non-disturbance and attornment agreement from its current Mortgagee in a form attached hereto as Exhibit K.

29.2Estoppel Certificates. Within ten (10) days after written request from Landlord, Tenant shall execute and deliver to Landlord, or Landlord’s designee, a written statement certifying (a) that this Lease is unmodified and in full force and effect or is in full force and effect as modified and stating the modifications; (b) the amount of Base Rent and the date to which Base Rent and Additional Rent have been paid in advance; (c) the amount of any security deposit with Landlord; (d) whether to Tenant’s current actual knowledge Landlord is not in default hereunder and, if Landlord is claimed to be in default, stating the nature of any claimed default; and (e) such other matters as may be requested. Landlord and, any purchaser, assignee or Mortgagee may rely upon any such statement. Tenant’s failure to execute and deliver such statement within the time required shall be conclusive against Tenant (1) that this Lease is in full force and effect and has not been modified except as represented by Landlord; (2) that there are no uncured defaults in Landlord’s performance and that Tenant has no right of offset, counterclaim, or deduction against Rent; (3) not more than one (1) month’s Rent has been paid in advance; and (4) as to the truth and accuracy of any other matters set forth in the statement as submitted to Tenant.

29.3Notice and Cure Rights. Tenant agrees to notify any Mortgagee whose address has been furnished to Tenant, of any notice of default served by Tenant on Landlord. If Landlord fails to cure such default within the time provided for in this Lease, such Mortgagee shall have an additional thirty (30) days to cure such default; provided that, if such default cannot reasonably be cured within that thirty (30) day period, then such Mortgagee shall have such additional time to cure the default as is reasonably necessary under the circumstances.

29.4Changes Requested by Mortgagee. Tenant shall not unreasonably withhold its consent to changes or amendments to this Lease requested by a Mortgagee, so long as such changes do not alter this Article, the basic business terms of this Lease or otherwise materially diminish any rights or materially increase any obligations of Tenant or materially interfere with Tenant’s occupancy of the Premises.

ARTICLE 30

MISCELLANEOUS

30.1Parking. Tenant shall be permitted to park automobiles as set forth in Exhibit H. In addition to the provisions of Exhibit H, Tenant shall comply with all parking rules and regulations established by Landlord for the Project, as the same may be revised from time to time; provided, however, Tenant shall not be required to comply with any new rule or regulation unless the same does not unreasonably interfere with Tenant’ use of the Premises or the parking areas and does not materially increase the obligations, or materially decrease the rights, of Tenant under this Lease.

30.2Quiet Enjoyment. Tenant, upon paying the Rent and performing all of its obligations under this Lease, shall peaceably and quietly enjoy the Premises, subject to the terms of this Lease and to any mortgage, deed of trust, lease, or other agreement to which this Lease may be subordinated.

30.3No Air Rights. This Lease does not grant Tenant any rights to any view or to light or air over any property, whether belonging to Landlord or any other person. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project„ the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

30.4Force Majeure. Any prevention, delay, or stoppage of work to be performed by Landlord or Tenant that is due to Force Majeure shall excuse performance of the work by that party for a period equal to the duration of that prevention, delay, or stoppage. Nothing in this Section shall excuse or delay Tenant’s obligation to pay Rent or other charges under this Lease or, except as set forth in Section 3.1, delay any of Tenant’s express termination or Rent abatement rights.

30.5Accord and Satisfaction; Allocation of Payment. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent provided for in this Lease shall be deemed to be other than on account of the earliest due Rent; nor shall any endorsement or statement on any check or letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of the Rent or pursue any other remedy provided for in this Lease. In connection with the foregoing, Landlord shall have the absolute right in its sole discretion to apply any payment received from Tenant to any account or other payment of Tenant then not current and due or delinquent. Pursuant to the requirements of California Code of Civil Procedure Section 1161.1(c), as the same may be amended or re-codified or any similar or successor Law, Tenant is hereby placed on actual notice that Landlord’s acceptance of rent shall not constitute a waiver by Landlord of (a) any preceding breach by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent so accepted; or (b) any of Landlord’s rights, including but not limited to any rights Landlord may have to recover possession of the Premises or to sue for any remaining rent owed by Tenant.

30.6Attorneys’ and Other Fees. Should either party institute any action or proceeding to enforce or interpret this Lease or any provision hereof, for damages by reason of any alleged breach of this Lease or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be awarded from the other party all costs and expenses, including, without limitation, attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include reasonable attorneys’ fees, accountants fees, expert witness fees and any and all consultants and other similar fees incurred in connection with the action or proceeding and preparations therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

30.7Construction. Headings at the beginning of each Article, Section and subsection are solely for the convenience of the parties only and in no way define, limit, or enlarge the scope or meaning of this Lease. Except as otherwise provided in this Lease, all exhibits referred to herein are attached hereto and are incorporated herein by this reference. This Lease shall not be construed as if either Landlord or Tenant had prepared it, but rather as if both Landlord and Tenant had prepared it and Tenant hereby waives the provisions of California Civil Code Section 1654, as the same may be amended or re-codified or any similar or successor Law now or hereafter in effect. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

30.8Intentionally Deleted.

30.9Governing Law. This Lease shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State applicable to agreements made and to be performed wholly within the State.

30.10Consent. Unless otherwise expressly set forth herein, all consents and decisions required or permitted of Landlord hereunder shall be granted, withheld and made in Landlord’s reasonable discretion. Except for consent to a Transfer, which shall be governed by the provisions of Article 14 above, all consents and approvals required from Landlord hereunder or any request by Tenant which causes Landlord to actually incur attorneys’ and/or consultants’ fees shall be subject to the requirement that Landlord be reimbursed within thirty (30) days of Landlord’s written demand for attorneys’ and consultants’ fees and costs incurred in connection therewith, not to exceed $1,500.00 in each instance. Except for consent to a Transfer, which shall be governed by Article 14 above, Tenant shall have no claim and hereby waives the right to any claim against Landlord for money damages by reason of any refusal, withholding, or delaying by Landlord of any consent, approval, statement, or satisfaction that Landlord has agreed shall be subject to a standard of reasonableness. In such event, Tenant’s only remedy therefor shall be an action for specific performance, injunction, or declaratory judgment to enforce any right to such consent, approval, statement, or satisfaction.

30.11Authority. Tenant hereby represents and warrants to Landlord that the individual(s) executing this Lease on Tenant’s behalf are authorized to execute this Lease on Tenant’s behalf

30.12Duplicate Originals; Counterparts; Fax/Email Signatures. This Lease may be executed in any number of duplicate originals, all of which shall be of equal legal force and effect. Additionally, this Lease may be executed in counterparts, but shall become effective only after each party has executed a counterpart hereof; all said counterparts, when taken together, shall constitute the entire single agreement between the parties. This Lease may be executed by a party’s signature transmitted by facsimile (“fax”) or email, and copies of this Lease executed and delivered by means of faxed or emailed copies of signatures shall have the same force and effect as copies hereof executed and delivered with original wet signatures. All parties hereto may rely upon faxed or emailed signatures as if such signatures were original wet signatures. Any party executing and delivering this Lease by fax or email shall promptly thereafter deliver a counterpart signature page of this Lease containing said party’s original signature. All parties hereto agree that a faxed or emailed signature page may be introduced into evidence in any proceeding arising out of or related to this Lease as if it were an original wet signature page.

30.13Offer. The submission and negotiation of this Lease shall not be deemed an offer to enter the same by Landlord but the solicitation of such an offer by Tenant. Tenant agrees that its execution of this Lease constitutes a firm offer to enter the same which may not be withdrawn for a period of five (5) Business Days after delivery to Landlord (or such other period as may be expressly provided in any other agreement signed by the parties). During such period and in reliance on the foregoing, Landlord may, at Landlord’s option, proceed with any plans, specifications, alterations, or improvements, and permit Tenant to enter the Premises; but such acts shall not be deemed an acceptance of Tenant’s offer to enter this Lease, and such acceptance shall be evidenced only by Landlord’s signing and delivering this Lease to Tenant.

30.14Further Assurances. Landlord and Tenant each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transactions contemplated hereby.

30.15Financial Statements. In order to induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish Landlord, from time to time (but no more than once per calendar year), upon Landlord’s written request, with Tenant’s most recent financial statements reflecting Tenant’s financial condition. Tenant represents and warrants that all financial statements, records, and information furnished by Tenant to Landlord in connection with this Lease are true, correct, and complete in all material respects. Landlord shall keep any financial statements provided to Landlord under this Section 30.15 confidential and shall not disclose the same, other than to (i) Landlord’s legal and accounting consultants, Landlord’s property and asset managers or any prospective purchasers or lenders of the Project (and Landlord shall use commercially reasonable efforts to cause such parties to keep such financial statements confidential), or (ii) as required by Law or as may reasonably be required in the course of any judicial or governmental proceeding (including in response to a subpoena). Notwithstanding anything to the contrary herein, so long as Tenant or its direct or indirect parent company is a publicly traded corporation on a nationally recognized stock exchange, the foregoing obligation to deliver the statements shall be waived.

30.16Recording. Tenant shall not record this Lease without the prior consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

30.17Right to Lease. Landlord reserves the absolute right to create such other tenancies in the Project as Landlord shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Project.

30.18Severability. In the event any portion of this Lease shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be deemed severed from this Lease, and the remaining parts hereof shall remain in full force and effect, as fully as though such invalid, illegal or unenforceable portion had never been part of this Lease.

30.19Survival. All indemnity and other unsatisfied obligations set forth in this Lease shall survive the termination or expiration hereof.

30.20WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE, OR THE TRANSACTIONS OR MATTERS RELATED HERETO OR CONTEMPLATED HEREBY. THE PARTIES FURTHER HEREBY WAIVE THE RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED.

30.21Successors and Assigns. Subject to the terms and conditions of Article 14 of this Lease, this Lease shall apply to and bind the heirs, personal representatives, and permitted successors and assigns of the parties.

30.22Integration of Other Agreements; Amendments. This Lease sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein and supersedes all previous written or oral understandings, agreements, contracts, correspondence and documentation with respect thereto. Any oral representations or modifications concerning this Lease shall be of no force or effect. No provisions of this Lease may be amended or added to except by an agreement in writing signed by the parties or their respective successors in interest.

30.23TIME OF THE ESSENCE. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH AND EVERY TERM AND PROVISION HEREOF.

30.24Waiver. The waiver by a party of any breach of any term, covenant, or condition of this Lease shall not be deemed a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant, or condition. No delay or omission in the exercise of any right or remedy of a party shall impair such right or remedy or be construed as a waiver of any default of the other party. Consent to or approval of any act by a party requiring consent or approval of the other party shall not be deemed to waive or render unnecessary such consent to or approval of any subsequent act. Any waiver must be in writing and shall not be a waiver of any other matter concerning the same or any other provision of this Lease.

30.25No Surrender. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute an acceptance of the surrender of the Premises by Tenant before the expiration of the Term. Only a written notice from Landlord to Tenant shall constitute acceptance of the surrender of the Premises and accomplish a termination of the Lease.

30.26Number and Gender. As used in this Lease, the neuter includes masculine and feminine, the singular includes the plural and use of the word “including” shall mean “including without limitation.”

30.27Days. The term “days,” as used herein, unless otherwise specifically noted, shall mean actual days occurring, including Saturdays, Sundays and Holidays.

30.28Joint and Several Liability. If Tenant consists of two (2) or more parties, each of such parties shall be liable for Tenant’s obligations under this Lease, and all documents executed in connection herewith, and the liability of such parties shall be joint and several. Additionally, the act or signature of; or notice from or to, any one or more of such parties with respect to this Lease shall be binding upon each and all of the parties executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or signed, or given or received such notice and, in the event more than one (1) entity comprising Tenant so acts, signs or gives or receives such notice, Landlord shall be entitled to rely on the first such act, signature, or giving or receiving of notice and any subsequent act, signature or giving or receiving of notice by any additional Tenant entity(ies) shall be null and void.

30.29No Third Party Beneficiaries. Except as otherwise provided herein, no person or entity shall be deemed to be a third party beneficiary hereof, including but not limited to any brokers, and nothing in this Lease (either expressed or implied) is intended to confer upon any person or entity, other than Landlord and Tenant (and their respective nominees, successors and assigns), any rights, remedies, obligations or liabilities under or by reason of this Lease.

30.30No Other Inducements. It is expressly warranted by each of the undersigned parties that no promise or inducement has been offered except as herein set forth and that this Lease is executed without reliance upon any statement or representation of any person or party or its representatives concerning the nature and extent of damages, costs and/or legal liability therefor.

30.31Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent. Tenant hereby expressly waives the benefit of any Laws to the contrary and agrees that if Landlord fails to perform any of its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of Rent, except as otherwise expressly set forth herein.

30.32Intentionally Omitted.

30.33OFAC Compliance.

30.33.1As used herein “Blocked Party” shall mean any party or nation that (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the U.S. Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) or other similar requirements contained in the rules and regulations of OFAC (the “Order”) or in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”) or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); or (b) has been determined by competent authority to be subject to the prohibitions contained in the Orders.

30.33.2As a material inducement for Landlord entering into this Lease, Tenant warrants and represents that none of Tenant, any Affiliate of Tenant, or, to Tenant’s knowledge, any beneficial owner of Tenant or any Affiliate of Tenant, other than owners of Tenant’s publicly available stock who purchased such stock on open market (collectively, a “Tenant Owner”): (a) is a Blocked Party; (b) is owned or controlled by, or is acting, directly or indirectly, for or on behalf of, any Blocked Party; or (c) has instigated, negotiated, facilitated, executed or otherwise engaged in this Lease, directly or indirectly, on behalf of any Blocked Party. Tenant shall immediately notify Landlord if any of the foregoing warranties and representations becomes untrue during the Term.

30.33.3Tenant shall not knowingly: (a) transfer any interest in Tenant or any Tenant Owner to any Blocked Party; or (b) make a Transfer to any Blocked Party.

30.33.4If at any time during the Term (a) Tenant or any Tenant Owner becomes a Blocked Party or is convicted, pleads nolo contendere, or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering; (b) any of the representations or warranties set forth in this Section become untrue; or (c) Tenant breaches any of the covenants set forth in this Section, the same shall constitute a Default. In addition to any other remedies to which Landlord may be entitled on account of such Default, Landlord may immediately terminate this Lease and refuse to pay any Allowance or other disbursements due to Tenant under this Lease.

30.34Landlord’s Disclosure Regarding Hazardous Materials. By signing this Lease, Tenant represents that Tenant has read and understood the statutorily required disclosures, if any, of Landlord set forth in Exhibit I to this Lease, which disclosures relate to certain hazardous substances, including without limitation Hazardous Materials, known or suspected to exist at the Premises, any Building or the Project. Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge (without investigation) as of the date of this Lease, Landlord has not received any written notice that the Premises is currently in violation of any applicable Environmental Laws. Additionally, if and to the extent required by applicable Environmental Laws, Landlord shall be responsible for the removal or remediation of any Hazardous Materials on the Property in violation of any applicable Environmental Laws, except where such removal or remediation is Tenant’s responsibility pursuant to Article 7.

30.35Existing Sublease. Landlord agrees that if the Master Lease (as defined in the Sublease) is terminated prior to its expiration for any reason other than a casualty or condemnation or a default by Tenant under the Sublease, then the Phase 2 Commencement Date shall occur concurrently with the occurrence of such termination. If the Master Lease (as defined in the Sublease) is terminated due to a casualty or condemnation, then the provisions of this Lease shall be deemed to apply as between Landlord and Tenant with respect to such casualty or condemnation as if both the Phase 1 Commencement Date and the Phase 2 Commencement Date had occurred as of the date of such casualty or condemnation (e.g., Landlord and Tenant will have the same restoration obligations and termination rights as to the entire Premises upon the occurrence of such casualty or condemnation affecting Phase 2).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the panics have executed this Lease, under seal, as of the date first• above written.

LANDLORD:

BETSY ROSS PROPERTY, LLC,
Witness:	a Delaware limited liability company

	By:	/s/ Shaoyuan Wang
Date:
	Printed Name:	Shaoyuan Wang

	Title:	President

	Date:	December 13, 2019

TENANT:

SHOCKWAVE MEDICAL, INC.,
Witness:	a Delaware corporation

	By:	/s/ Douglas E. Godshall
Date:
	Printed Name:	Douglas E. Godshall

	Title:	CEO

	Date:	December 13, 2019

	Taxpayer ID No.:	27-0494101

ADDENDUM #1

LETTER OF CREDIT

A.Upon execution of this Lease, Tenant shall deliver to Landlord a letter of credit which provides by its terms that it may be drawn in Santa Clara, California, in the amount of $1,000,000 (the “Initial LC Amount”), issued by a bank approved by Landlord. On or prior to the Phase 2 Commencement Date, Tenant shall deliver to Landlord another letter of credit (or an amendment to the original letter of credit) which provides by its terms that it may be drawn in Santa Clara, California, in the amount of $500,000 (the “Additional LC Amount”, together with the Initial LC Amount, the “LC Amount”, which for the avoidance of doubt, shall mean the Initial LC Amount prior to the Phase 2 Commencement Date and shall mean collectively, the Initial LC Amount and the Additional LC Amount on and after the Phase 2 Commencement Date). Landlord hereby approves of Silicon Valley Bank as the issuing bank. Such letters of credit, together with any additional letters of credit required herein, and any renewals or replacements thereof (collectively, the “Letter of Credit”) shall be clean, unconditional, transferable, irrevocable, contain “evergreen provisions” requiring annual automatic renewal with a final expiration date not earlier than forty-five (45) days after the end of the Term and otherwise in the form attached as Appendix 1, and, in any event, subject to Landlord’s prior written approval (as determined in Landlord’s reasonable discretion).

B.Tenant shall keep the Letter of Credit in full force and effect at all times during the Term, as the same may be extended (and during any holding over by Tenant after the Term) and for not less than forty-five (45) days after the end of the Term (and any hold-over period). The Letter of Credit shall have an initial expiration date not sooner than twelve (12) months from the issuance thereof. The Letter of Credit must by its express terms automatically renew on an annual basis for additional terms of twelve (12) months with a final expiration date not earlier than forty-five (45) days after the end of the Term. If, at any time prior to the end of the Term, (i) the Letter of Credit then held by Landlord would by its terms expire, or (ii) the issuer shall notify Landlord that the Letter of Credit then held by Landlord will not be renewed, Tenant shall deliver a replacement letter of credit to Landlord in form and content identical to the Letter of Credit except as to expiration and renewal dates not later than thirty (30) days prior to the expiration of the then current Letter of Credit. Tenant shall be responsible for obtaining such replacement Letter of Credit at its sole expense. If Tenant shall fail to deliver a replacement letter of credit in strict accordance with the foregoing requirements, Landlord shall thereupon be authorized, without notice to Tenant or providing any opportunity to cure to Tenant, each and all of which are hereby irrevocably waived, to immediately draw the entire amount then remaining available under the Letter of Credit.

C.The Letter of Credit shall be issued by a commercial bank acceptable to Landlord (1) that is chartered under the laws of the United States, any State thereof or the District of Columbia, and which maintains deposits insured by the Federal Deposit Insurance Corporation; and (2) whose long-term, unsecured and unsubordinated debt obligations are rated “investment grade” by Moody’s Investors Service, Inc. (Moody’s) or Standard & Poor’s Ratings Services (S&P) or their respective successors (the “Rating Agencies”) (which shall mean Baa3 or higher by Moody’s and BBB- or higher by Standard & Poor’s), or, if not rated by the Rating Agencies, having a BauerFinancial, Inc. rating of at least four (4) stars (collectively, the “LC Issuer Requirements”). If at any time the LC Issuer Requirements are not met, Tenant shall, within ten (10) Business Days after transmittal of written notice by Landlord to Tenant, deliver to Landlord a replacement Letter of Credit in form and content identical to the Letter of Credit issued by a bank that then satisfies the LC Issuer Requirements (and Tenant’s failure to do so shall entitle Landlord to draw upon the Letter of Credit). In addition to and not in limitation or derogation of all rights and remedies accorded to Landlord upon the occurrence of a Default under this Lease and/or by applicable Law, Landlord shall thereupon be authorized, without notice to Tenant or providing any opportunity to cure to Tenant, each and all of which are hereby irrevocably waived, to immediately draw the entire amount then remaining available under the Letter of Credit.

Addendum #1—1-

D.If the issuer of any letter of credit held by Landlord is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, said Letter of Credit shall be deemed to not satisfy the LC Issuer Requirements, and Tenant shall, within ten (10) Business Days after transmittal of written notice by Landlord to Tenant, (i) deposit with Landlord in an amount equal to the LC Amount or (ii) deliver to Landlord a replacement Letter of Credit in form and content identical to the Letter of Credit issued by a bank that then satisfies the LC Issuer Requirements (and Tenant’s failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute a Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) Business Day period).

E.In the event of a transfer of Landlord’s interest in the Premises, Landlord shall transfer the Letter of Credit to the transferee and, provided the transferee assumes in writing all of Landlord’s obligations hereunder, Landlord shall thereupon and without any further agreement between the parties, be forever released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer of said Letter of Credit to a new landlord.

F.In the event of the occurrence of a Default, in addition to and not in limitation or derogation of any or all of its other remedies contained in this Lease and/or applicable Law, Landlord shall have the right (but not the obligation) to immediately draw all or any part of the amount then remaining available under the Letter of Credit. In the event of any such draw, Tenant shall forthwith provide Landlord with an additional letter of credit in an amount sufficient to restore the aggregate amounts of the Letter(s) of Credit and LC Proceeds (if any) held by Landlord to the LC Amount.

G.Landlord may use or apply the whole or any part of the amounts drawn on the Letter of Credit (the “LC Proceeds”) for the payment of Tenant’s obligations under this Lease. At Landlord’s election, any LC Proceeds not otherwise applied to amounts then due Landlord shall be held to secure the prompt, full, and faithful payment and performance by Tenant of each and all of the obligations of Tenant under this Lease. Tenant’s obligation to furnish the Letter of Credit and any use, application or retention by Landlord of all or any part of the LC Proceeds shall not be deemed in any way to constitute liquidated damages for any default by Tenant, or to limit the remedies to which Landlord is otherwise entitled under the terms of this Lease and/or applicable Law. In the event the LC Proceeds are reduced below the LC Amount by any such use or application, Tenant shall deposit with Landlord, within ten (10) days after notice, an amount sufficient to restore the amount of the LC Proceeds to the LC Amount. Landlord shall not be required to keep the LC Proceeds separate from Landlord’s general funds or pay interest on the LC Proceeds. Provided Tenant has performed all of its obligations under this Lease, any remaining portion of the LC Proceeds shall be returned to Tenant within thirty (30) days subsequent to the Expiration Date. No trust or fiduciary relationship is created herein between Landlord and Tenant with respect to the LC Proceeds. If Landlord transfers the Premises during the Term of this Lease, Landlord shall pay the LC Proceeds to Landlord’s successor-in-interest, in which event the transferring Landlord shall be released from all liability for the return of the LC Proceeds.

H.Landlord shall return the Letter of Credit to Tenant within forty-five (45) days following the expiration of the Term.

Addendum #1—2-

I.Notwithstanding the foregoing, provided that no Default then exists, Tenant shall have the right to reduce the LC Amount as follows:

Date	1st LOC	2nd LOC	Total
12/13/2019 – 8/31/2022	$1,000,000.00	$0.00	$1,000,000.00
9/1/2022 – 8/31/2023	$1,000,000.00	$500,000.00	$1,500,000.00
9/1/2023 – 8/31/2024	$887,542.40	$400,000.00	$1,287,542.40
9/1/2024 – 8/31/2025	$775,084.80	$300,000.00	$1,075,084.80
9/1/2025 – 8/31/2026	$662,627.20	$200,000.00	$862,627.20
9/1/2026 – 8/31/2027	$550,169.60	$100,000.00	$650,169.60
9/1/2027 – 12/12/2027	$437,712.00	$0.00	$437,712.00

Any such reduction of the LC Amount may be accomplished by Tenant’s delivery to Landlord of a new Letter of Credit or an amendment to the existing Letter of Credit. If Tenant elects to deliver a new Letter of Credit as aforesaid, then Landlord will promptly return to Tenant the original Letter of Credit and will use commercially reasonable efforts to coopete with Tenant in effecting the termination of such original Letter of Credit. Landlord shall also reasonably cooperate with Tenant and the issuing bank to execute any further documents required to accommodate the foregoing reductions in the LC Amount.

Addendum #1—3-

APPENDIX 1

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER

ISSUE DATE:

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

BETSY ROSS PROPERTYS, LLC

C/O ALHOUSE DEATON

230 SOUTH CALIFORNIA AVENUE, SUITE 212

PALO ALTO, CA 94306

APPLICANT:

SHOCKWAVE MEDICAL, INC.

5403 BETSY ROSS DRIVE

SANTA CLARA, CA 95054

AMOUNT:	US$[1,000,000.00(ONE MILLION AND 00/100 U.S. DOLLARS)]

EXPIRATION DATE:	SVB WILL PUT A SPECIFIC DATE HERE THAT’S 1 YEAR ISSUANCE HERE

PLACE OF EXPIRATION:	-SANTA CLARA, CALIFORNIA

DEAR SIR/MADAM:

WE HEREBY ESTABLISH IN YOUR FAVOR OUR IRREVOCABLE LETTER OF CREDIT NO.                  IN THE MAXIMUM AGGREGATE AMOUNT OF [ONE MILLION AND 00/100 US DOLLARS ($1,000,000.00)] FOR THE ACCOUNT OF SHOCKWAVE MEDICAL, INC. (TENANT). DEMANDS FOR PAYMENT UP TO THE MAXIMUM AGGREGATE AMOUNT AVAILABLE UNDER THIS LETTER OF CREDIT UPON PRESENTATION OF BENEFICIARY’S ONE OR MORE DRAFTS IN THE FORM OF ANNEX A ATTACHED HERETO SIGNED BY YOUR BENEFICIARY’S OFFICER OR IF THIS LETTER OF CREDIT IS TRANSFERRED, BY AN OFFICER OF ANY TRANSFEREE BENEFICIARY.

EACH DRAFT DRAWN HEREON SHALL BE ADDRESSED TO US, REFERENCE THIS LETTER OF CREDIT NO.                , SPECIFY THE AMOUNT OF SUCH DRAFT AND OTHERWISE BE IN THE FORM OF ANNEX A ATTACHED HERETO AND BE PRESENTED TOGETHER WITH THE FOLLOWING STATEMENT (WITH THE AMOUNT OF THE PAYMENT REQUEST AND WIRE TRANSFER INSTRUCTIONS COMPLETED):

Addendum #1—1-

“BENEFICIARY HEREBY DRAWS ON LETTER OF CREDIT NO.                   IN THE AMOUNT OF FUNDS IN RESPECT OF THIS DRAWING SHALL BE TRANSMITTED BY WIRE TRANSFER TO                  ROUTING NO.                    , ACCOUNT NO. FOR CREDIT TO THE ACCOUNT OF                        (INSERT BENEFICIARY OR TRANSFEREE) .”

NO FURTHER INFORMATION SHALL BE REQUIRED FOR ANY SUCH PAYMENT DEMAND HEREON.

PARTIAL AND MULTIPLE DRAWS ARE PERMITTED.

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER PRIOR TO 10:00 A.M. CALIFORNIA TIME, ON A BUSINESS DAY SHALL BE MADE BY BANK DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE ON THE NEXT SUCCEEDING BUSINESS DAY. PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER AFTER 10:00 A.M. CALIFORNIA TIME, ON A BUSINESS DAY SHALL BE MADE BY BANK DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE ON THE SECOND SUCCEEDING BUSINESS DAY.

AS USED HEREIN, THE PERM “BUSINESS DAY” MEANS A DAY ON WHICH WE ARE OPEN AT OUR ABOVE ADDRESS IN SANTA CLARA, CALIFORNIA TO CONDUCT OUR LETTER OF CREDIT BUSINESS AND “BUSINESS DAY” MEANS ANY DAY ON WHICH BANKS IN SANTA CLARA, CA ARE NOT AUTHORIZED OR REQUIRED BY LAW TO CLOSE.

THIS LETTER OF CREDIT SHALL INITIALLY EXPIRE ON              , 20      SUCH EXPIRATION DATE SHALL BE AUTOMATICALLY EXTENDED WITHOUT NOTICE OR AMENDMENT FOR PERIODS OF ONE (1) YEAR, BUT IN NO EVENT  LATER THAN                    20     , UNLESS AT LEAST SIXTY (60) DAYS BEFORE ANY EXPIRATION DATE, WE NOTIFY YOU BY REGISTERED MAIL OR OVERNIGHT COURIER SERVICE AT YOUR ADDRESS ABOVE, THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE THEN-CURRENT EXPIRATION DATE. UPON RECEIPT BY YOU OF SUCH NOTIFICATION, YOU MAY DRAW ON THIS LETTER OF CREDIT AS SET FORTH ABOVE, PROVIDED THAT THE AMOUNT OF YOUR DRAW SHALL NOT EXCEED THE TOTAL AMOUNT THEN AVAILABLE FOR PAYMENT HEREUNDER.

DRAW REQUESTS MAY BE SUBMITTED IN PERSON, BY COURIER, OR BY MAIL TO OUR ADDRESS STATED ABOVE.

THIS LETTER OF CREDIT IS TRANSFERABLE ONE OR MORE TIMES, BUT IN EACH INSTANCE ONLY TO A SINGLE BENEFICIARY AS TRANSFEREE AND ONLY UP TO THE THEN AVAILABLE AMOUNT, ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATION, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U. S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US AT OUR ADDRESS INDICATED IN THIS LETTER OF CREDIT TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS ANNEX “B” DULY EXECUTED. APPLICANT SHALL PAY OUR TRANSFER FEE OF ‘A OF ¼ OF 1% OF THE TRANSFER AMOUNT (MINIMUM US$250.00) UNDER THIS LETTER OF CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

Addendum #1—2-

THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES (ISP98), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

Addendum #1—3-

ANNEX A

Form of

SIGHT DRAFT

DATE:	REF. NO.:

AT SIGHT

PAY TO THE ORDER
OF	US$

“DRAWN UNDER	,		IRREVOCABLE STANDBY LETTER OF CREDIT
NUMBER NO.	DATED ,	200	’’

TO:

(INSERT NAME OF BENEFICIARY)

AUTHORIZED SIGNATURE

Addendum #1—4-

ANNEX “B”

TRANSFER FORM

DATE:

TO:	SILICON VALLEY BANK
	3003 TASMAN DRIVE	RE:	IRREVOCABLE STANDBY LETTER OF CREDIT
	SANTA CLARA, CA 95054	NO.	ISSUED BY
	ATTN:INTERNATIONAL DIVISION.		SILICON VALLEY BANK, SANTA CLARA
	STANDBY LETTERS OF CREDIT		L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SIGNATURE AUTHENTICATED
The names(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.
(BENEFICIARY’S NAME)
By:
(Name of Bank)

(Address of Bank)	Printed Name:

(City, State, Zip Code)	Title:

(Print Authorized Name and Title)

(Authorized Signature)

(Telephone Number)

Addendum #1—5-

EXHIBIT B—SITE PLAN OF PROJECT

Exhibit B, Page 1

EXHIBIT C — LEGAL DESCRIPTION

Legal Description of Property

Real property in the City of Santa Clara, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

ALL OF PARCEL 105 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, “PARCEL MAP MARRIOTT BUSINESS PARK UNIT NO. 2 IMPROVEMENT PROJECT NO. 174 BEING PORTIONS OF THE -RANCHO PASTORIA DE LAS BORREGAS AND THE RANCHO ULISTAC AND IN SECTIONS 16, T6S. R1 W, M.D.M.”, WHICH MAP WAS I-11,ED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON FEBRUARY 17, 1978 IN BOOK 413

OF MAPS, AT PAGES 13, 14 AND 15.

PARCEL TWO:

ALL OF PARCEL 106 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, “PARCEL MAP MARRIOTT BUSINESS PARK UNIT NO. 2 IMPROVEMENT PROJECT NO. 174 BEING PORTIONS OF THE RANCHO PASTORIA DE LAS BORREGAS AND THE RANCHO ULISTAC AND IN SECTIONS 16, T6S. R1W, ADM.”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF TIM COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON FEBRUARY 17, 1978 IN BOOK 413 OF MAPS, AT PAGES 13, 14 AND 15.

APN: 104-49019

Exhibit C, Page 1

EXHIBIT D - TERM CERTIFICATION

The undersigned, as Tenant, under that certain lease dated [                       ] (the “Lease”), with [                       ], as Landlord, hereby certifies as follows:

1.That the undersigned has entered into occupancy of the Premises described in the Lease.

2.That the Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way, except as follows:                                     .

3.That the Lease represents the entire agreement between the parties as to said leasing.

4.That the Commencement Date for Phase         of the Lease is:               . The Lease expires on                                  .

5.That, to Tenant’s current actual knowledge, all improvements to have been constructed or completed by Landlord have been substantially completed in a satisfactory manner and all conditions of the Lease to be performed by Landlord and necessary to the enforceability of the Lease have been satisfied.

6.That, to Tenant’s current actual knowledge, there are no defaults by either Tenant or Landlord under the Lease.

7.That no rents have been prepaid, other than as provided in the Lease.

8.That, to Tenant’s current actual knowledge, on this date there are no existing defenses or offsets, which the undersigned has against the enforcement of the Lease by Landlord.

9.That the undersigned has received set(s) of keys to Phase              on this date.

EXECUTED this            day of                                , 20      .

TENANT:

[		]
a	[ ]

By:
Printed Name:
Title:

Exhibit D, Page 1

EXHIBIT E — CONSTRUCTION

This Exhibit sets forth the terms and conditions relating to construction of the initial tenant improvements in each Construction Phase (as defined below). All references in this Exhibit to capitalized terms or “this Lease” shall mean the relevant portion of the lease to which this Exhibit is attached and of which this Exhibit forms a part.

1.Definitions.

a.“Allowance” shall mean each of the three (3) one-time tenant improvement allowances applicable to each Construction Phase in the amounts set forth on the Lease Summary, namely, the 5353 First Floor Allowance, 5353 Second Floor Allowance, and 5403 Allowance.

b. “Approved Working Drawings” shall have the meaning set forth in Exhibit E-1.

c.“Construction Phase” means the Tenant Improvements applicable to each of the 5353 Second Floor (the “5353 2nd Floor Construction Phase”), Phase 2 (the “Phase 2 Construction Phase”), and the 5353 First Floor (the “5353 1st Floor Construction Phase”; each of the 5353 2nd Floor Construction Phase, the Phase 2 Construction Phase Construction Phase and the 5353 1st Floor Construction Phase, a “Construction Phase”).

d.“Excess Costs” shall mean with respect to each Construction Phase, the Total Construction Costs for such Construction Phase in excess of the applicable Allowance for such Construction Phase.

e.“Tenant Improvements” shall mean the improvements to each Construction Phase as approved by Landlord in accordance with Exhibit E-1.

f.“Total Construction Costs” shall mean with respect to each Construction Phase, the entire cost of constructing the Tenant Improvements for such Construction Phase, including space planning and preparation of the Approved Working Drawings, permit costs, labor and materials, electrical and other utility usage during construction, additional janitorial services, trash removal, general tenant signage, related taxes and insurance costs, the fees of any construction managers and the Landlord Supervision Fee set forth in the Lease Summary, as the same may increase as a result of any change orders. Tenant acknowledges and agrees that the costs to purchase and install any of Tenant’s Property, including without limitation the portable clean rooms and machine shop, shall be not included in Total Construction Costs.

2.Allowances.

a.Tenant must request the applicable Allowance for each Construction Phase and satisfy all conditions set forth in Section 2(d) below for such Allowance before the date (i) that is thirty-six (36) months after the Phase 1 Commencement Date with respect to the 5353 First Floor Allowance and the 5353 Second Floor Allowance, and (ii) that is thirty-six (36) months after the Phase 2 Commencement Date with respect to the 5403 Allowance, or such Allowance shall be deemed forfeited with no further obligation by Landlord with respect thereto. All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord’s property. Tenant shall not be entitled to use any portion of the applicable Allowance for a Construction Phase for anything other than Total Construction Costs for such Construction Phase.

b.In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements for a Construction Phase in an amount that exceeds the Allowance applicable to such Construction Phase, and in no event shall Tenant be entitled to any excess, credit, deduction or offset against Rent for any unused portion of the applicable Allowance. The Allowance shall not be disbursed to Tenant, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Tenant Improvements is actually incurred as set forth below.

c.Intentionally deleted.

Exhibit E, Page 1

d.Landlord shall disburse the applicable Allowance proceeds upon Tenant’s written application in two installments for each Construction Phase, as follows: one-half (1/2) within thirty (30) days of written certification by Landlord’s construction manager that the work for such Construction Phase is fifty percent (50%) complete, and the balance within thirty (30) days of receipt by Landlord of lien waivers and a final certificate of occupancy for the applicable portion of the Premises for such Construction Phase; provided, that Landlord shall not be required to disburse proceeds of the 5353 Allowances prior to the date that is twelve (12) months after the Phase 1 Commencement Date. It shall be a condition to the obligation of Landlord to make such disbursements that Tenant shall have provided Landlord with appropriate requests for payment, invoices, contractors’ affidavits and sworn statements, contractors’ and subcontractors’ lien waivers, and other documents as may be reasonably required by Landlord to demonstrate the correctness of the amount requested by Tenant.

3.Amenity Space. Tenant may perform certain additions, alterations, or improvements (“Amenity Space Improvements”) to certain portions of the Common Area directly between the Buildings as approved by Landlord (“Amenity Space”). Each of Landlord and Tenant shall contribute one-half (1/2) of the total cost of such Amenity Space Improvements (“Amenity Space Cost”) up to the first Fifty Thousand Dollars ($50,000) of such costs; provided that in the event the Amenity Space Cost exceeds $50,000, Tenant shall pay the excess from the Allowance or Tenant’s other funds. Such Amenity Space Improvements shall constitute Tenant Improvements for all purposes under this Lease, including Landlord’s approval rights pursuant to this Exhibit and Tenant’s surrender obligations, except that Landlord shall maintain such Amenity Space Improvements as portions of the Common Area and as otherwise provide in this Paragraph 3.

4. 5353 Building. As part of the Tenant Improvements for the 5353 Building, Tenant, at its cost and expense, shall have the right to (and shall be required to the extent required by applicable Law): (i) update or expand the existing restrooms in the 5353 Building to meet Tenant’s intended occupancy of the Premises and to meet ADA handicapped accessibility, (ii) provide Title 24 upgrades as required by Law, (iii) provide a point-of-connection to the 5353 Building’s life-safety system to have sufficient capacity for Tenant’s life-safety devices installed in accordance with normal office occupancy requirements, and (iv) replace the HVAC system in the 5353 Building. The scope and cost of the work shall be subject to Landlord’s approval under this Exhibit.

5.Miscellaneous.

a.Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until Landlord approves the document.

6.Compliance with Laws. Tenant shall construct the Tenant Improvements in compliance with all applicable Laws (including the ADA and Title 24), including (except as provided in Section 7 of Exhibit E-1) performing any alterations to other portions of any Building or Project necessitated by the Tenant Improvements, and all costs incurred for such compliance work shall be included in the Total Construction Costs

Exhibit E, Page 2

EXHIBIT E-1 — TENANT IMPROVEMENT WORK

1.Approval of Tenant Improvements; Preparation of Working Drawings.

a.Tenant shall retain an architect/space planner approved by Landlord (“Architect”) to prepare the construction drawings for the Tenant Improvements for each Construction Phase. Tenant shall retain the engineering consultant approved by Landlord (“Engineer”) to prepare all plans and engineering working drawings related to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work to the extent necessary for such Tenant Improvements. The plans and drawings to be prepared by Architect and the Engineer hereunder shall be known collectively as the “Working Drawings.” All Working Drawings shall comply with the drawing format and specifications as determined by Landlord. It shall be the responsibility of Tenant and Architect to verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans. Notwithstanding the foregoing, Landlord hereby approves the following vendors, contractors and design professionals (including the Engineer and Architect) with respect the Tenant Improvements:

HVAC/Process Plumbing (also approved as an Engineer): Deharo Mechanical

280 Cochrane Cir, Morgan Hill, CA 95037

Electrical (also approved as an Engineer): Silver Creek Electric

280 Cochrane Cir B, Morgan Hill, CA 95037

Flooring:

East Bay Flooring

2215 National Ave, Hayward, CA 94545

Architect

Kobza2

2083 Old Middlefield Way Mountain View, CA 94043

b.Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for such Construction Phase, and the final architectural working drawings in a form that is sufficient to allow contractors to bid on the work and to obtain all applicable permits (collectively, “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Landlord shall notify Tenant whether it approves or disapproves of the submitted Final Working Drawings within five (5) Business Days after Landlord’s receipt thereof. If Landlord disapproves of such Final Working Drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval and the changes required to obtain Landlord’s approval. Tenant shall revise such Final Working Drawings to address Landlord’s objections and submit the revised Final Working Drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves or disapproves of the revised Final Working Drawings within five (5) Business Days after its receipt thereof. If Landlord again disapproves of such Final Working Drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval and the foregoing revision process shall be repeated until Landlord approves the revised Final Working Drawings. If Landlord fails to approve or disapprove of any Final Working Drawings within such five (5) Business Day period, Landlord shall be deemed to have approved such Final Working Drawings.

Exhibit E-1, Page 1

c.Landlord must have approved the Final Working Drawings (“Approved Working Drawings”) for such Construction phase prior to the commencement of the construction of the Tenant Improvements for such Construction Phase. Tenant shall reimburse Landlord for its reasonable out-of-pocket cost and expense, if any, of third-party experts Landlord may require to review any and all the Working Drawings.

2.Permits. Upon receipt of Landlord’s approval of the Approved Working Drawings for a Construction Phase, Tenant shall submit such Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary for the Tenant Improvements in such Construction Phase (“Permits”). Neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Construction Phase or Building and the obtaining of the same shall be Tenant’s responsibility; provided, however, that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any Permits.

3.Intentionally deleted.

4.Construction. Tenant shall retain contractors, on behalf of Tenant, to construct the Tenant Improvements in each Construction Phase in accordance with the Approved Working Drawings for such Construction Phase. Tenant shall notify Landlord upon completion of the Tenant Improvements, and shall, at its expense, obtain and deliver to Landlord a certificate of occupancy or other final governmental sign-off of the Tenant Improvements from the appropriate governmental authority for the Premises.

5.Time Deadlines. Tenant and Landlord shall meet upon reasonable request to discuss Tenant’s progress in connection with the construction of the Tenant Improvements and Landlord’s progress in connection with the Landlord’s Work set forth in Section 7 below.

6.Landlord Delay. The term “Landlord Delay” shall mean (i) the failure of Landlord to provide any responses required of Landlord within the time periods set forth in this Exhibit E-1 or (ii) any actual delay in Tenant’s ability to occupy the applicable portion of the Premises following completion of the applicable Construction Phase (including delays in the issuance of a certificate of occupancy or other governmental issued permit required for occupancy or completion of the applicable Construction Phase) caused by Landlord’s failure to diligently perform the Landlord’s Work set forth in Section 7 below (excluding delays caused by Force Majeure); provided, however, (1) a Landlord Delay shall not include any of the foregoing delays to the extent caused by the acts, omissions, or misconduct of Tenant or any Tenant Related Party, and (2) no Landlord Delay shall be deemed to have occurred unless Tenant has given Landlord written notice that an act or omission on the part of Landlord is about to occur or has occurred which will cause a delay in the completion of the Tenant Improvements and Landlord has failed to cure such delay within one (1) Business Day after Landlord’s receipt of such notice, in which case the number of days of delay after such notice shall be a Landlord Delay. Tenant shall be entitled to one (1) day of Base Rent abatement applicable to the portion of the Premises that includes the affected Construction Phase, for each day of Landlord Delay.

7.Landlord’s Work. Landlord shall construct promptly following the Phase 1 Commencement Date and no later than Tenant’s completion of the Tenant Improvements, and, except as provided below to the contrary, pay for the entire cost of constructing the following work (“Landlord’s Work”), at Landlord’s sole cost and expense, to Landlord's Building standard condition, using Building standard procedures, methods, materials, colors and finishes: (i) with respect to the Project, (A) maintain and deliver the parking lots, exterior lighting, landscaping, wayfinding signage, irrigation, utilities, sidewalks, and driveways in good condition, and (B) complete, maintain and update the ADA path of travel from the parking lots to the Buildings as required by applicable Laws, (ii) with respect to the Buildings, maintain and deliver the roof, exterior walls, foundation and structure of the Buildings in good condition and leak-free, and (iii) with respect to the 5353 Building, deliver the Premises broom-clean and free of prior tenant’s furniture, fixtures, equipment and possession, and provide telephone closets free of the prior tenant’s cabling. In the event that any Pre-Existing Hazardous Materials (as defined in Section 7.1 of the Lease) (other than any asbestos-containing materials (“ACMs”)) are required to be remediated under Environmental Law in connection with or as a result of the performance of the Tenant Improvements, Landlord shall perform any such

Exhibit E-1, Page 2

remediation required by applicable Environmental Law at its sole cost and expense, and, any actual delay in the completion of the Tenant Improvements or Tenant’s ability to legally occupy the Premises due to such remediation shall be deemed to be a Landlord Delay; provided that (i) if ACMs are likely to be disturbed in the course of the Tenant Improvements, Tenant shall encapsulate or remove the ACMs in accordance with an approved asbestos-removal plan and otherwise in accordance with all applicable Environmental Laws, including giving all notices required by California Health and Safety Code Sections 25915-25919.7 and (ii) if AMCs are likely to be disturbed in the course of Landlord’s Work, Landlord shall encapsulate or remove such AMCs in accordance with all applicable Environmental Laws, including giving all notices required by California Health and Safety Code Sections 25915-25919.7.

8.Additional Provisions Regarding the Performance of the Tenant Improvements.

a.Concurrently with Tenant’s submittal of the Working Drawings, Tenant shall submit (A) the names and addresses of Tenant’s proposed contractors (and said contractors’ subcontractors) and materialmen providing specialty materials to be engaged by Tenant for the Tenant Improvements (individually, a “Tenant Contractor,” and collectively, “Tenant’s Contractors”); and (B) certificates of insurance, evidencing the insurance required under this Exhibit E-1. Landlord’s review and approval of any plans and specifications for the Tenant Improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all Laws.

b.All Tenant Improvements shall be (a) performed under a valid permit when required, a copy of which shall be furnished to Landlord before commencement of construction, (b) performed in a good and workmanlike manner using only new, first class materials and Tenant shall obtain standard contractors’ warranties against defects in materials and workmanship; (c) performed in compliance with all applicable Laws, all applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters), the National Electrical Code, manufacturer’s specifications and Landlord’s construction rules and regulations attached hereto as Exhibit E-2 (the “Construction Rules”); (d) performed in such manner as not to unreasonably obstruct access to the Project or the Common Areas or the conduct of business by Landlord or other tenants in the Project; (e) diligently prosecuted to completion; (f) performed in compliance with USGBC indoor air quality standards and waste management specifications, and (g) performed by Tenant’s Contractors that are approved by Landlord.

Tenant agrees to (1) carry (or cause its general contractor to carry) Causes of Loss-Special Form Builder’s Risk or Installation Floater insurance with a limit of not less than the total cost of the Tenant Improvements, in such form and including such terms, conditions and deductibles as are acceptable to Landlord in its sole but reasonable discretion, covering the construction of such Tenant Improvements, and (2) cause all of Tenant’s Contractors to agree, in their construction contracts with Tenant, to meet all of the insurance requirements applicable to Tenant pursuant to Article 18 of the Lease (including providing the certificates of insurance required thereunder). Promptly after completion of the Tenant Improvements, Tenant shall deliver to Landlord “as-built” plans and specifications (including all working drawings) for the Tenant Improvements.

Landlord shall have the right to inspect the construction of the Tenant Improvements; however, Landlord’s failure to inspect any portion of the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights under this Exhibit E-1, nor shall Landlord’s inspection of any portion of the Tenant Improvements constitute Landlord’s approval thereof. If, as a result of Landlord’s inspection, Landlord determines any portion of the construction of the Tenant Improvements has been performed in violation of this Exhibit E-1, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.

c.The Tenant Improvements shall be and remain a part of the Premises, shall be the property of Landlord, and shall not be removed by Tenant, unless: (i) such removal is necessary to ensure that the Premises and any Building comply with applicable code at the time of surrender, including but not limited to removal of wires located in risers and plenums without raceways or conduits; (ii) if Tenant, as part of its request for Landlord’s approval of the Working Drawings or Final Working Drawings with respect to any Tenant Improvement (“TI Approval Request”); requested Landlord’s determination as to whether Landlord will require Tenant to remove such Tenant Improvement upon the expiration or earlier termination of this Lease and, in response to such request, Landlord required removal of such Tenant Improvement at the time of Landlord’s approval; or (iii) if Tenant does not request Landlord’s designation as to whether Landlord will require Tenant to remove such Tenant Improvement

Exhibit E-1, Page 3

upon the expiration or earlier termination of this Lease as part of its TI Approval Request, and Landlord notified Tenant in writing that removal would be required at least ninety (90) days prior to the Expiration Date (however, if this Lease terminates prior to the Expiration Date, such ninety (90) day period shall not apply). In each of the foregoing circumstances, Tenant shall perform such removal and repair any damage caused thereby at Tenant’s sole cost and expense prior to the expiration or earlier termination of this Lease.

d.Notwithstanding the foregoing, (1) Tenant shall have no obligation to remove any of the improvements existing in the Premises as of the date of this Lease, and (2) Landlord may only require Tenant to remove Tenant Improvements that are not customary general office improvements (which shall include, without limitation, private bathrooms and/or showers, fitness center, all equipment in any server room (including, without limitation, raised flooring, racking, wiring and cabling), fish tanks, supplemental HVAC units, vaults, internal stairwells, rolling file systems, space converted to lab space or other non-office uses, overhead roll-up doors and/or additional single or double-door exterior entrances (to the extent removal of an exterior door is required hereunder, Tenant shall restore the wall affected by such removal to the prior condition)). Except with respect to the restoration of any walls in connection with the removal of exterior doors, as indicated above, Tenant shall only be required to remove the improvements as requested by Landlord in accordance with this Section and repair damages caused by such removal. Both Landlord and Tenant acknowledge that all interior walls (including electrical, telephone cabling, and other lines therein, but excluding Telecom Wiring install by or on behalf of Tenant (which shall be removed as set forth in Article 24)), interior doors, wall and floor finishes and trim, and general duct-work (as opposed to duct-work related to Tenant’s special systems) installed or modified by Tenant as depicted in the Approved Working Drawings constitute (without limitation) general office improvements.

e.Tenant shall cause each of Tenant’s contractors to agree, in their construction contracts with Tenant, to satisfy and release (by bond or otherwise) any mechanic’s or materialman’s liens filed against the Project by any of the subcontractors engaged by such contractor within ten (10) days of such filing. Upon completion of the Tenant Improvements, Tenant shall furnish Landlord with full and final waivers of liens and contractors’ affidavits and statements, in such form as may be required by Landlord, Landlord’s title insurance company and any Mortgagee, from all parties performing labor or supplying materials or services in connection with the Tenant Improvements showing that all of said parties have been compensated in full. Before commencement of the Tenant Improvements, Tenant shall notify Landlord of the proposed date of commencement of the Tenant Improvements, and shall prepare and deliver to Landlord for Landlord’s signature a notice of non-responsibility and allow Landlord no less than seven (7) days to record and post the same. Additionally, if Tenant fails to make any payment relating to the Tenant Improvements, Landlord, at its option, may complete the Tenant Improvements and/or make such payment and Tenant shall reimburse Landlord for all costs incurred therefor within five

(5) days of Landlord’s demand.

f.Tenant agrees not to suffer or permit any lien of any mechanic or materialman to be placed or filed against the Premises, any Building or the Project due to work performed by or on behalf of Tenant. In case any such lien shall be filed, Tenant shall satisfy and release such lien of record within twenty (20) days (or such shorter period as may be required by any Mortgagee) after the earlier to occur of (a) receipt of notice thereof from Landlord; or (b) Tenant’s actual knowledge or notice of such lien filing. If Tenant shall fail to have such lien satisfied and released of record as provided herein, Landlord may, on behalf of Tenant, without being responsible for making any investigation as to the validity of such lien and without limiting or affecting any other remedies Landlord may have, pay the same and Tenant shall reimburse Landlord on demand for such amount together with any other reasonable costs of Landlord, including, without limitation, reasonable attorneys’ fees and/or Landlord shall have the right to deduct such costs from the Allowance. Notwithstanding the foregoing, Tenant shall have the right to contest any such lien claim diligently and in good faith, and during such contest shall not be obligated to pay such lien claim, provided that Tenant, at its sole cost and expense, bonds the lien, or transfers the lien from the Property to a bond, thereby freeing the Property from any claim of lien. Notwithstanding any such contest or title insurance, Tenant shall pay any such claim in full within five (5) days following the entry of an unstayed judgment or order of sale. All materialmen, contractors, artisans, mechanics, laborers and any other person now or thereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to Premises or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same.

Exhibit E-1, Page 4

Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished to or to be furnished to Tenant upon credit and that no mechanic’s lien or any other lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord in and to the Premises or the Project, or any portion thereof. Before the actual commencement of any work for which a claim or lien may be filed, Tenant shall give Landlord notice of the intended commencement date a sufficient time before that date to enable Landlord to post notices of nonresponsibility or any other notices that Landlord deems necessary for the protection of Landlord’s interest in the Premises, any Building or the Project, and Landlord shall have the right to enter the Premises and post such notices at any reasonable time.

Exhibit E-1, Page 5

EXHIBIT E-2 CONSTRUCTION RULES AND REGULATIONS

1.All contractors, subcontractors, and materialmen (“Contractor Parties”) will check in and out with Project management.

2.All Contractor Parties will be appropriately dressed to work in an office environment: shirts with sleeves (T-shirts with company name are acceptable), pants (no shorts), work shoes with socks, and whatever other clothing as may be appropriate. No torn or worn-out clothing is permitted. Contractor Parties will display a courteous demeanor towards tenants, customers, visitors and general public. No Contractor Parties shall remain in the Project after work hours.

3.All Contractor Parties shall clean the job site after meals are eaten. Alcoholic beverages and drugs are not to be brought into, or consumed in the Project. Personnel appearing to be under the influence of either alcoholic beverages or drugs will not be allowed into the Project.

4.Parking for all personnel must be arranged prior to commencement of work, and will be provided in designated areas only. Vehicles in unapproved areas will be subject to citation and towing without notice. Any parking charges are the sole responsibility of the Contractor Parties.

5.Intentionally Omitted.

6.Intentionally Omitted.

7.All Contractor Parties shall maintain the condition of docks, elevators and corridors used.

8.All materials are to be stored at the job site or in designated storage areas. No materials are to be stored in corridors or in public areas. Landlord may provide minimum secured storage for materials with prior arrangement.

9.Contractor Parties must arrange access to areas other than job site at least 24 hours in advance.

10.All work areas are to be visually and materially protected from the tenants and general public. If required by Landlord, the job site shall be sealed off from the balance of the adjoining space so as to minimize the disbursement of dirt, debris and noise.

11.Radios or other excessive noise are not permitted.

12.The use of toxic materials or odor-causing liquids must be scheduled with Landlord in advance and prior notice must be given to the tenants adjacent to the job site.

13.All non-job site areas are to be kept clean and dust free. No material residue shall be tracked through corridors or public areas.

Contractor Parties shall ensure the job site is left clean and secure at the completion of each work day. Trash and excess materials shall (a) not remain on, in, or at the job site; (b) be disposed of in bins or by truck promptly; (c) not be staged in storage at the job site in any public or adjacent areas; and (d) shall not be disposed of in the Project’s trash receptacles.

Exhibit E-2, Page 1

EXHIBIT F - BUILDING SERVICES

Subject to all Laws applicable thereto and the Rules and Regulations, Landlord agrees to furnish the following services in a manner that such services are customarily furnished to comparable projects in the area:

1.Electrical power for the Permitted Use, as determined by Landlord.

2.City water from the regular Building outlets for drinking, lavatory and toilet purposes and the Permitted Use.

3.Maintenance of the Common Areas.

4.Landlord may, from time to time, provide such on-premises courtesy personnel (who will not necessarily have any responsibilities for any security), the cost of which shall be an Operating Cost hereunder; but Landlord makes no representation or warranty, written or oral, express or implied, that any security will be provided to the Project, or if provided, what the level of that security may be. Landlord does not guarantee any level of security and is released from any responsibility for any Claims based upon assertions that Landlord failed to provide adequate security to the Project, the Premises, or otherwise.

5.Trash pick-up and sewer services.

Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, subject to Landlord’s reasonable security requirements, Force Majeure, repairs and other de-minimus interruptions.

Exhibit F, Page 1

EXHIBIT G - RULES AND REGULATIONS

1.The Common Areas shall not be obstructed by any of the tenants or used by them for any purpose other than for ingress to and egress from their respective premises. The Common Areas are not for the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord would be prejudicial to the safety, character, reputation, and interest of the Project and its tenants; provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities.

2.The Premises shall not be used for the storage of merchandise held for sale to the general public or for lodging. No cooking shall be done or permitted on the Premises except that private use by Tenant of approved microwave ovens, equipment for brewing coffee, tea, hot chocolate, and similar beverages shall be permitted, provided that such use is in accordance with all Laws.

3.Intentionally Omitted.

4.Landlord will furnish each tenant free of charge with two (2) keys to each door provided in the premises by Landlord. Landlord may make a reasonable charge for additional keys. No tenant shall have any such keys copied. No tenant shall alter any lock or install a new or additional lock or any bolt on any door of its premises, subject to the below requirements. Each tenant upon the termination of its lease shall deliver to Landlord all keys to doors in the Buildings. Tenant may install a security system in the lobby of each Building that may be unlocked using a magnetic keycard, provided that Tenant shall provide Landlord with a magnetic keycard that provides access to such Building. Should Tenant install a locking system that requires a code, such code shall be provided to Landlord in writing, and all subsequent changes to the code will be provided in writing twenty-four (24) hours prior to such change taking place.

5.Landlord shall designate appropriate entrances for deliveries or other movement to or from the premises of equipment, materials, supplies, furniture, or other property, and Tenant shall not use any other entrances for such purposes. Landlord must have approved all means or methods used to move equipment, materials, supplies, furniture, or other property in or out of any Building prior to any such movement. Landlord will not be responsible for loss of or damage to any such property from any cause, and all damage done to any Building by moving or maintaining such property shall be repaired at the expense of Tenant. Tenant shall move all freight, supplies, furniture, fixtures, and other personal property only at such times as Landlord may designate. Unattended vehicles will be towed at the vehicle owner’s expense.

6.Intentionally Omitted.

7.No animals (except for service animals) shall be brought or kept in the Premises or any Building.

8.Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Project of any person in the case of invasion, mob, riot, public excitement, or other circumstances rendering such action advisable in Landlord’s opinion. Landlord reserves the right to prevent access to the Project during the continuance of the same by such action as Landlord may deem appropriate, including closing doors.

9.Except in any clean room, surgical room or prototype area, as designated by Tenant from time to time, no curtains, draperies, blinds, shutters, shades, screens, or other coverings, hangings, or decorations shall be attached to, hung, or placed in, or used in connection with, any window of any Building. Such items shall be installed on the office side of Landlord’s standard window covering and shall in no way be visible from the exterior of any Building. Tenant shall keep window coverings closed when the effect of sunlight (or the lack thereof) would impose unnecessary loads on any Building’s heating or air condition systems.

Exhibit G, Page 1

10.Tenant shall ensure that the doors of the Premises are closed and locked and that all water faucets, water apparatus, and utilities are shut off before Tenant or Tenant’s employees leave the Premises so as to prevent waste or damage, and for any default or carelessness in this regard, Tenant shall make good all injuries sustained by other tenants or occupants of the Project or Landlord.

11.The toilet rooms, toilets, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they are constructed, no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage, or damage resulting from the violation of this rule shall be borne by the tenants who, or whose employees or invitee, shall have caused it.

12.No tenant shall sell at retail newspapers, magazines, periodicals, theater or travel tickets, or any other goods or merchandise to the general public in or on the Premises, nor shall any tenant carry on or permit any employee or other person to carry on the business of stenography, typewriting, printing, or photocopying or any similar business in or from the Premises for the service or accommodation of occupants of any other portion of the Project; nor shall the premises of any tenant be used for manufacturing of any kind, or any business or activity other than that specifically provided for in such tenant’s lease.

13.No tenant shall install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of any Building, except as approved in connection with Tenant’s construction of the Tenant Improvements or modifications or changes thereto. No TV or radio or recorder shall be played in such a manner as to cause a nuisance to any other tenant.

14.Intentionally Omitted.

15.Each tenant shall store all its trash and garbage within its premises or in exterior trash enclosures provided by a trash disposal company. Each tenant shall comply with any and all Laws regarding recycling.

16.Canvassing, soliciting, distribution of handbills, or any other written material and peddling in the Project are prohibited, and each tenant shall cooperate to prevent the same.

17.Except in a case of emergency, the requirements of tenants will be attended to only upon application in writing at the office of the Project or by facsimile transmitted to the office of the Project manager. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord.

18.Tenant shall not occupy any Building or permit any portion of any Building to be occupied for the manufacture, distribution, or direct sale of liquor, narcotics, or tobacco in any form, or as a medical office, barber shop, manicure shop, music or dance studio, or employment agency. Tenant shall not conduct in or about any Building any auction, public or private, without the prior written approval of Landlord, which consent may be withheld in Landlord’s sole discretion.

19.Intentionally Omitted.

20.Intentionally. Omitted.

21.Intentionally Omitted.

22.Intentionally Omitted.

23.Tenant will keep all doors opening to the exterior of each Building, all fire doors, and all smoke doors closed at all times.

24.Intentionally Omitted.

Exhibit G, Page 2

25.If Tenant uses the Premises after regular business hours or on non-business days Tenant shall lock any entrance doors to each Building or to the Premises used by Tenant immediately after using such doors.

26.Tenant shall not use any portion of the Premises for lodging.

27.Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

28.Tenant shall not park or attach any bicycle or motor driven cycle on or to any part of the Premises or any Building, provided that Tenant may bring non-motorized bicycles into each Building.

29.Tenant shall not install any artwork that could give an artist or any other party a right under applicable Law to prevent removal of the same.

30.This is a non-smoking facility. Smoking is prohibited within the confines of each Building in all public areas, which includes interior common area hallways and restrooms.

31.Provided Landlord acts in good faith pursuant to sound operating procedures, Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project.

32.These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the agreements, covenants, conditions, and provisions of any lease of premises in the Project.

33.Landlord reserves the right to modify the foregoing and promulgate such other rules and regulations as Landlord may from time to time decide are needed for the safety, care, or cleanliness of the Project, for the preservation of good order therein, or as changed conditions or particular circumstances may require.

Exhibit G, Page 3

EXHIBIT H - PARKING AGREEMENT

Tenant shall be provided, at no additional cost, the number of non-reserved parking spaces as set forth on the Lease Summary, in such areas or spaces as Landlord shall determine from time to time (the “Non-exclusive Parking”). The Non-exclusive Parking shall be available for use by Tenant on a “non-reserved” and “space available” basis; however, Landlord shall not allow parking in the Project in a manner that would result in overparking on a regular basis.

During the Term, the monthly rate per vehicle for any parking spaces granted Tenant shall be the then prevailing rate generally charged for such parking, which shall be free of charge during the initial Term. The parking rates charged by Landlord for Tenant’s parking passes shall be exclusive of any parking tax or other charges imposed by governmental authorities in connection with the use of such parking, which taxes and/or charges shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges concurrent with its payment of the parking rates described herein.

Tenant’s use of the parking areas serving the Project shall be subject to the following:

1.Parking shall not be permitted for Tenant or its employees in the Project over and above the number of spaces designated on the Lease Summary and any parking by Tenant or its employees in excess of such number of spaces shall be a Default under this Lease.

2.All parking areas shall be under the control of Landlord, and Tenant agrees that all Tenant Related Parties shall conform to such reasonable written parking regulations, conditions and provisions as may from time to time be prescribed by Landlord, provided the same do not increase Tenant’s obligations or decrease Tenant’s rights.

3.If Tenant is not permitted to utilize any parking space in the parking areas at any time through no direct intentional act of Landlord, then so long as Tenant is not able to utilize any such parking space (for reasons other than as a result of the negligence of any Tenant Related Party) and Landlord does not provide reasonable alternate parking, Tenant’s obligation to pay rental for any such parking space that is not provided shall be abated for so long as Tenant does not have the use of such parking space. Such abatement shall constitute full settlement of all Claims that Tenant might otherwise have against Landlord by reason of such failure or inability to provide Tenant with such parking space. Landlord agrees to use reasonable efforts to provide alternate parking for use by Tenant in reasonable proximity to the Project. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

4.Restricted and unrestricted parking areas shall include only those areas designated by Landlord as such.

5.Landlord will be entitled to utilize whatever access device Landlord deems necessary (including but not limited to the issuance of parking stickers or access cards) to assure that only those persons contracting for the use of spaces in the parking areas are using the parking spaces therein. In the event any Tenant Related Parties wrongfully park in any parking spaces, Landlord will be entitled and is hereby authorized to impose upon Tenant a charge of $25.00 for each such occurrence. Tenant hereby agrees to pay all amounts becoming due hereunder as Additional Rent upon demand therefor, and the failure to pay any such amount will additionally be deemed a Default.

6.All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one (1) vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot.

Any vehicle parked improperly may be towed away. Any Tenant Related Parties who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any Claims arising from the towing or booting of any unauthorized vehicles.

Exhibit H, Page 1

7.Tenant acknowledges and agrees that, so long as the same does not materially interfere with Tenant’s use of the Premises or parking areas, Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the parking area, or relocate Tenant’s parking spaces to other parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the parking area or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Property.

8.Landlord may delegate its responsibilities hereunder or lease the parking facilities to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to Landlord but Landlord shall not be responsible or liable for the acts or omissions of such parking operator.

Exhibit H, Page 2

EXHIBIT I - ENVIRONMENTAL DISCLOSURES

Landlord hereby discloses to Tenant that chemicals listed under the California Safe Drinking Water and Toxic Enforcement Act (Proposition 65), are used in building materials, and in products used to maintain the Property, and are emitted as a result of the activities of tenants and guests. In addition, other listed chemicals are present in some of the building materials, in products used to maintain the Property, and are emitted as a result of the activities of tenants and guests. In accordance with Proposition 65, the following warning is provided:

WARNING

THIS BUILDING CONTAINS CHEMICALS KNOWN TO THE STATE OF CALIFORNIA TO CAUSE CANCER, AND BIRTH DEFECTS AND OTHER REPRODUCTIVE HARM. THESE CHEMICALS ARE CONTAINED IN SOME BUILDING MATERIALS, IN SOME OF THE PRODUCTS AND MATERIALS USED TO MAINTAIN THE PROPERTY, AND IN EMISSIONS, FUMES, AND SMOKE FROM TENANT AND GUEST ACTIVITIES. DISTURBANCE OF OR DAMAGE TO INTERIOR SURFACES OF THE BUILDING MAY INCREASE THE POTENTIAL FOR EXPOSURE TO THESE SUBSTANCES.

(CALIFORNIA HEALTH AND SAFETY CODE §25249.5 ET SEQ.)

Tenant acknowledges that Landlord has advised Tenant that each Building contains or, because of its age, is likely to contain ACMs. If ACMs are likely to be disturbed in the course of any Alterations including Tenant Improvements, as permitted by Article 11 of the Lease, Tenant shall, in addition to complying with the requirements of Article 11, encapsulate or remove the ACMs in accordance with an approved asbestos-removal plan and otherwise in accordance with all applicable Environmental Laws, including giving all notices required by California Health and Safety Code Sections 25915-25919.7.

Exhibit I, Page 1

EXHIBIT J – EXAMPLE PERMITTED MATERIALS INDEX

Chemical Inventory Shockwave Medical Inc.

Product/Chemical Name (as on container)	Solid, Liquid, or Gas	Typical Qty,	Typical Container Size	Container Type	Reference
Lead Solder	Solid	26	100g	Plastic Spool	MSDS Binder - Onsite
Ethanol	Liquid	4	1 Gallon	Glass Bottle	MSDS Binder - Onsite
Loctite AA3526	Liquid	10	2 Gram	Tube	MSDS Binder - Onsite
Loctite AA3922	Liquid	10	2 Gram	Tube	MSDS Binder - Onsite
Loctite AA3972	Liquid	10	2 Gram	Tube	MSDS Binder - Onsite
Loctite AA3936	Liquid	10	2 Gram	Tube	MSDS Binder - Onsite
Loctite 4011	Liquid	10	2 Gram	Tube	MSDS Binder - Onsite
Loctite 3979	Liquid	10	2 Gram	Tube	MSDS Binder - Onsite
Loctite 4310	Liquid	10	2 Gram	Tube	MSDS Binder - Onsite
Loctite 3311	Liquid	10	2 Gram	Tube	MSDS Binder - Onsite

Exhibit J, Page 1

EXHIBIT J-1 — EXAMPLE HAZARDOUS MATERIALS PROCEDURES SHOCKWAVE MEDICAL

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 1 OF 16

1.	Purpose

In order to maintain a safe and healthy work environment, Shockwave Medical Inc, has developed this Injury and Illness Prevention Program (IIPP) for all employees.

Background

Awareness and use of safety measures is known to reduce accidents. Shockwave is committed to providing a safe and healthy workplace for all employees. Communication and employee participation are vital to this effort.

Shockwave has prepared this Injury and Illness Prevention Plan (IIPP) describing measures for protecting employees from occupational risks of injury or illness.

This program meets requirements of the California Code of Regulations (CCR), Title 8, §3203 of the General Industry Safety Orders (GISO).

All Shockwave employees are urged to actively participate in this program.

Note: Talk to your supervisor about activities or situations you think may be unsafe. If everyone participates, we can avoid work-place_injury and illness.

2.	Scope

Shockwave is committed to providing a safe and healthy environment for all employees. Employee safety is extremely important. To support this commitment, Shockwave has developed this IIPP.

This program complies with Senate Bill 198, as codified in the California Code of Regulations, Title 8, and Section 3203 of the General Industry Safety Orders. Included is identification and evaluation of hazards, injury and illness investigation, correction of unsafe and unhealthy work conditions and practices, training, responsibility, communication and record keeping.

3.	References

XXXXXXXXAccident Incident Report

XXXXXXXXReport Hazardous or Unsafe Conditions

XXXXXXXXHazard Correction Report

4.	Responsibilities
4.1

Shockwave will assume responsibility for the operation of an effective Injury and Illness Prevention Program. The Safety Officer is approved by the CEO of Company. The Safety Officer will be responsible for implementing the program and initiating appropriate remedial action when necessary to correct safety hazards. Shockwave may elect to delegate authority of certain elements of this program to managers or supervisors, but may not delegate the responsibility for the plan’s implementation.

4.2

Managers/supervisors are responsible for developing the proper attitudes toward safety and health for all employees. They have primary responsibility for actually establishing and maintaining programs to ensure compliance with the Injury and Illness Prevention Program, especially as it relates directly to the workplace. They are responsible for being familiar with safety and health hazards to which employees are exposed, how to recognize them, the potential effects of these hazards and rules and procedures for maintaining a safe workplace.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 1

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 2 OF 16

4.3It is Shockwave employees’ responsibilities to comply with the following:

4.3.1.	Read the OSHA/Cal OSHA poster at your job-site.
4.3.2.	Comply with any applicable OSHA/Cal OSHA Standards.
4.3.3.	Follow all your employer's safety and health standards and rules.
4.3.4.	Wear or use personal protective equipment (PPE) as required.
4.3.5.	Report any hazardous or unsafe conditions to your supervisor and/or the Safety Officer.
4.3.6.	Report any job-related injuries or illnesses to your employer and seek treatment promptly.
4.3.7.	Cooperate with the OSHA/Cal OSHA compliance officer conducting an inspection if he enquires about conditions at your job-site.
5.	Definitions

Term	Definition
Physical Hazard	Includes heavy lifting, falls, punctures, cuts, noise, electrical and thermal injuries
Ergonomic Hazard	Includes posture and repetitive motion injuries
Chemical or Biological Hazard

Includes using reagents, solvents, corrosives, and contact with Human tissue or blood. The main portals of entry into the human body are; inhalation, ingestion, injection, skin or mucous membrane contact and skin permeation

6.	General Policy

6.1Shockwave Employees have the following rights:

6.1.1.	You may obtain a copy of the OSHA/Cal OSHA Standards and other rules, regulations and requirements.
6.1.2.	Request information from your employer on safety and health hazards in your work area, precautions you need to take and what you must do if involved in an accident or exposed to toxic substances.
6.1.3.	Have your name withheld from your employer, upon request to OSHA/Cal OSHA, if you file a complaint.
6.1.4.	Be advised of OSHA/Cal OSHA actions regarding your complaint, and have an informal review, if you request it, of any decision, not to inspect.
6.1.5.

File a complaint to OSHA/Cal OSHA within 30 days if you believe you have been discriminated against because you asserted a right under the California Occupational Safety and Health Act and be notified by OSHA/Cal OSHA of its decision within 90 days of your filing.

6.1.6.	Be notified by your employer if he applies for variance (waiver) from any OSHA/Cal OSHA standard, testify at a variance hearing and appeal the final decision.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 2

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 3 OF 16

7.	Compliance
7.1

All Shockwave personnel have the responsibility for complying with company and Cal OSHA safe and healthy work practices, including applicable regulations, company policy, code of safe practices and departmental safety procedures.

7.2	Overall performance and maintenance of a safe and healthy work environment should be recognized by the department manager and noted in performance evaluations.

Employees will not be discriminated against for work-related injuries, and injuries will not be included in performance evaluations, unless the injuries were a result of an unsafe act or failure, on the part of the employee, to comply with safe and healthy work practices.

7.3

Progressive measures in accordance with the following “Disciplinary Procedures” will result when employees fail to comply with applicable regulations, company policy, programs or safety procedures. Persons not employed by Shockwave will be disciplined for unsafe practices in accordance with the policy of their agency or may be released from performing services at Shockwave. All personnel will be given instruction and an opportunity to correct unsafe behavior. Repeated failure to comply or willful and intentional non-compliance may result in disciplinary measures up to and including termination.

7.4	Disciplinary measures are required by Cal OSHA. Any employee found to be in willful violation of safety policy will be subject to disciplinary action.
7.5	General guidelines for administration of disciplinary actions are as follows:
7.5.1	First Violation -verbal warning.
7.5.2.	Second Violation – written reprimand recorded in personnel file and considered in appraisals.
7.5.3.	Third Violation – strong written reprimand, recorded in personnel file, and is accountable for job evaluation.
7.5.4.	Fourth Violation – dismissal.
7.6	These are only guidelines, as some infractions may be severe enough to justify termination with a single occurrence.
8.	COMMUNICATION
8.1

Company shall communicate with employees in a form readily understandable by all affected employees on matters related to occupational safety and health, including provisions designed to encourage employees to inform the employer of hazards at the worksite without fear of reprisal.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 3

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 4 OF 16

8.2	Company uses various communication systems to relay information to all employees on matters relating to occupational safety and health, which include:
8.2.1.

A labor/management Health and Safety Committee, which will meet at least monthly. The Health and Safety committee prepares written records of the meetings, reviews results of the periodic safety inspections, reviews investigations of accidents or exposures (except for confidential medical information) and makes suggestions to management for the prevention of future incidents, reviews alleged hazardous conditions and submits recommendations to assist in the evaluation of employee safety suggestions.

8.2.2.	Safety Presentations – Films, slides or videos on safety topics may be presented periodically.
8.2.3.	Safety Postings – These are placed in the lunchroom, labs, and other common areas.
8.2.4.	Anonymous and confidential hazard reporting
8.2.4.1.	Employees are encouraged to communicate safety concerns to their Manager/Supervisor or the safety officer without fear of reprisal.
8.2.4.2.

Report of hazardous or unsafe conditions form is available for confidential hazard reporting. It is located on the server. Any employee may use this form anonymously, or confidentially, to report a hazard or share a health and safety concern.

8.2.4.3.

If a hazard is identified, the appropriate resources will be taken to correct the problem. If the problem cannot be corrected, then employees will be instructed to vacate the area until the hazard can be corrected.

8.2.5.	Safety Suggestion Box – The Suggestion Box is in the lunchroom.

The Suggestion Box, located near Safety Bulletin Board, may encourage employees to make suggestions anonymously (if desired) without fear of reprisal.

If anonymity is not an issue, emails regarding safety may be sent to the plan navigator/Human Resources.

The Safety Officer and managers review all suggestions and recognize good ideas that can be put into action, with credit and rewards to the creator. Identification and Evaluation of Workplace Hazards

8.2.6.	A Safety Bulletin Board – Located in the lunchroom. The Safety Bulletin board will contain:
8.2.6.1.	Cal/OSHA prescribed materials such as Employee Rights under OSHA/Cal OSHA.
8.2.6.2.	Safety Committee meeting minutes, safety posters, and actions on safety suggestions.
8.2.6.3.	Other safety related items (i.e., safety forms, safety tips, etc.)
9.	THE HEALTH AND SAFETY COMMITTEE
9. 1

The function of the Health and Safety Committee is to promote communication and to establish employee interest in workplace safety and health. The Committee's membership includes representatives from both management and non-management positions. The Health and Safety Committee shall:

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 4

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 5 OF 16

9.1.1.	Meet at least monthly.
9.1.2.

Document meeting activities using the safety meeting minutes and make this information available to employees by posting the minutes. These records will be maintained by the safety officer for at least three years.

9.1.3.

Review investigation reports of occupational injuries, occupational illnesses, and exposure to hazardous substances. Where appropriate, the committee will submit recommendations to management regarding prevention of future incidents.

9.1.4.	Review employee safety suggestions discuss employee experiences in work areas and investigate reports of unsafe work practices and hazardous conditions.
9.1.5.	Review results of safety inspections to ensure that identified hazards have been corrected. The committee also has the authority to conduct its own inspection and investigation, when necessary.
9.1.6.	Verify abatement action taken by Company if the California Division of Safety and Health issues a citation and Cal/ OSHA makes such a request.
10.	SAFETY MEETINGS
10.1

Safety meetings provide an opportunity to increase safety awareness, provide training and address pertinent safety issues. Employees will be encouraged to participate and voice their safety concerns during safety meetings.

10.2	Safety Meeting minutes will be used to document safety meetings. Records will be maintained by the Safety Officer or designee.
11.	HAZARD IDENTIFICATION AND ASSESSMENT

Company works to recognize all potential and actual hazards through periodic inspections and to evaluate these through appropriate materials and activities studies.

11.1	Scheduled Safety Inspections
11.1.1.	At a minimum, annual inspections of all office areas will be conducted to detect and eliminate any hazardous conditions that may exist.
11.1.2.	At a minimum, monthly inspections of all potentially hazardous areas (warehouse, docks, etc.) will be conducted to detect and eliminate any hazardous conditions that may exist.
11.1.3.	Laboratories will be inspected at least monthly or at the Laboratory Director's discretion.
11.1.4.	Eyewash stations are checked weekly and safety showers are checked monthly for applicable expiration dates and to ensure proper function.
11.1.5.	Fire extinguishers are checked monthly and serviced annually.
11.1.6.	Weekly inspection of hazardous waste storage areas to ensure integrity of storage vessels.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 5

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 6 OF 16

11.2	Hazard Evaluation
11.2.1.

Company conducts inspections to identify hazards at a point where they can be easily eliminated and before they result in injury. Hazard evaluations report the status of periodic safety inspections and any unusual hazards that are discovered. The Safety Committee may request more frequent inspections in areas that are found to be more hazardous or where problematic trends have been identified. To evaluate hazards:

11.2.1.1.   Determine materials handled and obtain their SDS and toxicity information.

11.2. l.2.   Determine the frequency of use and personnel involved.

11.2.l.3.    Determine the conditions of the area.

11.2.1.4.   Determine personnel exposure through visual observations and environmental monitoring, if required.

11.2.1.5.   Evaluate required control devices and any potential improvements.

11.2.l.6.    Document all above findings, recommendations and actions.

12.	HAZARDS
12.1

The best control is avoiding exposure through engineering devices that minimize the release of contaminants to the work environment or through filters or barriers such as respirators, gloves, safety glasses and lab coats, which prevent chemical contact.

12.2	Follow recommendations on the manufacturers Safety Data Sheet (SDS). MSDS are located on the shared drive and with the Safety Officer.
12.3	Employees should adhere to the following:
12.3.1.	Review the SDS for health risks and safe handling of the chemical substance.
12.3.2.	Do not work alone with toxic substances.
12.3.3.	Confine all work with toxic chemicals to suitable laboratory/controlled areas (equipped with fume hoods if necessary). Adjust the sash to the level indicated on the hood for optimal face velocity.
12.3.4.	Wear personal protective equipment, including eye protection, to avoid harmful exposure to the material. Be sure to remove protective equipment before leaving the laboratory area.
12.3.5.	Wash hands immediately after working with chemicals or biological material.
12.3.6.	Smoking, eating and drinking or storing foods and beverages are never permitted in the labs or in areas where chemicals and biological materials are used or stored.
12.3.7.	Know where the spill kits and fire extinguishers are located.
12.3.8.	Chemical/Biological (hazardous) waste must be disposed of properly.

Dumping it down the drain or evaporating it in the fume hood is not acceptable.

12.3.9.

Before work begins, employees must inspect the work area for any dangerous conditions. Inform a supervisor of anything significant. Merely identifying the problem is not sufficient. A Report of Hazard or Unsafe Condition form must be completed.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 6

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 7 OF 16

12.3.10.

Latex products are not used in this laboratory and if a worker is diagnosed with an exposure allergy the laboratory will take the necessary steps as practical to the work environment to provide alternative products or re-assign the employee to a different but equivalent work responsibility.

13.	INCIDENT AND ACCIDENT INVESTIGATION
13.1

Management is responsible for investigating and documenting all accidents, incidents and near misses, even those that do not result in injury or significant damage to equipment or property. The early identification and correction of problems leading to minor incidents may prevent future injuries and property damage. Appropriate repairs and/or procedural changes will be implemented promptly to mitigate the hazards implicated in these events.

13.2

When an accident occurs, the Manager/Supervisor must assist the injured employee in completing an Accident Incident Report form or company designated insurance form within 24 hours (injury permitting or as soon as possible afterwards).

13.3	Serious accidents will also be investigated by the safety officer, appropriate management, and/or the Health and Safety Committee.
14.	HAZARD CORRECTION
14.1

It is the intent of Company to correct any unsafe or unhealthful condition as soon as it is observed or discovered. The immediate corrective action may be an expedient temporary measure, until a permanent corrective measure can be implemented.

15.	TRAINING
15.1	Safety training and information is provided to all employees under the Company IIPP.
15.2	Company will provide safety training:

15.2. 1.When the IIPP is first established and when significant changes occur.

15.2.2.	To all new employees at commencement of work assignments.
15.2.3.	To all employees given new assignments for which training has not been previously received.
15.2.4.	Whenever substances, processes or equipment represent a new hazard.
15.2.5.	When the Company becomes aware of a new or previously unrecognized hazard.
15.3	General safety to all new employees includes:
15.3.1.	Injury & Illness Prevention Program
15.3.2.	Emergency Evacuation & Fire Prevention Program, and Earthquake Emergency Procedure.
15.3.3.	Information on Company’s health and safety policies and practices
15.3.4.	Employee health and safety rights and responsibilities
15.3.5.	Provisions for medical and first aid
15.3.6.	Emergency procedures
15.3.7.	General electrical safety

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 7

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 8 OF 16

15.4	Additional health & safety training, based on job function, includes (but not limited to):
15.4.l.	Hazard Communications
15.4.2.	Hazardous Waste Management
15.4.3.	Chemical Hygiene Plan and Personal Protective Equipment
15.4.4.	Blood-borne Pathogens and Exposure Control
15.5

Many Cal/OSHA, EPA, and DOT regulations require safety training of employees if they perform certain functions, or work in certain environments. It is the responsibility of managers to identify the types of job specific safety training required for each of their employees and to see that this training is provided.

16.	RETRAINING AND RE-CERTIFICATION
16.1	Regulations and policy may require periodic retraining and re-certification. Examples are blood-borne pathogens, emergency procedures and hazardous waste management.
16.2	Company can teach safety, but only employees can practice safety. Safety education requires employee participation and compliance. Remember, the following general rules apply in all situations:
16.2.1.	No employee should undertake a job that appears to be unsafe.
16.2.2.	No employee is expected to undertake a job until he/she has received adequate safety instructions.
16.2.3.	No employee should use chemicals without fully understanding their hazards and properties.
16.2.4.	Mechanical safeguards must be kept in place.
16.2.5.	Employees must report any unsafe conditions as specified in this program.
16.2.6.	Any work-related injury or illness must be reported to Human Resources, the Safety Officer or the Manager/Supervisor.
16.2.7.	Personal protective equipment must be used when and where required. All such equipment must be properly maintained.
17.	DOCUMENTATION
17.1

Many standards and regulations of Cal/OSHA contain requirements for the maintenance and retention of records for occupational injuries and illnesses, medical surveillance, exposure monitoring, inspections, and other activities relevant to occupational health and safety. The following records will be kept on file for at least the length of time indicated below:

17.1.l.	Copies of all Safety Inspection Forms. Retain 3 years.
17.1.2.	Copies of all Hazard Identification Forms. Retain 3 years.
17.1.3.	Copies of all Accident Investigation Forms. Retain 5 years.
17.1.4.	Copies of all Safety Postings and Safety Meeting Agendas. Retain 3 years.
18.	RECORD RETENTION
18.1	Copies of training documents are retained for 3 years.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 8

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 9 OF 16

18.2

Copies of employee exposure records, or other required employee medical records are retained for 50 years after employee leaves the company. Access to employee medical records will be limited, in accordance with Cal/OSHA, HIPAA, regulations and Shockwave policies.

18.3

Human Resources or designee will ensure that these records are kept and present them to Cal/OSHA or other regulatory agency representatives if requested. Review of these records may be necessary during routine inspections to measure compliance with the Program.

19.	Physical Hazards
19.1

Traumatic Hazards involve activities that could result in an immediate injury such as punctures, scrapes, cuts, falls, being hit by, or against, objects, caught in-between objects, and other such occurrences.

19.2	Safety engineers suggest the following precautions:
19.2.1.	Falls

19.2.1.1.   Fall account for more than 30% of all injuries

19.2.1.2.   Most often caused by losing balance, tripping or slipping, falls can result in scrapes, bruises, cuts, strains, sprains, dislocations, even fractures or fatalities.

19.2.l.3.   Falls can occur on the same level or from a higher level to a lower one; obviously, height intensifies the severity of injury. To minimize injury:

Walking surfaces: must be firm, free from obstructions, holes, debris, tripping hazards (pipes, wires, ropes, cables) and spills. If the surface is a steep ramp or incline, safety/nonslip soled shoes should be worn to prevent slipping. Hand/support rails should be installed where possible.

Footwear: sturdy, comfortable shoes that fully hug the foot, with slip- resistant soles and heels that will not become lodged in floor crevices. Steel-toed shoes must be worn where falling objects could crush or penetrate the foot. Appropriate foot protection is required in areas with electrical hazards or abnormal wetness

Ladders: must conform to Cal OSHA specifications; must be inspected before each use for sturdiness and be in working order. All ladders must be nonconductive.

19.2.2.	Bruises, cuts etc.

19.2.2.1.    Can occur through contact of fast moving objects or mechanical parts with the human body. These are either "hitting by" or "hitting against", based on whether the impact is caused by an exterior agent (flying objects, piece of equipment) or by the person (putting a hand in the wrong place, running into something).

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 9

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 10 OF 16

19.2.2.2.   Depending on the force of contact, resulting injuries could be bruises, cuts, punctures, or scrapes.

19.2.2.3.   Very strong impacts may develop into stunning (and sometimes deadly) concussion, bruises, bone fractures, amputations, dismemberments, extensive internal injuries, life-threatening bleeding, etc.

19.2.2.4.    To minimize hazards:

•

Be aware of moving objects or parts in the work area. Unless working on them with proper lock– out/tag-out procedures in place, do not get to close to moving parts. Guards, bollards, signs, etc., are in place to regulate contact.

•	Prevent rushing motions that could force any part of the body into contact with fast moving hard, sharp objects.
•

Cover your body and skin if there is a possibility of being hit by flying fragments or rough surfaces. Safety glasses with solid side shields, gloves, steel – toed shoes or other equipment may be required for protection.

•	Eyes must always be protected from flying particles, filings, dusts, grit or grindings, by safety glasses with solid side shields, goggles and/or a face shield.
•

When using band tools, avoid pointing the tool toward any part of the body. Sharp points or edges should be held away from the body. Tool extensions, tongs, etc., may be used to keep body surfaces away from hazard zones.

19.2.3.	Caught-by Hazards
19.2.3.1.	These include not only a hand being caught in a gear or pinch point, but also extends to inextricable (difficult to get out of) situations, confined spaces, limited footing, infirm flooring, etc.
19.2.3.2.	To minimize injury:

•	Be aware of conditions in your work area; avoid infirm footing and unusually narrow passages or access points. If necessary, have someone stand by to facilitate•escape.
•

Make sure moving machinery with "pinch points" is guarded and/or shielded to prevent unsafe access. Machine controls must be equipped with switches or brakes to stop them before hazardous pinching can occur. Operators of machinery should always know where the Emergency Stop is located

•	Avoid loose and hanging garments, hairstyles, jewelry or swinging apparel that could get caught and drag the operator into a pinch point.
19.2.4.	Non-ionizing Radiation Hazards

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 10

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 11 OF 16

19.2.4.1.

These include X-Rays, magnetic fields, ultraviolet light, noise and vibrations, radio frequency, or microwave energies. A sign or notice at or near the hazard, as to the type and amount of energy released must identify these hazards. Filters, controlled areas, shields or barriers must be provided to prevent over exposures to personnel.

19.2.4.2.	To minimize over-exposure:
•	All non-ionizing radiation sources must be labeled, shielded and their output monitored periodically.
•	Monitoring is conducted in areas likely to receive non-ionizing radiation.
•	Estimates of personnel exposure are made frequently to confirm effectiveness of controls.
19.2.5.	Electrical Hazards
19.2.5.1.	These arise when electrical energy over 15 volts is used.
19.2.5.2.

As voltage increases, the penetrating power of electric fields and currents into the human body increases. When the current is strong enough to move through body tissues, it can cause shocks and electrical burns. If the flow crosses the heart muscle, arrhythmia and cardiac fibrillation may lead to death.

19.2.5.3.	To prevent injury:
•	Never touch live wires. Check with appropriate personnel before using any electrical device. Report any electrical shock immediately.
•

Do not attempt repairs or adjustments on live circuits. Qualified service personnel must un-plug, turn off or lockout the switch before any work is done. Electrical work in progress must be roped off and posted appropriately.

•	Electrical equipment must be internally grounded (and labeled) or have a grounding wire in the system.

o Use three-hole receptacles

o Don't force plugs

o Never cut off the grounding prongs in power cables.

•	All electrical cables and cords must be whole, and free from cracks, frays or bare scuffs. A licensed electrician must do any splicing.
•	Avoid overloading circuits, moist or wet cables, tight metal clasping or mishandling electrical equipment.
•	In case of electrical shock or electrocution, follow these procedures:
•	1. If possible, and if it is safe to do so turn off electrical supply immediately. Get assistance to contact closest First Aid Responder.
2.	Call 911 immediately

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 11

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 12 OF 16

3.	Never touch a person who has been in contact with electrical current until current is shut off at plug, circuit breaker or fuse box.
4.	Use a dry nonconductive stick (wood/plastic) to move wires or downed power lines away from victim.
5.	Do not approach if ground is wet.
6.	Check breathing. If trained, administer CPR AED Treatment if necessary.
7.	Keep the victim warm and lying down.
8.	Give victim nothing by mouth.
19.2.6.	Thermal Hazards
19.2.6.1.

These result from exposures to extreme heat that could cause heat cramps, heat exhaustion or heat stroke, or from contact with very hot (or very cold) surfaces, fluids, gases or actual flames that destroy surface tissues of skin.

19.2.6.2.	To prevent injury:
19.2.6.2.1.	Working in a hot environment (indoor or outdoor) raises the pulse rate. If you become aware of any significant increase in your pulse rate, stop work and move to a cooler area.
19.2.6.2.2.	Continuous work in a hot environment requires periodic (every half hour) cooling/rest periods. Increased air movement and increased fluid intake help to prevent heat illness.
19.2.6.2.3.	Very hot (or very cold) surfaces must be shielded and labeled to help prevent accidental contact.
19.2.6.2.4.	Burns can be avoided by not touching hot/cold surfaces. Protective gloves should be used wherever hot/cold surfaces must be handled.
19.2.6.2.5.	Extension tools/tongs also help.
19.2.6.2.6.	Upon getting a burn (hot or cold), seek immediate first aid treatment. Do not wait. Infection and/or additional inflammation could occur and increase the extent of the injury.
20.	Chemical-Hazards
20. l	These result from contact between chemical substances and the body.
20.2	All types of matter may react with body systems.
20.2.1.	Matter:
•	Solids
•	liquids
•	gases,
•	either naturally occurring or man-made
20.2.2.	Body systems:

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 12

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 13 OF 16

•	Skin • mucous membranes
•	Respiratory tract • digestive system
•	eyes • circulatory • nervous •immune, etc.
20.2.3.	To cause immediate or delayed injury or disease.
20.2.4.	The main routes of entry into the human body are:
20.2.4.1.	Inhalation (of dusts, fumes, mists, vapors, gases) into the respiratory system with potential for transfer into the circulatory system.
20.2.4.2.	Ingestion (of contaminated food, drink or saliva) into the digestive system and potential damage to the liver and/or kidneys.
20.2.4.3.	Absorption through skin and potential transfer to underlying tissues or blood vessels.
20.2.4.4.	Injection into the body via needle or sticks or skin puncture with a contaminated sharp.
20.2.5.

The best control is avoidance; using devices to minimize the release of contaminants, or using filters or barriers (gloves, safety glasses) and appropriate techniques to prevent inhalation, ingestion, absorption or injection.

20.3	Monitoring and Surveillance
20.3.1.	At Shockwave, there are only a few substances that may require occasional monitoring or surveillance.
20.3.2.	The Safety Officer reviews all SDS for chemicals with published:
•	Permissible Exposure Limits (PELs)
•	Time Weighted Averages (TWAs- concentrations that must not be exceeded during any 8-hour work shift)
•	Short Term Exposure Limits (STELs

-concentration of a substance

•	measured over a 15 minute period that must not be exceeded
•	These exposure limits may not be exceeded.
20.3.3.	The Safety Officer provides a list of substances with exposure limits to management who will determine if air monitoring is necessary to assure employees are not being over exposed.
20.3.4.	Employees must observe these general rules when working with hazardous materials:
20.3.4. 1.	Review SDS to become familiar with the nature, health risks and safe handling of any toxic substances you work with, or near.
20.3.4.2.	Never work alone when using toxic materials. Make sure someone is nearby or checks on you regularly.
20.3.4.3.	Confine all work with toxic chemicals. If working with a chemical with exposure limits, make sure this work is done inside a hood that is functioning and at required performance.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 13

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 14 OF 16

20.3.4.4.	Wear protective eyewear and gloves (PPE) to avoid harmful exposure to toxic materials. Be sure to remove PPE before leaving lab area.
20.3.4.5.	Wash hands immediately after working with toxic materials.
20.3.4.6.	No smoking, eating, drinking, applying cosmetics or lip balm and storing foods or beverages in areas where toxic materials are used or stored.
20.3.4.7.	Know where spill kits and fire extinguishers are located, how to use them and how to summon help.
20.3.4.8.

Chemical wastes, including debris like gloves, wipes and bench protectors must be disposed of properly. Putting contaminated materials in the regular trash, liquids down the drains or air evaporation of liquid residues is not permitted.

21.	Biohazards
21.I

Certain viruses and micro-organisms used in research programs are classified as biohazards or infectious agents. The U.S. Public Health Service classifies biohazards into five classes in its publication Classification of Etiologic Agents on the Basis of Hazard. Biosafety relies on a set of standard safety practices and special procedures, equipment and laboratory installations that provide physical barriers according to the estimated risk involved in handling biohazards.

21.2

The primary hazards to personnel working with infectious agents include: accidental self-inoculation, ingestion, and skin or mucous membrane exposure to infectious materials. Shockwave has policies and procedures for controlling biohazards; this IIPP does not cover these issues. Affected personnel should consult the Biosafety Officer and Shockwave’s Exposure Control Plan.

22.	Ergonomics Program
22.1	Ergonomic hazards refer to existing workplace conditions that create a risk of injury to the musculoskeletal system.
22.2	Examples of musculoskeletal injuries include:
•	Tennis elbow (an inflammation of a tendon in the elbow)
•	Carpal tunnel syndrome (a condition affecting the hand and wrist).
22.3	Ergonomic hazards include:
•	Repetitive and forceful movements
•	Vibration
•	Temperature extremes
•	Awkward postures arising from improper work methods
•	Improperly designed workstations, tools, and equipment.
22.4	Imbalances can be caused by:
•	Sudden exertions

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 14

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 15 OF 16

•	Strenuous action
•	Torsions
•	Awkward positions
•	Strenuous and/or repetitive visual adjustments
22.5	For ergonomic related issues, please notify HR to schedule an ergonomics assessment. Ergonomic-related issues will be addressed on a case-by-case basis.
22.6	How to lift:
22.6.1.	Plan ahead before lifting. Clear a path, and if lifting something with another person, make sure both agree on the plan.
22.6.2.	Lift close to your body. Be sure to have a firm grip on the object you are lifting, and keep it balanced close to your body.
22.6.3.	Feet shoulder width apart. Keep the feet about shoulder width apart and take short steps.
22.6.4.	Bend knees and keep back straight. Focus on keeping the spine straight--raise and lower by bending your knees.
22.6.5.	Tighten your stomach muscles: Tightening your abdominal muscles will hold your back in a good lifting position and will help prevent excessive force on- the spine.
22.6.6.

Lift with your legs. Your legs are stronger than your back muscles--let strength work in your favor. Lower to the ground by bending your knees, not your back. Keeping your eyes focused upwards helps to keep your back straight.

22.6.7.	If you’re straining, get help. If an object is too heavy, or awkward in shape, have someone help you.
22.7	Working posture must be relaxed, not forced. When sitting, neither slump nor stretch. Seats with lumbar support, at a comfortable distance from the work are recommended.
22.8	Have adequate lighting for the job. Avoid strong lights shining in your visual field or undue reflections from surrounding area. If necessary, wear protective glasses or shields.
22.9	Perform required job evaluations. This involves formal examination of the range of motion, determining potential ergonomic impact; and redesigning the task if repetitive motions are required.
22.10	Provide suitable aids (e.g., seats, supports, rest breaks, etc.). These must be provided, and are designed to minimize ergonomic hazards.
23.	TUBERCULOSIS (TB) EXPOSURE
23.1	Shockwave Medical, Inc. is not a health care facility and employees have no patient contact; as such employees are considered to have no risk for TB exposure.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 15

No.: SOP/WI 101	Rev.01
Title: Injury Illness Prevention Plan
Class: Standard Operating Procedure, Work Instruction	Page 16 OF 16

24.	HISTORY BLOCK

Rev	Release Date	DCO#	Reason for Revision	Doc Owner
	X/XX/XXX X	XXXX X	Initial release.

Confidential – This document is property of Shockwave Medical, Inc.

Exhibit J-1, Page 16

EXHIBIT K

FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

(See attached.)

Exhibit K

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:

PREFERRED BANK

600 California Street, Suite 550

San Francisco, California 94108

Attention: Alice Huang

5353, 5403 Betsy Ross Drive, Santa Clara, CA

APN # 104-49-019

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THISSUBORDINATION,NON-DISTURBANCEANDATTORNMENT

AGREEMENT (this “Agreement”) is entered into by and among SHOCKWAVE MEDICAL, INC., a Delaware corporation (“Tenant”), BETSY ROSS PROPERTY, LLC, a Delaware limited liability company (“Borrower”), and PREFERRED BANK (“Lender”).

RECITALS:

A.Borrower is the owner in fee simple of the real property described in Exhibit “A” attached hereto, together with the improvements thereon (the “Property”).

B.Borrower and Tenant are parties to that certain Office Lease (Net), dated December    , 2019 (as the same may have been or may hereafter be amended, modified, renewed, extended or replaced, the “Lease”) leasing to Tenant a portion of the Property (the “Premises”), as more particularly defined in the Lease.

C.Lender made a loan to Borrower (the “Loan”), which is evidenced by a Promissory Note (the “Note”) and secured by, among other things, a Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing (the “Deed of Trust”) and certain Assignments of Lessor’s Interest in Rents and Leases (the “Assignment of Rents”) encumbering the Property;

D.Lender, Borrower and Tenant desire to confirm their understanding with respect to the Lease and the Loan and the rights of Tenant and Lender thereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Subordination. The Lease and the leasehold estate created thereof, are hereby subordinated and subject to the Deed of Trust and the liens thereof and all advances and rights of Lender thereunder and to any and all renewals, modifications, consolidations and extensions thereof, as fully and as if the Deed of Trust and all of its renewals, modifications, consolidations and extensions had been executed, delivered and recorded prior to execution of the Lease. Without affecting the foregoing subordination, Lender may, from time to time: (a) extend, in whole or in part, by renewal or otherwise, the terms of payment or performance of any obligation secured by the Deed of Trust; (b) release, surrender, exchange or modify any obligation secured by the Deed of Trust, or any security for such obligation; or (c) settle or compromise any claim with respect to any obligation secured by the Deed of Trust or against any person who has given security for any such obligation. Notwithstanding the foregoing subordination, the provisions of the Lease concerning alterations and assignment and subletting shall prevail over any contrary or inconsistent provisions contained in the Deed of

Trust. In the event the consent of Lender is required before Tenant may take an action that it is otherwise permitted to take under the Lease, such consent of Lender shall not be unreasonably withheld or delayed.

2.Non-Disturbance. So long as the Lease is in effect and Tenant is not in default beyond applicable notice and cure periods under the Lease, Lender agrees for itself and its successors in interest and for any purchaser of the Property upon a foreclosure of the Deed of Trust or the sale of the Property, the Lease shall not be terminated and Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession, quiet enjoyment or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Deed of Trust shall be made subject to all rights of Tenant under the Lease. For purposes of this Agreement, a “foreclosure” shall include (but not be limited to) a sale under the power of sale contained in the Deed of Trust.

3.Attornment. After its receipt of notice from Lender or any person or entity which acquires the Property through a foreclosure (an “Acquiring Party”) of the completion of a foreclosure under the Deed of Trust or that Lender or Acquiring Party has received a conveyance of the Property in lieu of foreclosure or otherwise obtained the right to possession of the Property, Tenant will be considered to have attorned to and recognized Lender or Acquiring Party as its substitute landlord under the Lease, and Tenant’s possession, quiet enjoyment and use of the Property will not be disturbed. The foregoing provision will be self-operative, and will not require the execution of any further instrument or agreement by Tenant to effectuate the attornment and recognition. The attornment and recognition of a substitute landlord will be upon all of the terms set forth in the Lease. Notwithstanding anything to the contrary herein, if Lender or any Acquiring Party shall fail to obtain possession of the Letter of Credit (as such term is defined in the Lease) provided by Tenant to Landlord under the Lease (or any proceeds thereof), Tenant shall not be required to provide Lender or any Acquiring Party with a new or replacement Letter of Credit under the Lease unless and until any existing Letter of Credit provided by Tenant under the Lease is returned to Tenant and extinguished.

4.No Liability. Lender and Tenant agree that if Lender or any Acquiring Party shall become the owner of the Property by reason of the foreclosure of the Deed of Trust or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Lender or any Acquiring Party and Tenant upon all of the terms, covenants and conditions set forth in the Lease, provided, however, that Lender or Acquiring Party shall not be:

(a)liable for the acts or omissions of a prior landlord (including Borrower), except for defaults of a continuing nature (such as ongoing maintenance and repair obligations). Tenant shall have no right to assert the same or claim for any damages arising therefrom as an offset defense or deficiency against Lender, Acquiring Party or their successors or assigns provided that Tenant shall not be deemed to waive any claim on account of any continuing violation of the Lease occurring after such date; or

(b)bound by any rent or additional rent which is payable on a monthly basis and which Tenant might have paid for more than one (1) month in advance to any prior landlord (including Borrower), unless such prepayment is required under the Lease; or

(c)bound by any amendment or modification of the Lease which would change the term of the Lease or the fixed rent specified therein made without Lender’s prior written consent, excluding any termination of the Lease due to casualty, condemnation, Landlord default or Landlord insolvency or bankruptcy; or

(d)subject to any offsets or defenses that Tenant might have against any prior landlord (including Borrower); or

(e)bound to any representation or warranty relating to the tenant improvements or any construction or delays in construction of the tenant improvements.

Notwithstanding the foregoing, if Lender or any Acquiring Party shall become the owner of the Property by reason of the foreclosure of the Deed of Trust or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, Lender or such Acquiring Party shall be bound by the terms of the Lease relating to (i) funding of the Allowance, (ii) payment of Landlord’s share of the Amenity Space Cost, (iii) payment and performance of Landlord’s Work, (iv) Landlord Delay and (v) Tenant’s offset rights as set forth in Section 19.2 of the Lease.

5.Borrower’s Default. Tenant shall provide Lender with copies of all written notices of any default by Borrower sent to Borrower pursuant to the Lease simultaneously with the transmission of such notices to the Borrower. Lender shall have the right but not the obligation to remedy any Borrower default under the Lease, or to cause any default of Borrower under the Lease to be remedied for the greater of (i) the same time period a Borrower as set forth in the Lease, or (ii) 15 days after Lender’s receipt of written notice of default. Tenant shall accept performance by Lender of any term, covenant, condition or agreement to be performed by Borrower under the Lease with the same force and effect as though performed by Borrower.

6.Rent. Tenant hereby agrees to and with Lender that upon receipt from Lender of a demand by Lender under the Assignment of Rents, Tenant will pay to Lender directly all rents, additional rents, and other sums due under the Lease. In the event of the foregoing, Borrower hereby authorizes Tenant to pay to Lender directly all rents, additional rents, and other sums due under the Lease and Borrower hereby agrees that any such rents paid to Lender shall be deemed to be payment made to Borrower in satisfaction of Tenant’s obligations under the Lease.. In addition, Borrower hereby indemnifies and holds Tenant harmless from and against any and all claims, causes of actions, demands, liabilities and losses of any kind or nature, including but not limited to attorney’s fees and expenses, sustained by Tenant as a result of its payment of the Rent, additional rents, and other sums due under the Lease directly to Lender in accordance with the terms and conditions hereof.

7.Limitation of Liability. Lender shall not, solely by virtue of the Deed of Trust, the Assignment of Rents or this Agreement, be or become a mortgagee-in-possession. Lender shall not be subject to any liability or obligation under the Lease until Lender shall have acquired the interest of Borrower in the Premises or the Property, by foreclosure or otherwise. In addition, upon such acquisition, Lender shall have no obligation, nor incur any liability, beyond Lender’s then equity interest, if any, in the Property (including any rent, income, condemnation and sales proceeds), and Tenant shall look solely to such interest of Acquiring Party or Lender in the Property and not to any other assets of Acquiring Party or Lender.

8.Notice. All notices or other written communications hereunder shall be deemed to have been properly given if given in accordance with the provisions of the Lease and addressed as follows:

If to Borrower:	BETSY ROSS PROPERTY, LLC c/o 230 California Avenue, Ste. 212 Palo Alto‚ California 94306 Attention: Property Manager

If to Tenant:	SHOCKWAVE MEDICAL, INC. 5403 Betsy Ross Drive Santa Clara, CA 95054 Attention: General Counsel

If to Lender:	PREFERRED BANK 600 California Street, Suite 550 San Francisco, California 94108 Attention: Ms. Alice Huang Facsimile: (415) 230-3280

or to such other address in the United States as such party from may from time to time designate by written notice to the other parties.

9.Insurance and Condemnation Proceeds. Notwithstanding anything to the contrary in the Dede of Trust, Lender shall make all insurance proceeds and condemnation awards received by it available for repair and restoration of the Premises to the extent necessary for Landlord and Tenant to fulfill their repair and restoration obligations under the Lease.

10.Miscellaneous.

(a)In the event of any conflict or inconsistency between the provisions of this Agreement and the Lease, the provisions of this Agreement shall govern.

(b)This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

(c)The captions appearing under the paragraph number designations of this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions of this Agreement.

(d)If any portion or portions of this Agreement shall be held invalid or inoperative, then all of the remaining portions shall remain in full force and effect and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion or portions held to be invalid or inoperative.

(e)This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f)This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, but all of which, collectively and separately, shall constitute one and the same agreement.

(g)This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by all the parties hereto, or if the Note is paid in full, this Agreement shall automatically terminate.

(h)This Agreement cannot be altered, modified, amended, waived, extended, changed, discharged or terminated orally or by any act on the part of Tenant, Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any alteration, modification, amendment, waiver, extension, change, discharge or termination is sought.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth adjacent to their signatures below to be effective as of the date of the Deed of Trust.

“TENANT”:

SHOCKWAVE MEDICAL, INC.,

a Delaware corporation

By

Its

“BORROWER”:	“LENDER”:
BETSY ROSS PROPERTY, LLC, a Delaware limited liability company	Preferred Bank

By TG USA Development Corp.	By
its Member
Its

By

Its

ACKNOWLEDGEMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
) ss.
County of	)

On         , 20   , before me,                                                                      , a Notary Public, personally appeared                                                      , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[Affix seal here]

Signature of Notary Public

ACKNOWLEDGEMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
) ss.
County of	)

On                  , 20    , before me,                                                      , a Notary Public, personally appeared                                                     , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[Affix seal here]

Signature of Notary Public

ACKNOWLEDGEMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California	)
) ss.
County of	)

On         , 20        , before me,                                             , a Notary Public, personally appeared                                         , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[Affix seal here]

Signature of Notary Public

EXHIBIT A

Description of Property

For APN/Parcel ID(s): 104-49-019

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF SANTA CLARA, COUNTY OF SANTA CLARA, STATE OF CALIFORNIA AND IS DESCRIBED AS FOLLOWS:

PARCEL ONE:

ALL OF PARCEL 105 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, “PARCEL MAP MARRIOTT BUSINESS PARK UNIT NO. 2 IMPROVEMENT PROJECT NO. 174 BEING PORTIONS OF THE RANCHO PASTORIA DE LAS BORREGAS AND THE RANCHO ULISTAC AND IN SECTIONS 16, T6S. R1W, M.D.M.’’, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON FEBRUARY 17, 1978 IN BOOK 413 OF MAPS, AT PAGES 13, 14 AND 15.

PARCEL TWO:

ALL OF PARCEL 106 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, “PARCEL MAP MARRIOTT BUSINESS PARK UNIT NO. 2 IMPROVEMENT PROJECT NO. 174 BEING PORTIONS OF THE RANCHO PASTORIA DE LAS BORREGAS AND THE RANCHO ULISTAC AND IN SECTIONS 16, T6S. R1W, M.D.M.”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON FEBRUARY 17, 1978 IN BOOK 413 OF MAPS, AT PAGES 13, 14 AND 15.